Exhibit 10.1

EXECUTION VERSION

SECOND AMENDMENT

Dated as of April 27, 2020

to the

FIFTH AMENDED AND RESTATED CREDIT AGREEMENT

among

AVIS BUDGET HOLDINGS, LLC,

AVIS BUDGET CAR RENTAL, LLC,

as Borrower,

AVIS BUDGET GROUP, INC.,

The Subsidiary Borrowers from Time to Time Parties Hereto,

The Several Lenders from Time to Time Parties Hereto,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

DEUTSCHE BANK SECURITIES INC.,

as Syndication Agent,

CITIBANK, N.A.,

BANK OF AMERICA, N.A.,

BARCLAYS BANK PLC,

and

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK,

as Co - Documentation Agents,

Dated as of February 13, 2018

SECOND AMENDMENT

SECOND AMENDMENT, dated as of April 27, 2020 (this “Amendment”), among AVIS BUDGET HOLDINGS, LLC (“Holdings”), AVIS BUDGET CAR RENTAL, LLC (the “Borrower”), the Lenders party hereto and JPMORGAN CHASE BANK, N.A. (“JPMorgan”), as administrative agent (in such capacity, the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, reference is hereby made to the Fifth Amended and Restated Credit Agreement dated as of February 13, 2018 (as amended by the First Amendment, dated as of February 6, 2020, and as otherwise heretofore amended, supplemented or otherwise modified from time to time, the “Existing Credit Agreement” and, as amended by this Amendment and as further amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among others, Holdings, the Borrower, Avis Budget Group, Inc., the subsidiary borrowers from time to time parties thereto, the several lenders from time to time parties thereto (the “Lenders”) and the Administrative Agent; and

WHEREAS, pursuant to Section 10.1 of the Existing Credit Agreement, the Borrower has requested to amend certain provisions of the Existing Credit Agreement, and the Administrative Agent and the Required Lenders have agreed, upon the terms and subject to the conditions set forth herein, to amend those certain provisions of the Existing Credit Agreement as set forth herein;

NOW, THEREFORE, in consideration of the premises contained herein, the parties hereto agree as follows:

SECTION 1.    Defined Terms. Unless otherwise defined herein, capitalized terms are used herein as defined in the Credit Agreement as amended hereby.

SECTION 2.    Amendments of the Existing Credit Agreement.

(a)    The Existing Credit Agreement is hereby amended in accordance with Exhibit A hereto: (i) by deleting each term thereof which is lined out and (ii) by inserting each term thereof which is double underlined, in each case in the place where such term appears therein.

(b)    Each of Schedule 1.1F and Schedule 6.10 to the Existing Credit Agreement is hereby amended and restated in its entirety as set forth in Exhibit B hereto.

(c)    The form of certificate attached hereto as Exhibit C is hereby added to the Existing Credit Agreement as Exhibit J thereto.

(d)    Each amendment of the Existing Credit Agreement set forth in this Section 2 is subject to the satisfaction of the conditions set forth in Section 5 of this Amendment.

SECTION 3.    Amendment and Restatement of the Guarantee and Collateral Agreement. Each Lender party hereto consents to the amendment and restatement of the Guarantee and Collateral Agreement in substantially the form attached hereto as Exhibit D as set forth in Schedule 6.10 to the Credit Agreement.

SECTION 4.    Representations and Warranties. On and as of the date hereof, the Borrower hereby confirms, reaffirms and restates that each of the representations and warranties set forth in Section 4 of the Credit Agreement are, after giving effect to this Amendment, true and correct in all material respects except to the extent that such representations and warranties expressly relate solely to a specific earlier date, and except for any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect,” or similar language, in which case the Borrower hereby confirms, reaffirms and restates that such representations and warranties are true and correct in all respects.

SECTION 5.    Conditions to Effectiveness. The effectiveness of this Amendment is subject to the satisfaction of each of the following conditions (the date on which such conditions are satisfied, the “Second Amendment Effective Date”):

(a)    The Administrative Agent shall have received a counterpart of this Amendment, executed and delivered by a duly authorized officer of Holdings and the Borrower.

(b)    The Administrative Agent shall have received a counterpart of this Amendment, executed and delivered by Lenders constituting the Required Lenders.

(c)    The Administrative Agent shall have received (i) a Guarantee and Collateral Acknowledgement substantially in the form attached hereto as Exhibit E, executed and delivered by each Loan Party (other than ABG) and (ii) a Guarantee Acknowledgement substantially in the form attached hereto as Exhibit F, executed and delivered by ABG.

(d)    To the extent the Borrower qualifies as a “legal entity customer” under 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), at least five days prior to the Second Amendment Effective Date, any Lender that has requested, in a written notice to the Borrower at least ten days prior to the Second Amendment Effective Date, a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation (a “Beneficial Ownership Certification”) in relation to the Borrower shall have received such Beneficial Ownership Certification.

(e)    The Administrative Agent shall have received all fees required to be paid to the Administrative Agent and the Lenders in connection herewith, accrued reasonable and documented out-of-pocket costs and expenses (including, to the extent invoiced in advance, reasonable legal fees and out-of-pocket expenses of one firm of counsel) and other compensation due and payable to the Administrative Agent and the Lenders on or prior to the Second Amendment Effective Date.

(f)    No Default or Event of Default shall have occurred and be continuing or would immediately result from this Amendment.

(g)     Each of the representations and warranties set forth in Section 4 of the Credit Agreement (as amended by this Amendment) shall be true and correct in all material respects (and in all respects if any such representation and warranty is qualified by materiality) on and as of the Second Amendment Effective Date as if made on such date, except to the extent that such representations and warranties expressly relate solely to a specific earlier date (in which case such representations and warranties are true and correct in all material respects as of such earlier date and in all respects if any such representation and warranty is qualified by materiality).

(h)    The Administrative Agent shall have received a certificate from a Responsible Officer of the Borrower stating the Borrower’s compliance with the conditions set forth in clauses (f) and (g) above of this Section 5.

SECTION 6.    Continuing Effect; No Other Amendments or Consents.

(a)    Except as expressly provided herein, all of the terms and provisions of the Existing Credit Agreement are and shall remain in full force and effect. The amendments provided for herein are limited to the specific subsections of the Existing Credit Agreement specified herein and shall not constitute a consent, waiver or amendment of, or an indication of the Administrative Agent’s or the Lenders’ willingness to consent to any action requiring consent under any other provisions of the Existing Credit Agreement or the same subsection for any other date or time period. Upon the effectiveness of the amendments set forth herein, on and after the Second Amendment Effective Date, each reference in the Credit Agreement to “this Agreement,” “the Agreement,” “hereunder,” “hereof” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to “Credit Agreement,” “thereunder,” “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as amended hereby.

(b)    This Amendment shall not extinguish the obligations for the payment of money outstanding under the Credit Agreement or any other Loan Document or discharge or release the Lien or priority of any Security Document or any other security therefor. Nothing herein contained shall be construed as a substitution or novation of the obligations outstanding under the Credit Agreement, the Security Documents or the other Loan Documents or a novation of the Credit Agreement or any other Loan Document. The obligations outstanding under or of the Credit Agreement and instruments securing the same shall remain in full force and effect, except to any extent expressly modified hereby. Nothing implied in this Amendment or in any other document contemplated hereby shall be construed as a release or other discharge of any of the Loan Parties under any Loan Document from any of its obligations and liabilities as a borrower, guarantor, grantor or pledgor under any of the Loan Documents.

(c)    The Borrower and the other parties hereto acknowledge and agree that this Amendment shall constitute a Loan Document.

SECTION 7.    Expenses. The Borrower agrees to pay and reimburse the Administrative Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the preparation and delivery of this Amendment, and any other documents prepared in connection herewith and the transactions contemplated hereby, including, without limitation, the reasonable fees and disbursements of one firm of counsel to the Administrative Agent in accordance with the terms in the Credit Agreement.

SECTION 8.    Counterparts. This Amendment may be executed in any number of counterparts by the parties hereto (including by facsimile and electronic (e.g. “.pdf”, or “.tif”) transmission), each of which counterparts when so executed shall be an original, but all the counterparts shall together constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Amendment by telecopy, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Amendment. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Amendment and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Administrative Agent to accept electronic signatures in any form or format without its prior written consent.

SECTION 9.    GOVERNING LAW. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

AVIS BUDGET HOLDINGS, LLC

By:	/s/ David T. Calabria
	Name:	David T. Calabria
	Title:	Senior Vice President and Treasurer

AVIS BUDGET CAR RENTAL, LLC

By:	/s/ David T. Calabria
	Name:	David T. Calabria
	Title:	Senior Vice President and Treasurer

[Signature Page – Second Amendment to Avis Fifth Amended and Restated Credit Agreement]

JPMORGAN CHASE BANK, N.A., as Administrative Agent and as a Lender

By:	/s/ Robert P. Kellas
	Name:	Robert P. Kellas
	Title:	Executive Director

[Signature Page – Second Amendment to Avis Fifth Amended and Restated Credit Agreement]

EXHIBIT A

Amended Credit Agreement

(Attached)

EXHIBIT A

FIFTH AMENDED AND RESTATED CREDIT AGREEMENT1

among

AVIS BUDGET HOLDINGS, LLC,

AVIS BUDGET CAR RENTAL, LLC,

as Borrower,

AVIS BUDGET GROUP, INC.,

The Subsidiary Borrowers from Time to Time Parties Hereto,

The Several Lenders from Time to Time Parties Hereto,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

DEUTSCHE BANK SECURITIES INC.

as Syndication Agent,

CITIBANK, N.A.,

BANK OF AMERICA, N.A.,

BARCLAYS BANK PLC,

and

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK

as Co - Documentation Agents,

Dated as of February 13, 2018

JPMORGAN CHASE BANK, N.A.,

CITIGROUP GLOBAL MARKETS INC.,

DEUTSCHE BANK SECURITIES INC.,

and

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

as Joint Lead Arrangers and Joint Bookrunners in respect of the Revolving Facility

JPMORGAN CHASE BANK, N.A.,

CITIBANK, N.A.,

DEUTSCHE BANK SECURITIES INC.,

and

MORGAN STANLEY SENIOR FUNDING, INC.

as Joint Lead Arrangers and Joint Bookrunners in respect of the Tranche B Term Facility

[1]	As amended by the First Amendment, dated as of February 6, 2020, and the Second Amendment, dated as of April 27, 2020.

TABLE OF CONTENTS

Page
SECTION 1.	DEFINITIONS	1

1.1	Defined Terms	1
1.2	Other Definitional Provisions	~~37~~40
1.3	Letter of Credit Amounts	~~38~~41
1.4	Limited Condition Acquisitions	~~38~~41
1.5	Divisions	42

SECTION 2.	AMOUNT AND TERMS OF COMMITMENTS	~~39~~43

2.1	Term Commitments	~~39~~43
2.2	Procedure for Term Loan Borrowing	~~40~~43
2.3	Repayment of Term Loans	~~40~~43
2.4	Revolving Commitments	~~40~~43
2.5	Procedure for Revolving Loan Borrowing	~~40~~44
2.6	Swingline Commitment	~~41~~44
2.7	Procedure for Swingline Borrowing; Refunding of Swingline Loans	~~42~~45
2.8	Commitment Fees, etc	~~43~~46
2.9	Termination or Reduction of Revolving Commitments	~~44~~47
2.10	Optional Prepayments	~~44~~47
2.11	Mandatory Prepayments	~~45~~48
2.12	Conversion and Continuation Options	~~45~~49
2.13	Limitations on Eurocurrency Tranches	~~46~~49
2.14	Interest Rates and Payment Dates	~~46~~49
2.15	Computation of Interest and Fees	~~47~~50
2.16	Alternate Rate of Interest	~~47~~50
2.17	Pro Rata Treatment and Payments	~~48~~51
2.18	Requirements of Law	~~50~~53
2.19	Taxes	~~51~~54
2.20	Indemnity	~~54~~57
2.21	Change of Lending Office	~~54~~57
2.22	Replacement of Lenders	~~54~~57
2.23	Incremental Facilities	~~55~~58
2.24	Prepayments Required Due to Currency Fluctuation	~~58~~61
2.25	Defaulting Lenders	~~59~~62
2.26	Extension of the Facilities	~~61~~64
2.27	Restatement Date Transactions	~~63~~66

SECTION 3.	LETTERS OF CREDIT	~~63~~66

3.1	L/C Commitment	~~63~~66
3.2	Procedure for Issuance of Letter of Credit	~~64~~67
3.3	Fees and Other Charges	~~65~~68
3.4	L/C Participations	~~65~~68
3.5	Reimbursement Obligation of the Borrower	~~66~~69
3.6	Obligations Absolute	~~66~~69
3.7	Letter of Credit Payments	~~67~~70
3.8	Applications	~~67~~70
3.9	Existing Letters of Credit	~~67~~70

i

SECTION 4.	REPRESENTATIONS AND WARRANTIES	~~68~~71

4.1	Financial Condition	~~68~~71
4.2	No Change	~~68~~71
4.3	Existence; Compliance with Law	~~68~~71
4.4	Power; Authorization; Enforceable Obligations	~~68~~71
4.5	No Legal Bar	~~69~~72
4.6	Litigation	~~69~~72
4.7	No Default	~~69~~72
4.8	Ownership of Property; Liens	~~69~~72
4.9	Intellectual Property	~~69~~72
4.10	Taxes	~~69~~72
4.11	Federal Regulations	~~70~~73
4.12	ERISA	~~70~~73
4.13	Investment Company Act; Other Regulations	~~70~~73
4.14	Subsidiaries	~~70~~73
4.15	Use of Proceeds	~~70~~74
4.16	Accuracy of Information, etc	~~71~~74
4.17	Security Documents	~~71~~74
4.18	Anti-Corruption Laws and Sanctions	~~71~~74
4.19	Flood Insurance	~~72~~75
4.20	~~EEA~~Affected Financial Institutions	~~72~~75

SECTION 5.	CONDITIONS PRECEDENT	~~72~~75

5.1	Amendment and Restatement Effective Date	~~72~~75
5.2	Conditions to Each Extension of Credit	~~73~~77

SECTION 6.	AFFIRMATIVE COVENANTS	~~74~~78

6.1	Financial Statements	~~74~~78
6.2	Certificates; Other Information	~~75~~79
6.3	Payment of Obligations	~~76~~80
6.4	Maintenance of Existence; Compliance	~~76~~80
6.5	Maintenance of Property; Insurance	~~76~~80
6.6	Inspection of Property; Books and Records; Discussions	~~77~~81
6.7	Notices	~~77~~81
6.8	Environmental Laws	~~78~~82
6.9	Additional Collateral etc	~~78~~82
6.10	Post-Closing Obligations	~~79~~83

SECTION 7.	NEGATIVE COVENANTS	~~80~~83

7.1	Financial Condition Covenant	~~80~~84
7.2	Indebtedness	~~80~~84
7.3	Liens	~~83~~88
7.4	Fundamental Changes	~~86~~91
7.5	Disposition of Property	~~87~~93

7.6	Restricted Payments	~~89~~94
7.7	Investments	~~90~~96
7.8	Optional Payments and Modifications of Certain Agreements	~~92~~98
7.9	Transactions with Affiliates	~~94~~99
7.10	Sales and Leasebacks	~~94~~100
7.11	Changes in Fiscal Periods	~~94~~100
7.12	Clauses Restricting Subsidiary Distributions	~~94~~100
7.13	Lines of Business	~~95~~100
7.14	Business Activities of Holdings	~~95~~101

SECTION 8.	EVENTS OF DEFAULT	~~95~~101

SECTION 9.	THE AGENTS	~~98~~104

9.1	Appointment	~~98~~104
9.2	Delegation of Duties	~~98~~104
9.3	Exculpatory Provisions	~~98~~104
9.4	Reliance by Administrative Agent	~~99~~104
9.5	Notice of Default	~~99~~105
9.6	Non-Reliance on Agents and Other Lenders	~~99~~105
9.7	Indemnification	~~100~~105
9.8	Agent in Its Individual Capacity	~~100~~106
9.9	Successor Administrative Agent	~~100~~106
9.10	Co-Documentation Agents and Syndication Agent	~~101~~106
9.11	Certain ERISA Matters	~~101~~107
9.12	Intercreditor Agreements	~~103~~108

SECTION 10.	MISCELLANEOUS	~~103~~109

10.1	Amendments and Waivers	~~103~~109
10.2	Notices	~~105~~111
10.3	No Waiver; Cumulative Remedies	~~106~~112
10.4	Survival of Representations and Warranties	~~106~~112
10.5	Payment of Expenses and Taxes	~~107~~112
10.6	Successors and Assigns; Participations and Assignments	~~108~~114
10.7	Adjustments; Set-off	~~111~~117
10.8	Counterparts	~~112~~117
10.9	Severability	~~112~~118
10.10	Integration	~~112~~118
10.11	GOVERNING LAW	~~112~~118
10.12	Submission To Jurisdiction; Waivers	~~112~~118
10.13	Judgment	~~113~~119
10.14	Acknowledgements	~~113~~119
10.15	Releases of Guarantees and Liens	~~114~~120
10.16	Confidentiality	~~114~~120
10.17	WAIVERS OF JURY TRIAL	~~115~~121
10.18	USA Patriot Act	~~115~~121
10.19	Acknowledgement and Consent to Bail-In of ~~EEA~~Affected Financial Institutions	~~115~~121
10.20	Effect of Amendment and Restatement	~~116~~122
10.21	Several Obligations	~~116~~122
10.22	Acknowledgement Regarding Any Supported QFCs	122

SCHEDULES:

1.1A	Commitments
1.1B	Excluded Subsidiaries
1.1C	Optional Currency Rate Conventions
1.1D	Separation Agreement
1.1E	Tax Sharing Agreement
1.1F	Mortgaged Properties
1.1G	Consolidated Coverage Ratio
3.9	Existing Letters of Credit
4.4	Consents, Authorizations, Filings and Notices
4.9	Intellectual Property Matters
4.14	Subsidiaries
4.17	UCC Filing Jurisdictions
6.10	Post-Closing Obligations
7.2(f)	Existing Indebtedness
7.3(g)	Existing Liens
7.5(h)	Dispositions
7.7(k)	Investments
7.9	Permitted Transactions
7.12	Certain Agreements

EXHIBITS:

A	[Reserved]
B	Form of Compliance Certificate
C	Form of Closing Certificate
D	Form of Assignment and Assumption
E	Form of Legal Opinion of Kirkland & Ellis LLP
F	Form of Exemption Certificate
G	Form of Joinder
H	Form of Guarantee and Collateral Acknowledgement
I	Form of Guarantee Acknowledgement
J	Form of Liquidity Certificate

FIFTH AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”), dated as of February 13, 2018, among AVIS BUDGET HOLDINGS, LLC, a Delaware limited liability company (“Holdings”), AVIS BUDGET CAR RENTAL, LLC, a Delaware limited liability company (the “Borrower”), AVIS BUDGET GROUP, INC., a Delaware corporation, the Subsidiary Borrowers (as defined herein) from time to time parties hereto, the several banks and other financial institutions or entities from time to time parties hereto (the “Lenders”), DEUTSCHE BANK SECURITIES INC., as syndication agent (in such capacity, the “Syndication Agent”), CITIBANK, N.A., BANK OF AMERICA, N.A., BARCLAYS BANK PLC and CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as co-documentation agents (in such capacity, the “Co-Documentation Agents”), and JPMORGAN CHASE BANK, N.A., as administrative agent.

WHEREAS, the Borrower and Holdings are parties to the Fourth Amended and Restated Credit Agreement, dated as of October 7, 2016 (as amended and in effect immediately prior to the date hereof, the “Existing Credit Agreement”), with several banks and other financial institutions or entities parties as lenders and agents thereto and JPMorgan Chase Bank, N.A., as administrative agent;

WHEREAS, the Borrower has requested that a Refinancing Revolving Facility in the aggregate principal amount of $1,800,000,000 be made available to the Borrower to replace the Revolving Facility (as defined in the Existing Credit Agreement), and the Revolving Lenders (as defined below) have agreed, upon the terms and subject to the conditions set forth herein, to provide the Revolving Facility (as defined below), and the Existing Credit Agreement will be amended as set forth herein to effect the Revolving Facility (as defined below);

WHEREAS, as of the First Amendment Effective Date (as defined below), the Borrower has requested that a new tranche of term loans in the aggregate principal amount of $1,215,730,000 be made available to the Borrower (i) to repay in full the outstanding principal amount of the Existing Tranche B Term Loans (as defined below), together with any accrued interest and other amounts owing in respect thereof, (ii) for general corporate purposes of the Borrower and its Subsidiaries and (iii) to pay related costs and expenses, and the Tranche B Term Lenders (as defined below) have agreed, upon the terms and subject to the conditions set forth herein, to provide the Tranche B Term Loans (as defined below), and this Agreement will be amended as set forth in the First Amendment to effect the Tranche B Term Loans (as defined below);

WHEREAS, the signatories hereto have agreed to further amend the Existing Credit Agreement in certain respects and to restate the Existing Credit Agreement as so amended as provided in this Agreement (and, in that connection, certain lenders not currently party to the Existing Credit Agreement shall become a party as lenders hereunder), effective upon the satisfaction of certain conditions precedent set forth in Section 5.1.

NOW, THEREFORE, the signatories hereto agree that on the Restatement Effective Date (as defined below) the Existing Credit Agreement shall be amended and restated as follows:

SECTION 1.    DEFINITIONS

1.1     Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABG”: Avis Budget Group, Inc., a Delaware corporation.

“ABR”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b)(i) the NYFRB Rate in effect on such day plus (ii) 1⁄2 of 1% and (c)(i) the Eurocurrency Rate for a one month interest period in effect on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus (ii) 1%; provided that the ABR applicable to any Tranche B Term Loan shall, in any event, be at all times no less than 1.75%. For purposes hereof: (1) “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by JPMorgan Chase Bank in connection with extensions of credit to debtors) and (2) the Eurocurrency Rate for any day shall be based on the LIBO Screen Rate for deposits in Dollars (or if the LIBO Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day. Any change in the ABR due to a change in the Prime Rate, the NYFRB Rate or the Eurocurrency Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the NYFRB Rate or the Eurocurrency Rate, respectively. If the ABR is being used as an alternate rate of interest pursuant to Section 2.16 hereof, then the ABR shall be the greater of clause (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the ABR shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“ABR Loans”: Loans the rate of interest applicable to which is based upon the ABR.

“Accounting Changes”: as defined in Section 1.2(b).

“AESOP Base Indenture”: the Second Amended and Restated Base Indenture, dated as of June 3, 2004, between the AESOP Issuer and the AESOP Trustee, as amended, modified or supplemented from time to time.

“AESOP Financing Program”: the transactions contemplated by the AESOP Base Indenture, as it may be from time to time further amended, supplemented or modified, and the instruments and agreements referenced therein and otherwise executed in connection therewith, and any successor program.

“AESOP Indebtedness”: any Indebtedness incurred pursuant to the AESOP Financing Program.

“AESOP Issuer”: Avis Budget Rental Car Funding (AESOP) LLC.

“AESOP Trustee”: The Bank of New York Mellon Trust Company, N.A., in its capacity as Trustee under the AESOP Base Indenture, together with its successors and assigns in such capacity.

“Administrative Agent”: JPMorgan Chase Bank, together with its affiliates, as the arranger of the Commitments and as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors.

“ Additional Specified Indebtedness”: means one or more series of senior secured first lien notes, senior secured junior lien notes, senior unsecured notes or subordinated notes, in the case of securities, whether issued in a public offering, Rule 144A or other private placement in lieu of the foregoing or otherwise, secured by the Collateral (if at all) on a pari passu (but without regard to control of remedies) or junior basis with the Obligations, which Indebtedness is issued or incurred by a Loan Party pursuant to an indenture, note purchase agreement or otherwise; provided that (i)  the aggregate principal amount of all such Additional Specified Indebtedness shall not exceed $750,000,000, (ii) such Additional Specified Indebtedness shall not be subject to any Guarantee Obligation by any Person other than a Loan Party, (iii) in the case of Additional Specified Indebtedness that is secured, the obligations in respect thereof shall not be secured by any Lien on any asset of the Borrower or any Subsidiary other than any asset constituting Collateral, (iv) in the case of Additional Specified Indebtedness that is secured, the security agreements relating to such Additional Specified Indebtedness shall be substantially the same as the Security Documents (with such differences as are appropriate to reflect the nature of such Additional Specified Indebtedness and are otherwise reasonably satisfactory to the Administrative Agent), (v) in the case of Additional Specified Indebtedness that is secured, such Additional Specified Indebtedness shall be subject to a First Lien Intercreditor Agreement or a Second Lien Intercreditor Agreement, as appropriate, or other intercreditor agreements customary for similar issuances of Indebtedness in form and substance reasonably satisfactory to the Administrative Agent and the Borrower with the holders of such Indebtedness or an agent thereof and the Borrower, and any such First Lien Intercreditor Agreement, Second Lien Intercreditor Agreement or other intercreditor agreement shall remain in full force and effect at any time such Indebtedness remains outstanding, (vi) both immediately before and immediately after the incurrence of such Indebtedness, no Event of Default shall have occurred and be continuing on the date such Indebtedness is incurred, (vii) the maturity date of any Additional Specified Indebtedness shall be no earlier than the date that is 91 days after the Final Revolving Termination Date, (viii) the covenants and events of default applicable to such Additional Specified Indebtedness (taken as a whole) shall be reflective of market terms and conditions for the type of Indebtedness incurred or issued at the time of issuance or incurrence thereof (as determined by the Borrower in good faith) and (ix) such Indebtedness is incurred during the Relief Period.

“Additional Foreign Vehicle Indebtedness”: as defined in the definition of “Consolidated Total Debt.”

“Affected Financial Institution”: (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate”: as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, a Person shall be deemed to be “controlled by” another if such latter Person possesses, directly or indirectly, power either to (i) vote 10% or more of the securities having ordinary voting power for the election of directors of such controlled Person or (ii) direct or cause the direction of the management and policies of such controlled Person whether by contract or otherwise.

“Agents”: the collective reference to the Syndication Agent, the Co-Documentation Agents and the Administrative Agent.

“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to the sum of (i) the aggregate then unpaid principal amount of such Lender’s Tranche B Term Loans, and (ii) the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding.

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement”: as defined in the preamble hereto.

“Anti-Corruption Laws”: all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Affiliates from time to time concerning or relating to bribery or corruption.

“Applicable Margin”: (a) ~~(i)~~ with respect to the Tranche B Term Loans, (x) 0.75% in the case of ABR Loans and (y) 1.75% in the case of Eurocurrency Loans and (b) with respect to Revolving

Loans, a rate determined in accordance with the Pricing Grid~~.~~; provided, that, during the Relief Period, the Applicable Margin (a) with respect to the Tranche B Term Loans shall be (x) 1.25% in the case of ABR Loans and (y) 2.25% in the case of Eurocurrency Loans and (b) with respect to Revolving Loans, a rate determined in accordance with the Pricing Grid.

“Application”: with respect to an Issuing Lender, an application, in such form as such Issuing Lender may specify from time to time, requesting such Issuing Lender to open or amend a Letter of Credit.

“Approved Fund”: as defined in Section 10.6(b).

“Asset Sale”: any Disposition of property or series of related Dispositions of property (excluding any such Disposition permitted by clause (a), (b), (c), (d), (e), (j), (k), (l), (m) or (o) of Section 7.5) that yields gross proceeds to any Loan Party (other than ABG) (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $25,000,000.

“Assignee”: as defined in Section 10.6(b).

“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit D.

“Australian Dollars” and “A$”: the lawful money of Australia.

“Australian Securitization Entity”: any special purpose entity formed for the purpose of engaging in vehicle financing in Australia.

“Auto-Extension Letter of Credit”: as defined in Section 3.1(a).

“Available Amount”: on any date of determination:

(a)	$750,000,000; plus

(b)

50% of the Consolidated Net Income determined on a cumulative basis since the fiscal quarter commencing on or about January 1, 2018 for each fiscal quarter of the Borrower for which financial statements have been delivered pursuant to Section 6.1; plus

(c)

the aggregate amount of the Net Cash Proceeds of any issuance or sale of Capital Stock by, or capital contribution to, the Borrower after the Restatement Effective Date and prior to the date of determination; plus

(d)

the aggregate amount of the Net Cash Proceeds received by the Borrower or any of its Subsidiaries as a return (whether by dividend, interest, distributions, returns of capital, repayments or otherwise) on any Investment to the extent such Investment was made using the Available Amount after the Restatement Effective Date and prior to the date of determination, minus

(e)

the sum of the amount of Available Amounts used to (x) make Restricted Payments pursuant to Section 7.6(h), (y) fund Investments pursuant to Section 7.7(t), (z) make voluntary or optional payments, prepayments, repurchases or redemptions of or optionally or voluntarily defease or segregate funds with respect to certain Indebtedness pursuant to Section 7.8(a)(v), in each case, after the Restatement Effective Date and prior to the date of determination;

provided, that, for purposes of this definition, the following shall be excluded from the calculation of Consolidated Net Income: (i) (x) the amount of debt extinguishment costs and transaction costs in connection with any Specified Transaction, (y) the amount of separation, integration, restructuring and severance cash items incurred within twelve months of the date of the consummation of any Specified Transaction in connection with such Specified Transaction in an aggregate amount not to exceed $30,000,000 and (z) any non-cash impairment charges associated with, or any other write-offs of, intangibles (including goodwill) and (ii) the income of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of the income is not at the time permitted by operation of the terms of its charter, or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary.

“Available Revolving Commitment”: as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding; provided, that in calculating any Lender’s Revolving Extensions of Credit for the purpose of determining such Lender’s Available Revolving Commitment pursuant to Section 2.8(a), the Swingline Exposure shall be deemed to be zero.

“Avis Budget Finance”: Avis Budget Finance, Inc., a Delaware corporation.

“Avis Europe”: Avis Europe plc, a public limited company incorporated under the laws of England and Wales.

“Avis Europe Acquisition”: (i) the acquisition by the Borrower or any of its Subsidiaries of all of the issued and to be issued shares of Avis Europe pursuant to a court sanctioned scheme of arrangement between Avis Europe and its shareholders under Part 26 of the Companies Act 2006 and the related reduction of capital (if any) under section 649 of the Companies Act 2006 or (ii) the acquisition by the Borrower or any of its subsidiaries of at least 75% of the issued and to be issued shares of Avis Europe by way of a contractual takeover offer within the meaning of section 974 of the Companies Act 2006 made by the Borrower or any of its subsidiaries to effect the acquisition and satisfaction of all other conditions precedent for such takeover offer to be declared unconditional in all respects.

“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable ~~EEA~~ Resolution Authority in respect of any liability of an ~~EEA~~Affected Financial Institution.

“Bail-In Legislation”: (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule~~.~~ and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Event”: with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Benefitted Lender”: as defined in Section 10.7(a).

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”: as defined in the preamble hereto.

“Borrowing Date”: any Business Day specified by the Borrower or any Subsidiary Borrower as a date on which the Borrower or such Subsidiary Borrower requests the relevant Lenders to make Loans hereunder.

“Budget”: as defined in Section 6.2(c).

“Budget Truck Division”: the truck rental business of Budget Rent A Car System, Inc. and its Subsidiaries.

“Business Day”: any day other than a Saturday, Sunday or other day on which banks in the State of New York are permitted to close; provided, however, that when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits or deposits in any Optional Currency, as applicable, in the London Interbank market.

“Canadian Dollars” and “C$”: the lawful money of Canada.

“Canadian Securitization Entity”: WTH Funding Limited Partnership, WTH Car Rental Limited Partnership, each an Ontario limited partnership, and any other special purpose entity formed for the purpose of engaging in vehicle financing in Canada including, without limitation, any other partnerships formed from time to time and each of the special purpose entities that may be partners in WTH Funding Limited Partnership, WTH Car Rental Limited Partnership or in any other such partnerships.

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease (including any finance lease) of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Equivalents”: any of the following, to the extent acquired for investment and not with a view to achieving trading profits: (a) obligations fully backed by the full faith and credit of the federal government of the United States or any Member State or any agency or instrumentality thereof maturing not in excess of twelve months from the date of acquisition, (b) commercial paper maturing not in excess of twelve months from the date of acquisition and rated at least “P-1” by Moody’s or “A-1” by S&P on the date of such acquisition, (c) the following obligations of any Lender or any domestic commercial bank having capital and surplus in excess of $500,000,000, which has, or the holding company of which has, a commercial paper rating meeting the requirements specified in clause (b) above: (i) time deposits, certificates of deposit and acceptances maturing not in excess of twelve months from the date of acquisition, or (ii) repurchase obligations with a term of not more than thirty days for underlying securities of the type referred to in clause (a) above, (d) money market funds that invest exclusively in interest bearing, short-term money market instruments and adhere to the minimum credit standards established by Rule 2a-7 of the Investment Company Act of 1940, as amended, (e) municipal securities: (i) for which the pricing period in effect is not more than twelve months long and (ii) rated at least “P-1” by Moody’s or “A-1” by S&P and (f) foreign investments substantially comparable to the investments described in clauses (b), (c), (d) and (e) above in connection with managing cash of any Subsidiary having operations in a foreign country.

“Cash Items Cap”: as defined in the definition of “Consolidated Net Income”.

“Centre Point Base Indenture”: the Amended and Restated Base Indenture, dated as of March 9, 2010, between the Centre Point Issuer and the Centre Point Trustee, as amended, modified or supplemented from time to time.

“Centre Point Financing Program”: the transactions contemplated by the Centre Point Base Indenture, as it may be from time to time further amended, supplemented or modified, and the instruments and agreements referenced therein and otherwise executed in connection therewith, and any successor program.

“Centre Point Indebtedness”: any Indebtedness incurred pursuant to the Centre Point Financing Program.

“Centre Point Issuer”: Centre Point Funding, LLC.

“Centre Point Trustee”: The Bank of New York Mellon Trust Company, N.A., in its capacity as Trustee under the Centre Point Base Indenture, together with its successors and assigns in such capacity.

“Change in Control”: (a) the acquisition by any Person or group (within the meaning of the Securities Exchange Act of 1934, as amended, and the rules of the SEC thereunder as in effect on the Restatement Effective Date), directly or indirectly, beneficially or of record, of ownership or control of in excess of 50% of the voting common stock of ABG on a fully diluted basis at any time or (b) if at any time, individuals who at the Restatement Effective Date constituted the board of directors of ABG (together with any new directors whose election by such board of directors or whose nomination for election by the shareholders of ABG, as the case may be, was approved by a vote of the majority of the directors then still in office who were either directors at the Restatement Effective Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of ABG, (c) ABG shall cease to own, directly or through one or more Wholly-Owned Subsidiaries, all of the capital stock of Holdings, free and clear of any direct or indirect Liens (other than statutory Liens) or (d) Holdings shall cease to directly own all of the capital stock of the Borrower, free and clear of any direct or indirect Liens (other than statutory Liens or Liens created by the Loan Documents).

“Closing Date”: April 19, 2006.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Co-Documentation Agent”: as defined in the preamble hereto.

“Collateral”: all property of the Loan Parties (other than ABG), now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document, provided, however, that Collateral shall not include the assets of any Foreign Subsidiary or more than 65% of the Capital Stock of any Foreign Subsidiary.

“Commitment”: as to any Lender, the sum of the Tranche B Term Commitment and the Revolving Commitment of such Lender.

“Commitment Fee Rate”: a rate determined in accordance with the Pricing Grid.

“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.

“Collateralized”: secured by cash collateral arrangements and/or backstop letters of credit entered into on terms and in amounts reasonably satisfactory to the Administrative Agent and the relevant Issuing Lender.

“Conduit Lender”: any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 2.18, 2.19, 2.20 or 10.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.

“ Consolidated Cash Balance”: at any time, (a) the aggregate amount of cash, Cash Equivalents, marketable securities, treasury bonds and bills, certificates of deposit and investments in money market funds and commercial paper, in each case, held or owned by, credited to the account of or would otherwise be required to be reflected as an asset on the balance sheet of the Borrower and its Subsidiaries (excluding (x) cash and Cash Equivalents of the AESOP Issuer, the Centre Point Issuer, any Securitization Entity and any Subsidiary of the foregoing and (y) cash and Cash Equivalents that are held in an account located in China) less (b) the sum of (i)  any cash or Cash Equivalents to pay royalty obligations, working interest obligations, suspense payments, vendor payments, severance taxes, payroll, payroll taxes, other taxes, employee wage and benefit payments and trust and fiduciary obligations or other obligations of the Borrower or any Subsidiary to third parties and for which the Borrower or such

Subsidiary has issued checks or has initiated wires or ACH transfers (or, in the Borrower’s discretion, expects to issue checks or initiate wires or ACH transfers within ten (10) Business Days) in order to pay, (ii) other amounts for which the Borrower or such Subsidiary has issued checks or has initiated wires or ACH transfers but have not yet been subtracted from the balance in the relevant account of the Borrower or such Subsidiary, (iii) while and to the extent refundable, any cash or Cash Equivalents of the Borrower or any of its Subsidiaries (x) constituting purchase price deposits held in escrow pursuant to a binding and enforceable purchase and sale agreement with a third party containing customary provisions regarding the payment and refunding of such deposits or (y) placed on deposit or in escrow with a trustee to discharge or defease indebtedness and (iv) cash held to cash collateralize letters of credit or bankers acceptances.

“Consolidated Coverage Ratio”: as defined in Schedule 1.1G.

“Consolidated EBITDA”: without duplication, for any period, Consolidated Net Income plus

(a)	provision for taxes based on income;

(b)	depreciation expense (excluding any such expense attributable to depreciation of Eligible Assets);

(c)	Consolidated Total Interest Expense;

(d)	amortization expense (excluding any such expense attributable to amortization of Eligible Assets);

(e)	non-cash stock option and restricted stock grant expense;

(f)	[reserved];

(g)	other unusual or non-recurring non-cash expenses or losses, including fees, expenses and charges associated with the transactions contemplated by the Separation Agreement;

(h)	unrealized losses (or minus unrealized gains) from interest rate, foreign exchange and gasoline Swap Agreements;

(i)

any other non-cash charges and expenses (including amortization of deferred financing fees), in the case of each of (a)-(h) above, to the extent such items are reflected as a charge in the calculation of Consolidated Net Income for such period;

(j)	fees, expenses and transaction costs paid or incurred in connection with any Specified Transaction and the financing thereof, whether or not successful;

(k)

Realized or unrealized losses (or minus realized or unrealized gains) in respect of intercompany loans or intercompany hedging transactions not already included in the calculation of Consolidated Net Income;

(l)	[reserved];

(m)

the amount of “run-rate” cost savings, operating expense reductions, operating improvements and synergies projected by the Borrower in good faith to be realized in connection with any Specified Transaction, restructuring initiative, business optimization activity, cost savings initiative or other similar action, in each case, as a result of specified actions taken or initiated or with respect to which substantial steps have been taken or initiated or are expected by the Borrower in good faith to be taken or initiated and projected by the Borrower in good faith to be realized not later than the end of the sixth full fiscal quarter immediately following the closing of such Specified Transaction or the initiation of such restructuring initiative, business optimization activity, cost savings initiative or such other similar action (calculated on a pro forma basis as though such cost savings, operating expense reductions and synergies had been realized on the first day of such period and as if such cost savings, operating expense reductions and synergies were realized during the entirety of such period), net of the amount of actual benefits realized during such period from such actions; provided that (A) a certificate signed by a Responsible Officer shall be delivered to the Administrative Agent together with the Compliance Certificate required to be delivered pursuant to Section 6.2(b), certifying that such cost savings, operating expense reductions and synergies are reasonably expected and supportable in the good faith judgment of the Borrower, (B) the aggregate amount of cost savings, operating expense reductions and projected synergies added pursuant to this clause (m) shall not exceed 20% of Consolidated EBITDA in the aggregate in any period of four consecutive fiscal quarters, (C) no cost savings, operating expense reductions and synergies shall be added pursuant to this clause (m) to the extent duplicative of any expenses or charges otherwise added to Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such period, and (D) projected amounts (and amounts not yet realized) may no longer be added in calculating Consolidated EBITDA pursuant to this clause (m) to the extent occurring more than six full fiscal quarters after the specified action taken in order to realize such projected cost savings, operating expense reductions and synergies; and

(n)

fees and expenses paid or incurred in connection with any Permitted Acquisition or other Investment, Material Disposition, issuance or amendment of Indebtedness or Capital Stock, whether or not successful.

Notwithstanding the foregoing, in calculating Consolidated EBITDA for any period, pro forma effect shall be given to (i)(A) any non-recurring gains (losses) on business unit dispositions outside the ordinary course of business and (B) any unusual or non-recurring non-cash income, in the case of each of (A) and (B) above, to the extent such items are reflected as income (losses) in the calculation of Consolidated Net Income for such period and (ii) any cash payments made during such period in respect of items described in clause (g) and (h) above subsequent to the fiscal quarter in which the relevant non-cash expenses or non-cash or unrealized losses were reflected as a charge in the calculation of Consolidated Net Income, all as determined on a consolidated basis in accordance with GAAP. For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”) pursuant to any determination of the Consolidated Leverage Ratio, the Consolidated First Lien Leverage Ratio or the Consolidated Secured Leverage Ratio, (i) if at any time during or following such Reference Period the Borrower or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period and (ii) if during or following such Reference Period the Borrower or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period. As used in this definition, “Material Acquisition” means the Avis Europe Acquisition and any acquisition of property or series of related acquisitions of property that (a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (b) involves the payment of consideration by the Borrower and its Subsidiaries in excess of $25,000,000; and “Material Disposition” means any Disposition of property or series of related Dispositions of property under Section 7.5(f), (g) or (h) that yields gross proceeds to the Borrower or any of its Subsidiaries in excess of $25,000,000.

“Consolidated Financial Statements”: as defined in Section 4.1(b).

“Consolidated First Lien Debt”: at any date, without duplication, the sum of the Consolidated Secured Debt under the Facilities plus the aggregate principal amount of all Consolidated Total Debt that is secured by a Lien on any asset of the Borrower or its Subsidiaries on a basis that is pari passu with the Liens securing the Facilities; provided that, for purposes of this definition, Consolidated Secured Debt and Consolidated Total Debt shall be calculated without giving effect to the last sentence of the definition of Consolidated Total Debt.

“Consolidated First Lien Leverage Ratio”: as at the last day of any period, the ratio of (a) Consolidated First Lien Debt on such day to (b) Consolidated EBITDA for such period.

“Consolidated Leverage Ratio”: as at the last day of any period, the ratio of (a) Consolidated Total Debt on such day to (b) Consolidated EBITDA for such period.

“Consolidated Net Income”: for any period for which such amount is being determined, the net income (or loss) of the Borrower and its Subsidiaries during such period determined on a consolidated basis for such period taken as a single accounting period in accordance with GAAP; provided that there shall be excluded (i) income (loss) of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has any equity investment or comparable interest, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or its Subsidiaries by such Person during such period, (ii) any extraordinary, unusual, exceptional or non-recurring cash items and any separation, integration, restructuring and severance cash items in an amount not to exceed, in the aggregate together with all items under this clause (ii), 10% of Consolidated EBITDA in any period of four consecutive fiscal quarters (the “Cash Items Cap”); provided that, upon consummation of the Avis Europe Acquisition, to the extent paid or incurred in connection with the Avis Europe Acquisition, the Cash Items Cap shall be increased by an additional $75,000,000 for any period ended after the date of the consummation of the Avis Europe Acquisition through the eighth full fiscal quarter immediately following the date of the consummation of the Avis Europe Acquisition, (iii) any unusual pretax non-cash losses and expenses, (iv) any income (loss) for such period from discontinued operations in accordance with GAAP and (v) any adjustments of contingent consideration related to an acquisition, including earnouts and contingent purchase price adjustments.

“Consolidated Quarterly Tangible Assets” at any date, the total assets less the sum of the “goodwill, net,” and “other intangibles, net,” in each case reflected on the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of any fiscal quarter of the Borrower for which such a balance sheet is available, determined on a consolidated basis in accordance with GAAP (and, in the case of any determination relating to the incurrence of any Indebtedness or the making of any Investment or Restricted Payment, on a pro forma basis including any property or assets being acquired in connection therewith).

“Consolidated Secured Debt”: at any date, the sum of the aggregate principal amount of all Consolidated Total Debt that is secured by a Lien on any asset of the Borrower or its Subsidiaries.

“Consolidated Secured Leverage Ratio”: as at the last day of any period, the ratio of (a) Consolidated Secured Debt on such day to (b) Consolidated EBITDA for such period.

“Consolidated Tangible Assets”: at any date, the amount equal to (x) the sum of Consolidated Quarterly Tangible Assets as at the end of each of the most recently ended four fiscal quarters of the Borrower for which a calculation thereof is available, divided by (y) four.

“Consolidated Total Debt”: at any date, the aggregate principal amount of all Indebtedness of the Borrower and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP; provided that, for purposes of this definition, Indebtedness shall not include (i)(x) Securitization Indebtedness, (y) AESOP Indebtedness and Centre Point Indebtedness or (z) Recourse Vehicle Indebtedness up to ~~$1,800,000,000~~the Recourse Vehicle Indebtedness Threshold Amount, (ii) the aggregate undrawn amount of outstanding Letters of Credit or any other letters of credit, (iii) obligations under Swap Agreements or (iv) without duplication of Indebtedness referred in clauses (i)(x) and (i)(z) above, any other obligations under long-term finance leases in respect of Eligible Assets entered into by Foreign Subsidiaries, including any Capital Lease Obligations of any such Foreign Subsidiary and any Guarantee Obligations in respect of such Capital Lease Obligations (collectively, “Additional Foreign Vehicle Indebtedness”). In addition, for purposes of this definition, the amount of Indebtedness of the Borrower and its Subsidiaries at any date shall be reduced (but not to less than zero) by the amount of Excess Cash.

“Consolidated Total Interest Expense”: for any period, without duplications (a) total interest expense paid or payable in cash (including that properly attributable to Capital Lease Obligations) plus, (b)(x) all capitalized interest and amortization of debt discount and debt issuance costs and (y) debt extinguishment costs, in each case, of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net cash costs (or minus net profits) under interest rate Swap Agreements minus, (c) without duplication, any interest income of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP during such period (other than interest income earned on any Related Eligible Assets). Notwithstanding the foregoing, interest expense in respect of any (i) Securitization Indebtedness, (ii) AESOP Indebtedness and Centre Point Indebtedness, (iii) Recourse Vehicle Indebtedness, in an amount, for this clause (iii), up to ~~$1,800,000,000~~the Recourse Vehicle Indebtedness Threshold Amount, or (iv) Additional Foreign Vehicle Indebtedness, shall not be included in Consolidated Total Interest Expense. For purposes of calculating Consolidated Total Interest Expense related to Recourse Vehicle Indebtedness for any period, such amount shall be equal to the product of the following formula on the date of determination to the extent that the amount of Recourse Vehicle Indebtedness exceeds ~~$1,800,000,000~~the Recourse Vehicle Indebtedness Threshold Amount at any time during such period:

Recourse Vehicle Indebtedness – ~~$1,800,000,000~~the Recourse Vehicle Indebtedness Threshold Amount Recourse Vehicle Indebtedness	x	total interest expense on Recourse Vehicle Indebtedness

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Credit Party”: the Administrative Agent, each Issuing Lender, the Swingline Lenders or any other Lender.

“Currency”: Dollars or any Optional Currency.

“Customary Bridge Facility”: a customary bridge financing which, subject to customary conditions, provides for automatic conversion or exchange into Indebtedness that does not mature prior to the Final Term Loan Maturity Date or Final Revolving Termination Date, as applicable.

“Declined Amounts”: as defined in Section 2.11(d).

“Declining Lender”: as defined in Section 2.11(d).

“Default”: any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender”: any Lender, as reasonably determined by the Administrative Agent, that has (a) failed to fund any portion of its Loans or participations in Letters of Credit or Swingline Loans within three Business Days of the date required to be funded by it hereunder, unless such requirement to fund such Loan or participation in Letters of Credit or Swingline Loans is based on such Lender’s good faith determination that the conditions precedent to funding such Loan or participation in Letters of Credit or Swingline Loans under this Agreement have not been satisfied and such Lender has notified the Administrative Agent in writing to that effect, (b) notified the Borrower, the Administrative Agent, any Issuing Lender, any Swingline Lender or any Lender in writing that it does not intend to comply with any of its funding obligations generally under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations generally under this Agreement or generally under other agreements in which it commits to extend credit (unless such writing or public statement relates to such Lenders’ obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) failed, within three Business Days after written request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans, provided that such Lender shall cease to be a Defaulting Lender under this clause (c) upon receipt of such confirmation by the Administrative Agent, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (e) has, or has a direct or indirect parent company that has, become the subject of (A) a Bankruptcy Event or (B) a Bail-In Action.

“Disposition”: with respect to any property, any sale, lease, sale and leaseback, assignment (other than a collateral assignment), conveyance, transfer or other disposition thereof (whether effected pursuant to a division or otherwise). The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Stock”: with respect to any Person, any Capital Stock that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event (other than following the occurrence of a Change in Control or other similar event described under such terms as a “change in control,” or an Asset Sale) (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is convertible or exchangeable for Indebtedness or Disqualified Stock or (iii) is redeemable at the option of the holder thereof (other than following the occurrence of a Change in Control or other similar event described under such terms as a “change in control,” or an Asset Sale), in whole or in part, in each case on or prior to the Final Revolving Termination Date.

“Dollar Equivalent”: on any date of determination, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to an amount denominated in any Optional Currency, the equivalent in Dollars of such amount determined by the Administrative Agent or the Issuing Lender, as applicable, in accordance with normal banking industry practice using the Exchange Rate on the date of determination of such equivalent. In making any determination of the Dollar Equivalent (for purposes of calculating the amount of Loans to be borrowed from the respective Lenders on any date or for any other purpose), the Administrative Agent or the Issuing Lender, as applicable, shall use the relevant Exchange Rate in effect on the date on which the Borrower or any Subsidiary Borrower delivers a request for Revolving Loans or on such other date upon which a Dollar Equivalent is required to be determined pursuant to the provisions of this Agreement. As appropriate, amounts specified herein as amounts in Dollars shall be or include any relevant Dollar Equivalent amount.

“Dollars” and “$”: the lawful money of the United States.

“Domestic Subsidiary”: any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States, but excluding any Subsidiary substantially all the assets of which consists of stock of a Foreign Subsidiary.

“Domestic Subsidiary Borrower”: any Subsidiary Borrower which is a Domestic Subsidiary.

“EEA Financial Institution”: (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority”: any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Early Maturity Trigger Indebtedness”: any Indebtedness incurred under Sections 7.2(w) (to the extent subject to the limitations on scheduled principal payments or prepayments set forth in the proviso therein) and 7.2(y) having, at the time of the initial incurrence thereof, a stated maturity date prior to the date specified in clause (i) of “Tranche B Term Loan Maturity Date” at such time.

“ Electronic Signature”: an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Eligible Assets”: any of the following and any proceeds thereof: (a) assets (and interests in assets) that are of the type described as “assets under vehicle programs” in the consolidated financial statements of the Borrower and its Subsidiaries, dated December 31, 2012, which shall include, without limitation, vehicles, vehicle leases, fleet maintenance contracts, fleet management contracts, other service contracts, receivables generated by any of the foregoing and other asset servicing rights, related deposit accounts, and (b) equity interests or other securities issued by any Subsidiary or other Person issuing securities or incurring Indebtedness secured by, payable from or representing beneficial interests in, or holding title or ownership interests in, assets of the type described in clause (a) above or interests in such assets.

“Environmental Laws”: all laws, rules, orders, regulations, statutes, ordinances, codes, decrees, judgments, injunctions, notices or requirements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Materials of Environmental Concern or to health and safety matters, including without limitation, the Clean Water Act also known as the Federal Water Pollution Control Act (“FWPCA”) 33 U.S.C. § 1251 et seq., the Clean Air Act (“CAA”), 42 U.S.C. §§ 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act (“FIFRA”), 7 U.S.C. §§ 136 et seq., the Surface Mining Control and Reclamation Act (“SMCRA”), 30 U.S.C. §§ 1201 et seq., the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. § 9601 et seq., the Superfund Amendment and Reauthorization Act of 1986 (“SARA”), Public Law 99-499, 100 Stat. 1613, the Emergency Planning and Community Right to Know Act (“ECPCRKA”), 42 U.S.C. § 11001 et seq., the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. § 6901 et seq., the Occupational Safety and Health Act as amended (“OSHA”), 29 U.S.C. § 655 and § 657, together, in each case, with any amendment thereto, and the regulations adopted and binding publications promulgated thereunder and all substitutions thereof.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Escrow” means an escrow, trust, collateral or similar account or arrangement with a third party that is not Holdings or its Subsidiaries.

“Escrowed Debt”: as defined in the definition of “Escrowed Debt Issuer”.

“Escrowed Debt Issuer”: any Subsidiary that is an issuer of Indebtedness permitted to be incurred by Section 7.2 the proceeds of which are maintained under escrow or similar contingent release arrangements (such Indebtedness “Escrowed Debt”).

“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Euro” and “€”: the official currency of the European Union.

“Eurocurrency Base Rate”: with respect to each day during each Interest Period pertaining to a Eurocurrency Loan, the LIBO Screen Rate at approximately 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period (or, for Eurocurrency Loans denominated in Pounds Sterling, on the first date of such Interest Period); provided further that if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to the applicable currency then the Eurocurrency Base Rate shall be the Interpolated Rate; provided that if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. Notwithstanding the foregoing, with respect to Loans denominated in Australian Dollars, Canadian Dollars and New Zealand Dollars, “Eurocurrency Base Rate” shall have the meaning set forth for such currency on Schedule 1.1C.

“Eurocurrency Loans”: Loans the rate of interest applicable to which is based upon the Eurocurrency Rate.

“Eurocurrency Rate”: with respect to each day during each Interest Period pertaining to a Eurocurrency Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurocurrency Base Rate
1.00 - Eurocurrency Reserve Requirements

; provided that with respect to any Eurocurrency Loan denominated in Euro or Pounds Sterling, the Eurocurrency Rate shall the mean the Eurocurrency Base Rate.

“Eurocurrency Reserve Requirements”: a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority to which the Administrative Agent or any Lender is subject, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed under Regulation D. Eurocurrency Loans shall be deemed to constitute eurocurrency funding and as such shall be deemed to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to any Lender under Regulation D or any comparable regulation. Eurocurrency Reserve Requirements shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Eurocurrency Tranche”: the collective reference to Eurocurrency Loans under a particular Facility the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“European Securitization Entity”: any special purpose entity formed for the purpose of engaging in vehicle financing in the European Union or any of the member states of the European Union.

“Event of Default”: any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Additional Specified Indebtedness”: the amount by which the aggregate outstanding principal amount of Additional Specified Indebtedness that is secured on a pari passu basis with the Obligations exceeds $500,000,000.

“Excess Cash”: all cash and Cash Equivalents of the Borrower and its Subsidiaries at such time determined on a consolidated basis in accordance with GAAP in excess of $25,000,000.

“Exchange Rate”: for any day with respect to any Optional Currency, the rate at which such Optional Currency may be exchanged into Dollars, as set forth at 11:00 A.M., London time, on such day on the applicable Reuters currency page with respect to such Optional Currency. In the event that such rate does not appear on the applicable Reuters currency page, the Exchange Rate with respect to such Optional Currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower or, in the absence of such agreement, such Exchange Rate shall instead be the spot rate of exchange of the Administrative Agent in the London Interbank market or other market where its foreign currency exchange operations in respect of such Optional Currency are then being conducted, at or about 11:00

A.M.,

London time, on such day for the purchase of Dollars with such Optional Currency, for delivery two Business Days later; provided, however, that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Person”: as defined in the definition of “Subsidiary”.

“Excluded Subsidiary”: each Subsidiary listed on Schedule 1.1B, the Regulated Subsidiary, any Immaterial Subsidiary, any Insurance Subsidiary, any Escrowed Debt Issuer, and any other Subsidiary so long as the Borrower or any Subsidiary of the Borrower does not have the controlling authority under the organizational documents of such Excluded Subsidiary to incur Indebtedness on its behalf or grant Liens on its assets (other than purchase money security interests).

“Excluded Taxes”: as defined in Section 2.19(a).

“Existing Credit Agreement”: as defined in the preamble hereto.

“Existing Letters of Credit”: as defined in Section 3.9.

“Existing Mortgaged Property”: each Mortgaged Property (as defined in the Existing Credit Agreement) existing immediately prior to the Restatement Effective Date.

“Existing Tranche B Term Loans”: as defined in the First Amendment.

“Extended Commitment”: as defined in Section 2.26(a).

“Extended Credit”: as defined in Section 2.26(a).

“Extended Loan”: as defined in Section 2.26(a).

“Extension”: as defined in Section 2.26(a).

“Extension Offer”: as defined in Section 2.26(a).

“Facility”: each of (a) the Tranche B Term Commitments and the Tranche B Term Loans (the “Tranche B Term Facility”) and (b) the Revolving Commitments and the extensions of credit made thereunder (the “Revolving Facility”).

“FATCA”: Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b) of the Code.

“Federal Funds Effective Rate”: for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate.

“Fee Payment Date”: (a) the third Business Day following the last day of each March, June, September and December and (b) the last day of the Revolving Commitment Period.

“Final Revolving Termination Date”: at any date of determination, the latest termination or expiration date applicable to any Revolving Loan or Revolving Commitment hereunder at such time,

including the final termination or expiration date of any Incremental Revolving Commitments and any Revolving Loans or Revolving Commitments, in each case, extended in accordance with this Agreement from time to time.

“Final Term Loan Maturity Date”: at any date of determination, the latest maturity date applicable to any Term Loan hereunder at such time, including the final maturity date of any Incremental Term Loans and any Replacement Term Loans, in each case, extended in accordance with this Agreement from time to time.

“First Amendment”: the First Amendment, dated as of the First Amendment Effective Date, to this Agreement.

“First Amendment Effective Date”: the “First Amendment Effective Date”, as defined in the First Amendment, which date is February 6, 2020.

“First Lien Intercreditor Agreement” means any first lien intercreditor agreement entered into after the date hereof, in form and substance reasonably acceptable to the Borrower and the Administrative Agent.

“Flood Insurance Laws”: collectively, (i) the National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (ii) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (iii) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Foreign Issuer”: Avis Budget Finance, plc and any other Foreign Subsidiary of ABG that is an issuer of any Indebtedness permitted under Section 7.2; provided that (i) such Indebtedness issued or incurred by a Foreign Issuer is not guaranteed by any Person that is not the Borrower or a Guarantor and (ii) no Foreign Issuer shall (x) conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations other than (A) maintaining its corporate existence and (B) the issuance or incurrence of Indebtedness permitted to be issued or incurred by such Foreign Issuer under Section 7.2 or (y) own, lease, manage or otherwise operate any properties or assets.

“Foreign Subsidiary”: any Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Funding Office”: the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time; provided that (a) at any time after the Closing Date, the Borrower may elect, upon notice to the Administrative Agent, to apply IFRS accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided herein) and (b) any calculation or determination in this Agreement that requires the application of GAAP for periods that include fiscal quarters ended prior to the Borrower’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP.

“Governmental Authority”: any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, or any federal, state or municipal court, in each case whether of the United States or foreign.

“Group Members”: the collective reference to ABG, Holdings, the Borrower and their respective Subsidiaries; provided that the terms “Group Member” and “Group Members” as used in Sections 6, 7 and 8 shall not include ABG except as otherwise provided therein.

“Guarantee and Collateral Agreement”: the Amended and Restated Guarantee and Collateral Agreement, dated as of May 3, 2011, as further amended and restated pursuant to Schedule 6.10, and as further amended, modified or supplemented from time to time.

“Guarantee Obligation”: any obligation, contingent or otherwise, of the Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness (including reasonable fees and expenses related thereto) or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided, however, that the amount of any Guarantee Obligation shall be limited to the extent necessary so that such amount does not exceed the value of the assets of such Person (as reflected on a consolidated balance sheet of such Person prepared in accordance with GAAP) to which any creditor or beneficiary of such Guarantee Obligation would have recourse.

Notwithstanding the foregoing definition, the term “Guarantee Obligation” shall not include any direct or indirect obligation of a Person as a general partner of a general partnership or a joint venturer of a joint venture in respect of Indebtedness of such general partnership or joint venture, to the extent such Indebtedness is contractually non-recourse to the assets of such Person as a general partner or joint venturer (other than assets comprising the capital of such general partnership or joint venture). The term “Guarantee Obligation” shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantors”: the collective reference to Holdings and the Subsidiary Guarantors.

“Holdings”: as defined in the preamble hereto.

“IFRS”: the International Financial Reporting Standards promulgated by the International Accounting Standards Board (“IASB”) (which includes standards and interpretations approved by the IASB and International Accounting Standards (“IAS”) issued under previous constitutions), together with its pronouncements thereon from time to time, and applied on a consistent basis.

“Immaterial Subsidiary”: any Subsidiary or a group of Subsidiaries of the Borrower which, as of any date of determination, when taken together, does not have assets with a value in excess of 3.0% of the total assets of the Borrower and its Subsidiaries on a consolidated basis.

“Impacted Interest Period”: has the meaning assigned to it in the definition of “Eurocurrency Base Rate.”

“Increased Amount Date”: is defined in Section 2.23.

“Incremental Commitment Agreement”: is defined in Section 2.23.

“Incremental Commitments”: is defined in Section 2.23.

“Incremental Equivalent Debt” means one or more series of senior secured first lien notes, senior secured junior lien notes or loans, senior unsecured notes or loans, subordinated notes or loans, or secured or unsecured mezzanine Indebtedness, in the case of securities, whether issued in a public offering, Rule 144A or other private placement in lieu of the foregoing or otherwise, secured by the Collateral (if at all) on a pari passu (but without regard to control of remedies) or junior basis with the Obligations, which Indebtedness is issued or incurred by a Loan Party or a Foreign Issuer in lieu of Incremental Term Loans pursuant to an indenture, loan agreement, credit agreement, note purchase agreement or otherwise; provided that (i) with respect to any Incremental Equivalent Debt secured by the Collateral on a pari passu basis with the Obligations, the aggregate principal amount of all such Incremental Equivalent Debt secured by the Collateral on a pari passu basis with the Obligations shall not, together with the aggregate amount of the Facilities (which term, for the avoidance of doubt, shall be deemed to include any additional Incremental Revolving Commitments and any additional Incremental Term Loans, in each case, outstanding under this Agreement at such time), exceed an amount equal to 350% of Consolidated EBITDA determined to give pro forma effect to any related transactions consummated concurrently therewith, for the most recently ended period of four consecutive fiscal quarters for which financial statements have been delivered pursuant to Section 6.1, (ii) with respect to any Incremental Equivalent Debt secured by the Collateral on a junior basis with the Obligations, after giving pro forma effect to the incurrence of such Incremental Equivalent Debt and the use of proceeds thereof the Consolidated Secured Leverage Ratio shall not exceed 4.50 to 1.00 as of the last day of the most recently ended fiscal quarter for which financial statements have been delivered, (iii) with respect to any Incremental Equivalent Debt that is unsecured, after giving pro forma effect to the incurrence of such Incremental Equivalent Debt and the use of proceeds thereof, the Consolidated Leverage Ratio shall not exceed 5.00 to 1.00 as of the last day of the most recently ended fiscal quarter for which financial statements have been delivered, (iv) such Incremental Equivalent Debt shall not be subject to any Guarantee Obligation by any Person other than a Loan Party or a Foreign Issuer, (v) in the case of Incremental Equivalent Debt that is secured, (A) the obligations in respect thereof shall not be secured by any Lien on any asset of the Borrower or any Subsidiary other than any asset constituting Collateral (provided that, in the case of any such Indebtedness that is funded into Escrow, such Indebtedness may be secured by the applicable proceeds of such Indebtedness held in Escrow until such proceeds are released from Escrow), (B) the security agreements relating to such Incremental Equivalent Debt (other than any collateral or similar arrangement in respect of the proceeds of any such Indebtedness that is funded into Escrow) shall be substantially the same as the Security Documents (with such differences as are appropriate to reflect the nature of such Incremental Equivalent Debt and are otherwise reasonably satisfactory to the Administrative Agent) and (C) such Incremental Equivalent Debt shall be subject to a First Lien Intercreditor Agreement or a Second Lien Intercreditor Agreement, as appropriate, or other intercreditor agreements customary for similar issuances of Indebtedness in form and substance reasonably satisfactory to the Administrative Agent and the Borrower with the holders of such Indebtedness or an agent thereof and the Borrower, and any such First Lien Intercreditor Agreement, Second Lien Intercreditor Agreement or other intercreditor agreement shall remain in full force and effect at any time such Indebtedness remains outstanding, (vi) both immediately before and immediately after the incurrence of such Indebtedness, no Default or Event of Default shall have occurred and be continuing on the date such Indebtedness is incurred, (vii) the Borrower shall be in compliance with Section 7.1 on a pro forma basis as of the most recently ended fiscal quarter for which financial statements have been delivered pursuant to Section 6.1 after giving effect to such Incremental Equivalent Debt and the use of proceeds thereof and assuming any related Specified Transaction has occurred, (viii) the weighted average life to maturity of any Incremental Equivalent Debt (excluding any Customary Bridge Facility) shall be greater than or equal to the then-remaining weighted average life to maturity of the Term Loans, (ix) the maturity date of any Incremental Equivalent Debt (excluding any Customary Bridge Facility) shall be no earlier than the Final Term Loan Maturity Date, and (x) the covenants and events of default applicable to such Incremental Equivalent Debt (taken as a whole) shall be either substantially similar to, and not more favorable to the lenders thereunder than the covenants and events of default applicable to the Term Loans (taken as a whole) or, if more favorable, may be materially different from those applicable to the Term Loans to the extent such differences are reasonably acceptable to the Administrative Agent (it being understood that (x) terms applicable only after the Final Term Loan Maturity Date are acceptable in any event) unless such covenants and events of default for such Incremental Equivalent Debt (taken as a whole) are reflective of market terms and conditions for the type of Indebtedness incurred or issued at the time of issuance or incurrence thereof (in each case, as determined by the Borrower in good faith); provided that a certificate of the Borrower delivered to the Administrative Agent at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material covenants of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has reasonably determined in good faith that such covenants and defaults satisfy the foregoing requirement shall be conclusive evidence that such covenants and defaults satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such five (5) Business Day period that it disagrees with such determination (including a reasonably detailed description of the basis upon which it disagrees). Notwithstanding the foregoing, in the case of any Incremental Equivalent Debt implemented to finance a Permitted Acquisition, satisfaction of the conditions set forth in clauses (vi) and (vii) may, at the option of the Borrower, be determined solely as of the date on which the definitive agreement governing such Permitted Acquisition is executed, calculated to give pro forma effect to such acquisition as if it had occurred on such date of determination.

“Incremental Lender”: is defined in Section 2.23.

“Incremental Loan Commitments”: is defined in Section 2.23.

“Incremental Revolving Commitments”: is defined in Section 2.23.

“Incremental Revolving Lender”: is defined in Section 2.23.

“Incremental Revolving Loan”: is defined in Section 2.23.

“Incremental Synthetic Deposit”: is defined in Section 2.23.

“Incremental Synthetic L/C Commitments”: is defined in Section 2.23.

“Incremental Synthetic L/C Facility”: is defined in Section 2.23.

“Incremental Synthetic L/C Lender”: is defined in Section 2.23.

“Incremental Term Loan”: is defined in Section 2.23.

“Incremental Term Loan Commitments”: is defined in Section 2.23.

“Incremental Term Loan Increase”: is defined in Section 2.23.

“Incremental Term Loan Lender”: is defined in Section 2.23.

“Incremental Tranche A Term Loan”: any Incremental Term Loan having amortization, tenor and other terms customary for the term loan A market, as reasonably determined by the Administrative Agent and the Borrower.

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all preferred Capital Stock of such Person (i) that is required to be redeemed prior to the date which is 91 days after the Final Term Loan Maturity Date (or which allows the holders of such preferred Capital Stock to require such preferred Capital Stock to be redeemed prior to the date which is 91 days after the Final Term Loan Maturity Date) (other than following the occurrence of a Change in Control or other similar event described under such terms as a “change in control” or an Asset Sale) or (ii) which is subject to other payment obligations (including any sinking fund obligations) or obligations to pay dividends or cash interest in respect of such preferred Capital Stock prior to the date which is 91 days after the Final Term Loan Maturity Date (other than following the occurrence of a Change in Control or other similar event described under such terms as a “change in control” or an Asset Sale), (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (j) for the purposes of Section 8(e) only, all obligations of such Person in respect of Swap Agreements; provided, that Indebtedness shall not include any earn-out obligations or contingent obligations consisting of purchase price adjustments. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Insurance Subsidiary”: a Subsidiary established for the purpose of (a) insuring the businesses, facilities, employees or joint ventures of the Borrower or any of its Subsidiaries, or (b) providing insurance products.

“Intellectual Property”: the collective reference to all rights, priorities and privileges with respect to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intercreditor Agreements” means the First Lien Intercreditor Agreement, the Second Lien Intercreditor Agreement and any other intercreditor agreement customary for similar issuances of Indebtedness in form and substance reasonably satisfactory to the Administrative Agent and the Borrower with the holders of such Indebtedness or an agent thereof and the Borrower, collectively, in each case to the extent then in effect.

“Interest Payment Date”: (a) as to any ABR Loan (other than any Swingline Loan), the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurocurrency Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurocurrency Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period, (d) as to any Loan (other than any Revolving Loan that is an ABR Loan and any Swingline Loan), the date of any repayment or prepayment made in respect thereof and (e) as to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period”: as to any Eurocurrency Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurocurrency Loan and ending one, two, three or six (or, if agreed to by all Lenders under the relevant Facility, twelve) months thereafter, as selected by the Borrower or relevant Subsidiary Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurocurrency Loan and ending one, two, three or six (or, if agreed to by all Lenders under the relevant Facility, twelve) months thereafter, as selected by the Borrower or relevant Subsidiary Borrower by irrevocable notice to the Administrative Agent not later than 12:00 Noon, New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)    if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)    the Borrower or relevant Subsidiary Borrower may not select an Interest Period under a particular Facility that would extend beyond the Revolving Termination Date or beyond the date final payment is due on the relevant Term Loans, as the case may be;

(iii)    any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(iv)    the Borrower and any relevant Subsidiary Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurocurrency Loan during an Interest Period for such Loan.

“Interpolated Rate”: at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period (for which the LIBO Screen Rate is available for the applicable currency) that is shorter than the Impacted Interest Period; and (b) the LIBO Screen Rate for the shortest period (for which that LIBO Screen Rate is available for the applicable currency) that exceeds the Impacted Interest Period, in each case, at such time. When determining the rate for a period which is less than the shortest period for which the LIBO Screen Rate is available, the LIBO Screen Rate for purposes of clause (a) above shall be deemed to be the overnight rate for Dollars or, if applicable, the relevant Optional Currency determined by the Administrative Agent from such service as the Administrative Agent may select.

“Investments”: as defined in Section 7.7.

“ISP”: with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuing Lender”: with respect to a Letter of Credit, the Revolving Lender that is requested to issue, or that issues, such Letter of Credit pursuant to an L/C Commitment, in the capacity as issuer of any Letter of Credit; provided, that no Revolving Lender shall be an Issuing Lender without its consent.

“Joinder Agreement”: is defined in Section 10.1.

“Joint Lead Arrangers”: (i) with respect to the Revolving Facility, JPMorgan Chase Bank, Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and MLPFS and (ii) with respect to the Tranche B Term Facility, JPMorgan Chase Bank, Citibank, N.A., Deutsche Bank Securities Inc. and Morgan Stanley Senior Funding, Inc.

“JPMorgan Chase Bank”: JPMorgan Chase Bank, N.A.

“judgment currency”: as defined in Section 10.13.

“L/C Commitment”: as to any Revolving Lender, the obligation of such Revolving Lender to issue Letters of Credit pursuant to Section 3 in an aggregate undrawn, unexpired face amount plus the aggregate unreimbursed drawn amount thereof at any time not to exceed the amount set forth under the heading “L/C Commitment” opposite such Revolving Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such Revolving Lender becomes a party thereto, in each case, as the same may be changed from time to time pursuant to the terms hereof; provided, that the amount of any Revolving Lender’s L/C Commitment may be increased or decreased subject only to the consent of such Revolving Lender and the Borrower and (ii) notwithstanding the aggregate amount of L/C Commitments of all Revolving Lenders, at no time shall the L/C Obligations exceed the aggregate Revolving Commitments.

“L/C Obligations”: as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate amount of all Unreimbursed Amounts. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.3. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Participants”: with respect to any Letter of Credit issued by an Issuing Lender, the collective reference to all the Revolving Lenders other than the Issuing Lender with respect to such Letter of Credit.

“LCA Action”: as defined in Section 1.4.

“LCA Election”: as defined in Section 1.4.

“LCA Test Date”: as defined in Section 1.4.

“Lender Presentation”: the Lender Presentation dated January 24, 2018 with respect to the syndication of the Revolving Facility provided herein.

“Lenders”: as defined in the preamble hereto, including any Incremental Lender; provided, that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any Conduit Lender, the Swingline Lenders and the Issuing Lenders.

“Letter of Credit Expiration Date”: as defined in Section 3.1(a).

“Letters of Credit”: as defined in Section 3.1(a).

“LIBO Screen Rate”: for any day and time, with respect to any Eurodollar Borrowing for any applicable currency and for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for Dollars/the relevant Optional Currency for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion); provided that if the LIBO Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Lien”: with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Limited Condition Acquisition”: any acquisition by the Borrower or one or more of its Subsidiaries permitted pursuant to this Agreement whose consummation is not conditioned on the availability of, or on obtaining, third party financing and which is designated as a Limited Condition Acquisition by the Borrower or such Subsidiary in writing to the Administrative Agent (and the Administrative Agent shall promptly provide such written designation to the Lenders).

“Liquidity ”: on any date of determination, an amount equal to the sum of (i) the aggregate amount of cash and Cash Equivalents of the Borrower and its Subsidiaries (excluding (x) cash and Cash Equivalents of the AESOP Issuer, the Centre Point Issuer, any Securitization Entity and any Subsidiary of the foregoing, (y) cash and Cash Equivalents that are held in an account located in China and (z) for the avoidance of doubt, any cash and Cash Equivalents which are listed as “restricted ” on any balance sheet of the Borrower or any of its Subsidiaries (in the case of this clause (z), other than any cash and Cash Equivalents that is listed as “restricted” as a result of being pledged to secure the Obligations, the Additional First Lien Secured Obligations and any other Indebtedness permitted under this Agreement that is secured by the Collateral on a pari passu or junior basis to the Obligations)) and (ii) the aggregate Available Revolving Commitments of all Revolving Lenders then available for Borrowings hereunder (including, without limitation, after giving effect to any reduction set forth in Section 5.2(d).

“Loan”: any loan made by any Lender pursuant to this Agreement.

“Loan Documents”: this Agreement, the Security Documents, the Parent Guarantee, the Notes and any amendment, waiver, supplement or other modification to any of the foregoing (including any Incremental Commitment Agreement).

“Loan Parties”: each Group Member that is a party to a Loan Document; provided that the terms “Loan Party” and “Loan Parties” as used in Sections 6, 7 and 8 shall not include ABG except as otherwise provided therein.

“Majority Facility Lenders”: with respect to any Facility, the holders of more than 50% of the aggregate unpaid principal amount of the relevant Term Loans or the Total Revolving Extensions of Credit, as the case may be, outstanding under such Facility (or, in the case of the Revolving Facility, prior to any termination of the Revolving Commitments, the holders of more than 50% of the Total Revolving Commitments).

“Material Acquisition”: as defined in the definition of “Consolidated EBITDA”.

“Material Adverse Effect”: any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on (i) the business, operations, property or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole (it being understood that a bankruptcy filing by, or change in the actual or perceived credit quality of, or work stoppage affecting any “big three” auto manufacturer shall not constitute a Material Adverse Effect so long as such “big three” auto manufacturer has not failed to perform its material performance obligations owed to the Borrower or any of its Subsidiaries) or (ii) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights and remedies of the Administrative Agent or the Lenders hereunder or thereunder.

“Material Disposition”: as defined in the definition of “Consolidated EBITDA”.

“Materials of Environmental Concern”: all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Maximum Facilities Amount”: as defined in Section 2.23.

“Member State”: a country which is a current member of the Organization for Economic Co-operation and Development and reasonably acceptable to the Administrative Agent.

“MLPFS”: Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Agreement).

“Minimum Extension Condition”: as defined in Section 2.26(b).

“Moody’s”: Moody’s Investors Service, Inc.

“Mortgaged Properties”: the real properties listed on Schedule 1.1F, as to which the Administrative Agent for the benefit of the Lenders shall be granted a Lien pursuant to the Mortgages ~~(it~~

~~being understood that there shall be no Mortgaged Properties on the Restatement Effective Date and in no event shall the Mortgaged Properties be deemed to include the Virginia Beach Parcel)~~.

“Mortgages”: each of the mortgages and deeds of trust made by any Loan Party (other than ABG) in favor of, or for the benefit of, the Administrative Agent for the benefit of the Lenders pursuant to the requirements of this Agreement (and with respect to mortgages and deeds of trust made in accordance with Section 6.9(d), in form and substance substantially the same as the mortgages and deeds of trust that covered the Existing Mortgaged Property under the Existing Credit Agreement (with such changes thereto as the Administrative Agent may approve or as shall be advisable under the law of the jurisdiction in which such mortgage or deed of trust is to be recorded)) under which a Lien is granted on such real property and fixtures described therein, in each case as amended, supplemented, amended and restated or otherwise modified from time to time.

“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”: (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements, to the extent such tax credits or deductions or tax sharing arrangements are utilized), minus, in the case of an Asset Sale, any reserve established, in accordance with GAAP, in respect of (x) any potential adjustment in the sale price of such asset or assets and (y) any liabilities associated with such assets or asset and retained by Holdings, the Borrower or any Subsidiary after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or with respect to any indemnification obligations associated with such Asset Sale (provided that, upon the reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any such reserve, the amount of such reserve shall constitute Net Cash Proceeds), and (b) in connection with any issuance or sale of Capital Stock or any incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“New Zealand Dollars” and “NZ$”: the lawful money of New Zealand.

“Non-Excluded Taxes”: as defined in Section 2.19(a).

“Non-Extension Notice Date”: as defined in Section 3.1(a).

“Non-U.S. Lender”: as defined in Section 2.19(e).

“Notes”: the collective reference to any promissory note evidencing Loans.

“NYFRB”: the Federal Reserve Bank of New York.

“NYFRB Rate”: for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received to the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower or any Subsidiary Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower and each Subsidiary Borrower to any Agent or Lender (or, in the case of Specified Swap Agreements and Specified Cash Management Agreements, any affiliate of any Agent or Lender, in each case, at the time such agreement was entered into), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Specified Swap Agreement, any Specified Cash Management Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, swap coupon or termination payments, fees or indemnities, or reasonable out-of-pocket costs or expenses (including reasonable out-of-pocket fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower or any Subsidiary Borrower pursuant hereto) or otherwise.

“OID”: is defined in Section 2.23.

“Optional Currency”: at any time, Australian Dollars, Canadian Dollars, Euro, New Zealand Dollars, Pounds Sterling and such other currencies which are convertible into Dollars and are freely traded and available in the London interbank eurocurrency market and are approved by the Administrative Agent and each Lender requested to make a Loan denominated in such currency (in each case, such approval not to be unreasonably withheld).

“original currency”: as defined in Section 10.13.

“Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, including any interest, additions to tax or penalties applicable thereto, but excluding, for the avoidance of doubt, any Excluded Taxes.

“Overnight Bank Funding Rate”: for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“Parent”: each of ABG, Cendant Finance Holding Company LLC and any other direct or indirect parent of Holdings and the Borrower.

“Parent Expenses”: (i) costs (including all professional fees and expenses) incurred by any Parent in connection with its reporting obligations under, or in connection with compliance with, applicable laws or applicable rules of any applicable laws or applicable rules of any governmental, regulatory or self-regulatory body or stock exchange, the Senior Unsecured Note Indenture, or any other agreement or instrument relating to Indebtedness of the Borrower or any Subsidiary Guarantor, including in respect of any reports filed with respect to the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or the respective rules and regulations promulgated thereunder, (ii) an aggregate amount not to exceed $5,000,000 in any fiscal year to permit any Parent to pay its corporate overhead expenses incurred in the ordinary course of business, and to pay salaries or other compensation of employees who perform services for any Parent or for such Parent and the Borrower, provided that ABG allocates such overhead among its Subsidiaries in conformity with clause (vi) of this paragraph, (iii) expenses incurred by any Parent in connection with the acquisition, development, maintenance, ownership, prosecution, protection and defense of its Intellectual Property and associated rights to the extent such Intellectual Property and associated rights relate to the business or businesses of the Borrower or any Subsidiary, (iv) indemnification obligations of any Parent owing to directors, officers, employees or other Persons under its charter or by-laws or pursuant to written agreements with any such Person, (v) other operational and tax expenses of any Parent attributable to or incurred on behalf of Holdings, the Borrower and its Subsidiaries in the ordinary course of business, including reimbursement obligations under the Letter of Credit Facilities and including obligations in respect of director and officer insurance (including premiums therefor); provided, that all operational and tax expenses of any Parent are deemed to be attributable to or incurred on behalf of the Borrower if the Borrower’s and its Subsidiaries’ activities represent substantially all of the operating activities of such Parent and all of its Subsidiaries and (vi) fees and expenses incurred by any Parent in connection with any offering of Capital Stock or Indebtedness, (x) where the net proceeds of such offering are intended to be received by or contributed or loaned to the Borrower or any Subsidiary Guarantor, or (y) in a prorated amount of such expenses in proportion to the amount of such net proceeds intended to be so received, contributed or loaned, or (z) otherwise on an interim basis prior to completion of such offering so long as any Parent shall cause the amount of such expenses to be repaid to the Borrower or the relevant Subsidiary Guarantor out of the proceeds of such offering promptly if completed.

“Parent Guarantee”: the Guarantee Agreement, dated as of August 2, 2013, between ABG and the Administrative Agent, as amended, modified or supplemented from time to time.

“Participant”: as defined in Section 10.6(c).

“Participant Register”: as defined in Section 10.6(c)(i).

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Permitted Acquisition”: an acquisition or any series of related acquisitions of (a) all or substantially all of the assets or a majority of the outstanding Capital Stock of any Person or (b) any division, line of business or other business unit of any Person (such Person or such division, line of business or other business unit of such Person shall be referred to herein as the “Target”), in each case that is a type of business (or assets used in a type of business) permitted to be engaged in by the Borrower and its Subsidiaries pursuant to Section 7.13, so long as (i) after giving effect to such acquisition (including any financing therefor), no Default or Event of Default shall then exist or would exist after giving effect thereto, (ii) if the purchase price is greater than $50,000,000, the Borrower shall demonstrate to the reasonable satisfaction of the Administrative Agent (which calculations and information provided to the Administrative Agent shall be made available to the Lenders) that, after giving effect to the acquisition on a pro forma basis, the Borrower is in compliance with the financial covenant set forth in

Section 7.1 as of the most recently ended fiscal quarter for which financial statements have been delivered hereunder, (iii) the Borrower shall have taken such actions as are required of it under the terms of Section 6.9 with respect to such acquisition and the Target, if it has not merged with any Loan Party (other than ABG), shall have taken such actions as are required of it under the terms of Section 6.9 and (iv) to the extent that such acquisition is, in whole or in part, funded by the proceeds of any Revolving Loans, such acquisition shall not be a “hostile” acquisition and shall have been approved by the board of directors and/or shareholders of the applicable Loan Party (other than ABG) and the Target; provided that satisfaction of the conditions set forth in clauses (i) and (ii) above may, at the option of the Borrower, be determined solely as of the date on which the definitive agreement governing such acquisition is executed, calculated to give pro forma effect to such acquisition as if it had occurred on such date of determination.

“Permitted Lien”: any Lien permitted by Section 7.3.

“Permitted Refinancing”: any Indebtedness or Capital Stock issued in exchange for, or for the purpose of applying the net proceeds thereof to extend, refinance, renew, replace, defease or refund other Indebtedness; provided that:

(a)

the principal amount (or accreted value, if applicable) of such Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest thereon and the amount of all fees, expenses and premiums incurred in connection therewith);

(b)

such Indebtedness has a final maturity date later than the final maturity date of, and has a weighted average life to maturity equal to or greater than the weighted average life to maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(c)

such Indebtedness is incurred by the obligor (or obligors, including any guarantor thereof that is a Guarantor) on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded, the Borrower or any Foreign Issuer.

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pounds Sterling” and “£: the lawful money of the United Kingdom.

“Prepayment Amount”: as defined in Section 2.11(d).

“Prepayment Date”: as defined in Section 2.11(d).

“Pricing Grid”: with respect to Revolving Loans and Revolving Commitments, (a)  prior to the Second Amendment Effective Date and after (and including) the Relief Period Termination Date, the table set forth below:

Level	Specified Rating	Applicable Margin Eurocurrency Loans	Applicable Margin ABR Loans	Commitment Fee
Level I	≥ Ba2 from Moody’s and ≥ BB from S&P	1.75%	0.75%	0.30%
Level II	≥ Ba3 and < Ba2 from Moody’s and ≥ BB- and < BB from S&P	2.00%	1.00%	0.35%
Level III	< Ba3 from Moody’s or < BB- from S&P	2.25%	1.25%	0.40%

and, (b) commencing on the Second Amendment Effective Date and thereafter until (and excluding) the Relief Period Termination Date, the table set forth below:

Level	Specified Rating	Applicable Margin Eurocurrency Loans	Applicable Margin ABR Loans	Commitment Fee
Level I	≥ Ba2 from Moody’s and ≥ BB from S&P	2.00%	1.00%	0.30%
Level II	≥ Ba3 and < Ba2 from Moody’s and ≥ BB- and < BB from S&P	2.25%	1.25%	0.35%
Level III	< Ba3 from Moody’s or < BB- from S&P	2.50%	1.50%	0.40%

In the event the Specified Rating assigned by Moody’s is not equivalent to the Specified Rating assigned by S&P, the lower of the two Specified Ratings shall determine the Applicable Margin and the Commitment Fee, as applicable, unless the Specified Ratings are two or more levels apart, in which case the Applicable Margin and Commitment Fee, as applicable, shall be based on the Level applicable to the rating immediately above the lower of the two Specified Ratings. In the event either Moody’s or S&P shall cease to assign a Specified Rating, then the Applicable Margin and Commitment Fee with respect to Revolving Loans and Revolving Commitments shall be based on Level III. Any change in the Applicable Margin and Commitment Fee determined in accordance with the foregoing table shall become effective on the date of announcement or publication by the Borrower or either rating agency of any change in the Specified Ratings or, in the absence of such announcement or publication, on the effective date of such change in the Specified Ratings.

“Properties”: the facilities and properties owned, leased or operated by any Group Member.

“Public-Sider”: a Lender whose representatives may trade in securities of Holdings, the Borrower or any of their respective Subsidiaries while in possession of the financial statements provided by the Borrower under the terms of this Agreement.

“Recourse Vehicle Indebtedness”: Indebtedness (i) secured by, payable from or representing beneficial interests in Eligible Assets (including, for the avoidance of doubt, buses) or (ii) that is unsecured, the proceeds of which are used, directly or indirectly, to purchase Eligible Assets (including, for the avoidance of doubt, buses), which, in each case, provides for recourse to the Borrower or any Subsidiary (other than a Securitization Entity); provided that Recourse Vehicle Indebtedness shall not include any Indebtedness of the Borrower and Avis Budget Finance in respect of the Senior Unsecured Notes and any Permitted Refinancing thereof.

“ Recourse Vehicle Indebtedness Threshold Amount”: (i) during the Relief Period, $400,000,000 and (ii) upon and after the termination of the Relief Period, $1,800,000,000.

“Recovery Event”: any settlement of or payment in a principal amount greater than $25,000,000 in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Loan Party (other than ABG).

“Reference Period”: as defined in the definition of “Consolidated EBITDA”.

“Refinancing Amendment”: has the meaning given such term in Section 10.1(d).

“Refinancing Debt”: Indebtedness (or commitments in respect thereof) incurred to refinance all of the outstanding Term Loans or Revolving Commitments having a like maturity date, in each case on a dollar-for-dollar basis from time to time, in whole or part, in the form of one or more new term facilities (each, a “Refinancing Term Facility”) or new revolving credit facilities (each, a “Refinancing Revolving Facility”; the Refinancing Term Facilities and the Refinancing Revolving Facilities, collectively, “Refinancing Facilities”) made available under this Agreement with the consent of the Borrower and the Administrative Agent (which consent shall not be unreasonably withheld) and the lenders providing such financing (and no other lenders); provided that (A) in the case of any refinancing of the Term Loans, any Refinancing Debt shall not mature prior to the maturity date of, or have a shorter weighted average life than, the Term Loans being refinanced, (B) in the case of any refinancing of the commitments under the Revolving Facility, any Refinancing Debt shall not mature, and there shall be no scheduled commitment reductions or scheduled amortization payments under any such Refinancing Debt, prior to the maturity date of the revolving commitments being refinanced, (C) the other terms and conditions of such Refinancing Debt (excluding pricing, premium, maturity, scheduled amortization and optional prepayment or redemption provisions) either (i) consistent with the terms of this Agreement or (ii) otherwise shall be customary market terms for indebtedness of such type (provided that, in the case of this clause (ii), a certificate of a Responsible Officer delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees)), (D) after giving effect to the incurrence of Refinancing Debt (in the case of any Refinancing Debt in the form of a revolving credit facility, to the extent of any drawings to be made thereunder on the date of effectiveness of the related commitments) and the application of the net proceeds therefrom, (x) no Default or Event of Default shall have occurred and be continuing and (y) the Borrower shall be in pro forma compliance with Section 7.1, (E) there shall be no additional direct or contingent obligors with respect to such Refinancing Debt that are not, or will not become, Guarantors and (F) no Lender shall be obligated to provide any such Refinancing Debt.

“Refinancing Facilities”: as defined in the definition of “Refinancing Debt”.

“Refinancing Revolving Facility”: as defined in the definition of “Refinancing Debt”.

“Refinancing Term Facility”: as defined in the definition of “Refinancing Debt”.

“Refunded Swingline Loans”: as defined in Section 2.7.

“Register”: as defined in Section 10.6(b).

“Regulated Subsidiary”: any insurance subsidiary (if it becomes a Subsidiary through any Specified Transaction).

“Regulation S-X”: Regulation S-X, promulgated pursuant to the Securities Act of 1933, as such Regulation is in effect on the date hereof.

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Reimbursement Obligation”: the obligation of the Borrower or relevant Subsidiary Borrower to reimburse an Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.

“Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any Loan Party (other than ABG) in connection therewith that are not applied to prepay the Tranche B Term Loans, or reduce the Revolving Commitments pursuant to Section 2.11(b) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event”: any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice”: a written notice executed by a Responsible Officer stating that no Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to (a) acquire or repair assets useful in its business or (b) make acquisitions permitted under Section 7.7.

“Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire or repair assets useful in the Borrower’s business or to make acquisitions permitted under Section 7.7.

“Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (a) the date occurring twelve months after such Reinvestment Event and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, acquire or repair assets useful in the Borrower’s business with all or any portion of the relevant Reinvestment Deferred Amount.

“Related Eligible Assets”: Eligible Assets that secure or are the direct or indirect source of payment for AESOP Indebtedness, Centre Point Indebtedness, Securitization Indebtedness, Recourse Vehicle Indebtedness or Additional Foreign Vehicle Indebtedness.

“Related Taxes”: any and all Taxes required to be paid by the Borrower or any Parent other than Taxes directly attributable to (i) the income of any entity other than any Parent, Holdings, the Borrower or any of its Subsidiaries, (ii) owning the Capital Stock of any corporation or other entity other than any Parent, Holdings, the Borrower or any of its Subsidiaries or (iii) withholding taxes on payments actually made by any Parent other than to any other Parent, Holdings, the Borrower or any of its Subsidiaries.

“ Relief Period”: the period commencing on the Second Amendment Effective Date through (but not including) the Relief Period Termination Date.

“ Relief Period Termination Certificate”: an irrevocable certificate of a Responsible Officer of the Borrower (similar in form to a Compliance Certificate) (i) stating that such certificate is a Relief Period Termination Certificate and (ii) certifying compliance with the covenant set forth in Section 7.1(a)(ii) on such date and demonstrating such compliance in reasonable detail.

“Relief Period Termination Date”: the earlier of (x) the date of delivery of the Compliance Certificate pursuant to Section 6.2(b) for the fiscal quarter ending June 30, 2022 demonstrating compliance with the covenant set forth in Section 7.1(a)(ii) on such date and (y) the date on which the Borrower delivers to the Administrative Agent a Relief Period Termination Certificate; provided that the Borrower may only deliver a Relief Period Termination Certificate concurrently with the delivery of financial statements pursuant to Section 6.1(a) or 6.1(b); provided, further, that the Borrower may only deliver a Relief Period Termination Certificate once, on which date the Relief Period will terminate permanently for all purposes of this Agreement and the other Loan Documents.

“Replaced Term Loan”: as defined in Section 10.1(b).

“Replacement Term Loan”: as defined in Section 10.1(b).

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.

“Required Lenders”: at any time, the holders of more than 50% of the sum of (i) the aggregate unpaid principal amount of the Tranche B Term Loans then outstanding and (ii) the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding.

“Requirements of Law”: as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court of competent jurisdiction or other Governmental Authority, in each case applicable to and binding upon such Person and any of its property, and to which such Person and any of its property is subject.

“Resolution Authority”: an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer”: the chief executive officer, president, chief accounting officer, chief financial officer, treasurer or assistant treasurer of the Borrower.

“Restatement Effective Date”: the date on which the conditions specified in Section 5.1 are satisfied (or waived in accordance with Section 10.1).

“Restricted Payments”: as defined in Section 7.6.

“Revolving Commitment”: as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Swingline Loans and Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Total Revolving Commitment” opposite such Lender’s name on Schedule 1.1A (as amended, supplemented or otherwise modified from time to time) or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof.

“Revolving Commitment Period”: the period from and including the Restatement Effective Date to the Revolving Termination Date.

“Revolving Extensions of Credit”: as to any Revolving Lender at any time, an amount equal to the sum of (a) the Dollar Equivalent of the aggregate principal amount of all Revolving Loans held by such Lender then outstanding, (b) the Dollar Equivalent of such Lender’s Revolving Percentage of the L/C Obligations then outstanding and (c) such Lender’s Swingline Exposure.

“Revolving Facility”: as defined in the definition of “Facility”.

“Revolving Lender”: each Lender that has a Revolving Commitment or that holds Revolving Loans.

“Revolving Loans”: as defined in Section 2.4(a).

“Revolving Percentage”: as to any Revolving Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the Total Revolving Commitments or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Loans then outstanding constitutes of the aggregate principal amount of the Revolving Loans then outstanding, provided, that, in the event that the Revolving Loans are paid in full prior to the reduction to zero of the Total Revolving Extensions of Credit, the Revolving Percentages shall be determined in a manner designed to ensure that the other outstanding Revolving Extensions of Credit shall be held by the Revolving Lenders on a comparable basis.

“Revolving Termination Date”: February 13, 2023.

“S&P”: Standard & Poor’s Financial Services LLC.

“Sanctions”: all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.

“Sanctioned Country”: at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, including Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person”: at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“ Second Amendment”: the Second Amendment, dated as of the Second Amendment Effective Date, to this Agreement.

“ Second Amendment Effective Date”: the “Second Amendment Effective Date”, as defined in the Second Amendment, which date is April 27, 2020.

“Second Lien Intercreditor Agreement” means a second lien intercreditor agreement entered into after the date hereof, in form and substance reasonably acceptable to the Borrower and the Administrative Agent.

“Securitization Entity”: any Subsidiary or other Person (a) engaged solely in the business of effecting asset securitization transactions and related activities or (b) whose primary purpose is to hold title or ownership interests in Eligible Assets, it being understood that each Canadian Securitization Entity, each European Securitization Entity and each Australian Securitization Entity shall be deemed to be a Securitization Entity.

“Securitization Indebtedness”: Indebtedness incurred by or attributable to a Securitization Entity that does not permit or provide for recourse (other than Standard Securitization Undertakings) to the Borrower or any Subsidiary of the Borrower (other than a Securitization Entity or a Foreign Subsidiary organized under the laws of Canada) or any property or asset of the Borrower or any Subsidiary of the Borrower (other than the property or assets of, or any equity interests or other securities issued by, a Securitization Entity or a Foreign Subsidiary organized under the laws of Canada).

“Security Documents”: the collective reference to the Guarantee and Collateral Agreement, the Mortgages, the First Lien Intercreditor Agreement (if any), the Second Lien Intercreditor Agreement (if any) and any other intercreditor agreement entered into in connection herewith and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party (other than ABG) under any Loan Document.

“Senior Unsecured Note Indenture”: each of the Indentures entered into by the Borrower and Avis Budget Finance in connection with the issuance of the Senior Unsecured Notes, together with all instruments and other agreements entered into by the Borrower, Avis Budget Finance, any Foreign Issuer and any other Subsidiary of the Borrower in connection therewith.

“Senior Unsecured Notes”: (i) the 5.125% senior notes of the Borrower and Avis Budget Finance due 2022, (ii) the 5.50% senior notes of the Borrower and Avis Budget Finance due 2023, (iii)

the 6.375% senior notes of the Borrower and Avis Budget Finance due 2024, (iv) the 4.125% senior notes of the Borrower and Avis Budget Finance due 2024, (v) the 5.25% senior notes of the Borrower and Avis Budget Finance due 2025 and (vi) the 4.50% senior notes of the Borrower and Avis Budget Finance due 2025, in each case, issued pursuant to the Senior Unsecured Note Indenture.

“Separation Agreement”: as described on Schedule 1.1D.

“Significant Subsidiary”: any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X.

“Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

“Specified Cash Management Agreement”: any agreement providing for treasury, depositary or cash management services, including in connection with any automated clearing house transfers of funds or any similar transactions between the Borrower or any ~~Guarantor~~of its Subsidiaries and any Lender or affiliate thereof or any Agent or affiliate thereof, which has been designated by such Lender and the Borrower, by notice to the Administrative Agent ~~not later than 90 days after the execution and delivery by the Borrower or such Guarantor~~, as a “Specified Cash Management Agreement”.

“Specified Ratings”: the corporate credit rating assigned by Moody’s and the corporate issuer rating assigned by S&P, in each case, with respect to the Borrower. In the event that either Moody’s or S&P places the Borrower’s corporate credit rating on “Watchlist” for a possible downgrade in the case of Moody’s or the Borrowers’ corporate issuer rating on “CreditWatch” with negative implications in the case of S&P (or, in each case, any successor, replacement or analogous list) the Specified Rating from such rating agency shall be the next lower rating below the then corporate credit rating or the corporate issuer rating, as the case may be, of the Borrower assigned by such rating agency.

“Specified Swap Agreement”: any Swap Agreement entered into by the Borrower or any ~~Guarantor~~of its Subsidiaries and any counterparty that at the time such Swap Agreement was entered into was an Agent, Lender or affiliate thereof, to hedge or mitigate its risk with respect to interest rates, currency exchange rates or commodity prices, including, without limitation, Swap Agreements entered into by such parties with respect to AESOP Indebtedness, Centre Point Indebtedness, Recourse Vehicle Indebtedness, Securitization Indebtedness or Additional Foreign Vehicle Indebtedness.

“Specified Transaction”: the Avis Europe Acquisition and any Permitted Acquisition.

“Standard Securitization Undertakings”: representations, warranties (and any related repurchase obligations), servicer obligations, guarantees, covenants and indemnities entered into by the Borrower or any Subsidiary of the Borrower of a type that are reasonably customary in securitizations.

“Subsidiary”: (a) with respect to any Person, any corporation, association, joint venture, partnership, limited liability company or other business entity (whether now existing or hereafter organized) of which at least a majority of the voting stock or other ownership interests having ordinary voting power for the election of directors (or the equivalent) is, at the time as of which any determination is being made, owned or controlled by such Person or one or more subsidiaries of such Person or by such Person and one or more subsidiaries of such Person or (b) any partnership where more than 50% of the general partners of such partnership are owned or controlled, directly or indirectly, by (i) such Person and/or (ii) one or more Subsidiaries of such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower; provided, that, at Borrower’s election, any Person in which an investment is made pursuant to

Section 7.7(p) shall, so long as such investment is maintained in reliance on such Section, not be a “Subsidiary” of the Borrower for any purpose of this Agreement (other than Section 6.1) (each such Person referred to in this proviso being an “Excluded Person”); provided, further, that Borrower may elect to designate any Excluded Person as a “Subsidiary” at any time, upon which such Excluded Person shall be a “Subsidiary” for all purposes of this Agreement and be required to comply with all requirements applicable to such Subsidiary herein.

“Subsidiary Borrower”: any Subsidiary of the Borrower that becomes a party hereto pursuant to Section 10.1(c)(i) until such time as such Subsidiary Borrower is removed as a party hereto pursuant to Section 10.1(c)(ii).

“Subsidiary Guarantor”: each Wholly-Owned Subsidiary of the Borrower other than any Foreign Subsidiary, Excluded Subsidiary or Securitization Entity.

“Successor Company”: as defined in Section 7.4(e).

“Swap Agreement”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of its Subsidiaries shall be a “Swap Agreement”.

“Swingline Commitment”: as to any Lender (i) the amount set forth opposite such Lender’s name on Schedule 1.1A hereof under the heading “Swingline Commitment” or (ii) if such lender has entered into an Assignment and Assumption, the amount set forth for such lender as its Swingline Commitment in the Register maintained by the Administrative Agent pursuant to Section 10.6(b)(iv).

“Swingline Exposure”: at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be the sum of (a) its Revolving Percentage of the total Swingline Exposure at such time related to Swingline Loans other than any Swingline Loans made by such Lender in its capacity as a Swingline Lender and (b) if such Lender shall be a Swingline Lender, the aggregate principal amount of all Swingline Loans made by such Lender outstanding at such time (to the extent that the other Lenders shall not have funded their participations in such Swingline Loans).

“Swingline Lender”: JPMorgan Chase Bank in its capacity as a lender of Swingline Loans.

“Swingline Loans”: as defined in Section 2.6.

“Swingline Participation Amount”: as defined in Section 2.7.

“Syndication Agent”: as defined in the preamble hereto.

“Target”: as defined in the definition of “Permitted Acquisition”.

“Tax Sharing Agreement”: as described on Schedule 1.1E.

“Taxes”: any taxes, charges or assessments, including but not limited to income, sales, use, transfer, rental, ad valorem, value-added, stamp, property consumption, franchise, license, capital, net worth, gross receipts, excise, occupancy, intangibles or similar tax, charges or assessments, and including any interest, additions to tax or penalties applicable thereto.

“Term Lenders”: the Tranche B Term Lenders.

“Term Loans”: the Tranche B Term Loans.

“Third Restatement Effective Date”: October 3, 2014.

“Total Revolving Commitments”: at any time, the aggregate amount of the Revolving Commitments then in effect.

“Total Revolving Extensions of Credit”: at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Lenders outstanding at such time.

“Tranche B Term Commitment”: as to any Lender, the “New Tranche B Term Commitment” of such Lender, as such term is defined in the First Amendment. The aggregate amount of the Tranche B Term Commitments as of the First Amendment Effective Date is $1,215,730,000.

“Tranche B Term Facility” as defined in the definition of “Facility”.

“Tranche B Term Lenders”: each Lender that has a Tranche B Term Commitment or holds a Tranche B Term Loan.

“Tranche B Term Loan”: a Loan made pursuant to a Tranche B Term Commitment.

“Tranche B Term Loan Maturity Date”: the earlier of (i) August 6, 2027 and (ii) to the extent more than $100,000,000 of Early Maturity Trigger Indebtedness is then outstanding, the date that is 90 days prior to the earliest maturity date applicable to such Early Maturity Trigger Indebtedness.

“Transferee”: any Assignee or Participant.

“Type”: as to any Loan, its nature as an ABR Loan or a Eurocurrency Loan.

“UCP”: with respect to any Letter of Credit, the “Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“ UK Financial Institution”: any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“ UK Resolution Authority”: the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“United States”: the United States of America.

“Unreimbursed Amounts”: as defined in Section 3.4(a).

“Virginia Beach Parcel” means that certain real property located at 300 Centre Pointe Drive, Virginia Beach, VA, 23462-4415.

“Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

“Withholding Agent”: any Loan Party and the Administrative Agent.

“Write-Down and Conversion Powers”: (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule~~.~~ and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

“WTH Funding LP”: WTH Funding Limited Partnership, an Ontario limited partnership, and any successor special purpose entity formed for the purpose of engaging in vehicle financings in Canada.

1.2     Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, all terms of an accounting or financial nature relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, as in effect from time to time; provided that, notwithstanding anything to the contrary herein, all accounting or financial terms used herein shall be construed, and all financial computations pursuant hereto shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar effect) to value any Indebtedness or other liabilities of any Group Member at “fair value”, as defined therein; provided, further, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after the change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding anything to the contrary herein, any obligations of a Person under a lease (whether existing now or entered into in the future) that is not (or would not be) required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP as in effect on the Restatement Effective Date shall not be treated as capital lease solely as a result of (x) the adoption of changes in or (y) changes in the application of GAAP after the Restatement Effective Date. In the event that the Borrower elects to prepare its financial statements in accordance with IFRS and such election results in a change in the method of calculation of financial covenants, standards or terms (collectively, the “Accounting Changes”) in this Agreement, the Borrower and the Administrative Agent agree to enter into good faith negotiations in order to amend such provisions of this Agreement (including the levels applicable herein to any computation of the Consolidated Leverage Ratio, the Consolidated First Lien Leverage Ratio or the Consolidated Secured Leverage Ratio) so as to reflect equitably the Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be substantially the same after such change as if such change had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed in accordance with GAAP (as determined in good faith by a Responsible Officer of the Borrower) (it being agreed that the reconciliation between GAAP and IFRS used in such determination shall be made available to Lenders) as if such change had not occurred.

(c) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (ii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (iv) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.

(d) The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(e) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

1.3     Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Application related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such times.

1.4     Limited Condition Acquisitions. In connection with the incurrence of any Indebtedness or Liens or the making of any Investments, Restricted Payments, restricted prepayments of Indebtedness, Dispositions or fundamental changes, in each case, in connection with a Limited Condition Acquisition (any of the foregoing, an “LCA Action” and collectively, the “LCA Actions”), for purposes of determining compliance with any provision of this Agreement (other than Section 5.2(b)) which requires that no Default or Event of Default has occurred, is continuing or would result from any such LCA Action, as applicable, such condition shall, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Acquisition, an “LCA Election”), be deemed satisfied, so long as no Default or Event of Default exists on the date the definitive agreements for such Limited Condition Acquisition are entered into (the “LCA Test Date”). For the avoidance of doubt, if the Borrower has exercised the LCA Election, and any Default or Event of Default occurs following the LCA Test Date and prior to the consummation of such Limited Condition Acquisition, any such Default or Event of Default shall be deemed to not have occurred or be continuing for purposes of determining whether any action being taken in connection with such Limited Condition Acquisition is permitted hereunder.

(a) In connection with the incurrence of any LCA Action, for purposes of:

(i) determining compliance with any provision of this Agreement which requires the calculation of the Consolidated Leverage Ratio, the Consolidated Secured Leverage Ratio, the Consolidated First Lien Leverage Ratio or the Consolidated Coverage Ratio; or

(ii) testing availability under baskets set forth in this Agreement (including any baskets based on a percentage of Consolidated EBITDA);

in each case, upon the LCA Election, the date of determination of whether any such action is permitted hereunder, shall be the LCA Test Date, and if, after giving effect to the Limited Condition Acquisition and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) on a pro forma basis as if they had occurred at the beginning of the most recent four consecutive fiscal quarter period being used to calculate such financial ratio or basket ending prior to the LCA Test Date for which consolidated financial statements of the Borrower are available, the Borrower could have taken such action on the relevant LCA Test Date in compliance with such ratio or basket, such ratio or basket shall be deemed to have been complied with. For the avoidance of doubt, if the Borrower has made an LCA Election and any of the ratios or baskets for which compliance was determined or tested as of the LCA Test Date are exceeded as a result of fluctuations in any such ratio or basket, including due to fluctuations in Consolidated EBITDA of the Borrower or the Person subject to such Limited Condition Acquisition, at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations. If the Borrower has made an LCA Election for any Limited Condition Acquisition, then in connection with any subsequent calculation of any ratio or basket availability with respect to the incurrence of any Indebtedness or Liens or the making of any Investments, Restricted Payments, restricted prepayments of Indebtedness, Dispositions or fundamental changes, in each case, on or following the relevant LCA Test Date and prior to the earlier of the date on which such Limited Condition Acquisition is consummated or the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, any such ratio or basket shall be calculated on a pro forma basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated. Consolidated Net Income (and any other financial defined term derived therefrom) shall not include any Consolidated Net Income of or attributable to the target Person or assets associated with any such Limited Condition Acquisition for usages other than in connection with the applicable transaction pertaining to such Limited Condition Acquisition unless and until the closing of such Limited Condition Acquisition shall have actually occurred.

1.5     Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Capital Stock at such time.

SECTION 2.    AMOUNT AND TERMS OF COMMITMENTS

2.1     Term Commitments. Subject to the terms and conditions hereof, each Tranche B Term Lender severally agrees to, subject to the terms and conditions set forth in the First Amendment, make a Tranche B Term Loan in Dollars to the Borrower on the First Amendment Effective Date, in an amount not to exceed the amount of the Tranche B Term Commitment of such Lender. The Tranche B Term Loans may from time to time be Eurocurrency Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.12.

2.2     Procedure for Term Loan Borrowing. The Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to (i) 12:00 Noon, New York City time, three Business Days prior to the anticipated First Amendment Effective Date, in the case of Eurocurrency Loans, or (ii) 10:00 A.M., New York City time, on the day of the anticipated First Amendment Effective Date in the case of ABR Loans) requesting that the Tranche B Term Lenders make the Tranche B Term Loans on the First Amendment Effective Date and specifying the amount to be borrowed. Upon receipt of such notice the Administrative Agent shall promptly notify each applicable Tranche B Term Lender thereof. Subject to the terms and conditions set forth in the First Amendment, not later than 12:00 Noon, New York City time, on the First Amendment Effective Date, each applicable Tranche B Term Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Tranche B Term Loan or Tranche B Term Loans to be made by such Lender. The Administrative Agent shall credit the account of the Borrower on the books of such office of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Tranche B Term Lenders in immediately available funds.

2.3     Repayment of Term Loans. The Tranche B Term Loans shall be repayable in installments on each March 31, June 30, September 30 and December 31 of each year, commencing with March 31, 2020, and ending with the Tranche B Term Loan Maturity Date, in an aggregate principal amount equal to (i) in the case of each such installment due prior to the Tranche B Term Loan Maturity Date, 0.25% of the aggregate principal amount of the Tranche B Term Loans made on the First Amendment Effective Date and (ii) in the case of the installment due on the Tranche B Term Loan Maturity Date, the entire remaining balance of the Tranche B Term Loans, subject to reduction pursuant to Section 2.17(b).

2.4     Revolving Commitments. (a) Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans (“Revolving Loans”) in Dollars and in any Optional Currency to the Borrower or any Subsidiary Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which will not result (after giving effect to any application of proceeds of such Borrowing pursuant to Section 2.6(b)) in (i) the outstanding principal amount of such Lender’s Revolving Extensions of Credit exceeding the amount of such Lender’s Revolving Commitment or (ii) the Total Revolving Extensions of Credit exceeding the aggregate Revolving Commitments. During the Revolving Commitment Period the Borrower and any Subsidiary Borrower may use the Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Revolving Loans may from time to time be Eurocurrency Loans or ABR Loans, as determined by the Borrower or any Subsidiary Borrower and notified to the Administrative Agent in accordance with Sections 2.5 and 2.12. ABR Loans shall be denominated only in Dollars.

(b) The Borrower and any relevant Subsidiary Borrower shall repay all outstanding Revolving Loans on the Revolving Termination Date.

2.5     Procedure for Revolving Loan Borrowing. The Borrower and any Subsidiary Borrower may borrow under the Revolving Commitments during the Revolving Commitment Period on any Business Day, provided that the Borrower or the relevant Subsidiary Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to (a) 12:00 Noon, New York City time, three Business Days prior to the requested Borrowing Date, in the case of Eurocurrency Loans, or (b) 12:00 Noon, New York City Time, on the date of the proposed borrowing, in the case of ABR Loans) (provided that any such notice of a borrowing of ABR Loans under the Revolving Facility to finance payments required by Section 3.5 may be given not later than 12:00 Noon, New York City time, on the date of the proposed borrowing), specifying (i) the amount and Type of Revolving Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurocurrency Loans, the respective amounts of each such Type of Loan, the Currency with respect thereto and the respective lengths of the initial Interest Period therefor. If no election as to the Type of a Revolving Loan is specified in any such notice, then the requested borrowing shall be an ABR Loan. If no Currency with respect to any Eurocurrency Loans is specified in any such notice, then the Borrower or the relevant Subsidiary Borrower shall be deemed to have requested a borrowing in Dollars. If no Interest Period with respect to any Eurocurrency Loan is specified in any such notice, then the Borrower or the relevant Subsidiary Borrower shall be deemed to have selected an Interest Period of one month’s duration. Each borrowing under the Revolving Commitments shall be in an amount equal to (x) in the case of ABR Loans, $1,000,000 or a whole multiple thereof (or, if the then aggregate Available Revolving Commitments are less than $1,000,000, such lesser amount) and (y) in the case of Eurocurrency Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof; provided, that a Swingline Lender may request, on behalf of the Borrower or any Subsidiary Borrower, borrowings under the Revolving Commitments that are ABR Loans in other amounts pursuant to Section 2.7. Upon receipt of any such notice from the Borrower or any Subsidiary Borrower, the Administrative Agent shall promptly notify each Revolving Lender thereof. Each Revolving Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower or the relevant Subsidiary Borrower at the Funding Office prior to 2:00 P.M., New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower or the relevant Subsidiary Borrower by the Administrative Agent crediting the account of the Borrower or the relevant Subsidiary Borrower on the books of such office or such other account as the Borrower or relevant Subsidiary Borrower may specify to the Administrative Agent in writing with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent. Each Revolving Lender at its option may make any Revolving Loan that is requested in an Optional Currency by causing the applicable foreign branch of such Revolving Lender or the applicable Affiliate of such Revolving Lender to make such Revolving Loan; provided that any exercise of such option shall not affect the obligation of the Borrower or Subsidiary Borrower to repay such Revolving Loan in accordance with the terms of this Agreement.

2.6     Swingline Commitment. (a) Subject to the terms and conditions hereof, each Swingline Lender severally agrees to make a portion of the credit otherwise available to the Borrower and any Subsidiary Borrower under the Revolving Commitments from time to time during the Revolving Commitment Period by making swing line loans (“Swingline Loans”) in Dollars to the Borrower and any Subsidiary Borrower; provided that (i) the aggregate principal amount of Swingline Loans made by such Swingline Lender outstanding at any time shall not exceed such Swingline Lender’s Swingline Commitment then in effect, (ii) the outstanding principal amount of such Swingline Lender’s Revolving Extensions of Credit shall not exceed the amount of such Swingline Lender’s Revolving Commitment and (iii) the Borrower or the relevant Subsidiary Borrower shall not request, and a Swingline Lender shall not make, any Swingline Loan if, after giving effect to the making of such Swingline Loan, the aggregate amount of the Available Revolving Commitments would be less than zero. During the Revolving Commitment Period, the Borrower and any Subsidiary Borrower may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Swingline Loans shall be ABR Loans only.

(b) The Borrower or relevant Subsidiary Borrower shall repay to the Administrative Agent for the account of the Swingline Lenders the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Termination Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided that on each date that a Revolving Loan is borrowed, the Borrower or relevant Subsidiary Borrower shall repay all Swingline Loans then outstanding and the proceeds of any such borrowing of Revolving Loans shall be applied by the Administrative Agent to repay any Swingline Loans outstanding.

2.7     Procedure for Swingline Borrowing; Refunding of Swingline Loans. ~~i~~(a) Whenever the Borrower or any Subsidiary Borrower desires that a Swingline Lender make Swingline Loans it shall give the Administrative Agent irrevocable telephonic notice confirmed promptly in writing (which telephonic notice must be received by the Administrative Agent not later than 1:00 P.M., New York City time, on the proposed Borrowing Date), specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date (which shall be a Business Day during the Revolving Commitment Period). The Administrative Agent will promptly advise the Swingline Lenders of any such notice received from the Borrower. Each borrowing under the Swingline Commitment shall be in an amount equal to $500,000 or a whole multiple of $100,000 in excess thereof. Not later than 3:00 P.M., New York City time, on the Borrowing Date specified in a notice in respect of Swingline Loans, each Swingline Lender shall make its ratable portion of the requested Swingline Loan (such ratable portion to be calculated based upon such Swingline Lender’s Swingline Commitment to the total Swingline Commitments of all of the Swingline Lenders) available to the Administrative Agent at the Funding Office in immediately available funds. The Administrative Agent shall make the proceeds of such Swingline Loan available to the Borrower or relevant Subsidiary Borrower on such Borrowing Date by depositing such proceeds in the account of the Borrower or relevant Subsidiary Borrower with the Administrative Agent or such other account as the Borrower or relevant Subsidiary Borrower may specify to the Administrative Agent in writing on such Borrowing Date in immediately available funds.

(~~a~~b) Any Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower or relevant Subsidiary Borrower (each of which hereby irrevocably directs each Swingline Lender to act on its behalf), by written notice given to the Administrative Agent require each Revolving Lender to make, and each Revolving Lender hereby agrees to make, a Revolving Loan, in an amount equal to such Revolving Lender’s Revolving Percentage of the aggregate amount of the Swingline Loans (the “Refunded Swingline Loans”) outstanding on the date of such notice, to repay the Swingline Lenders. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Revolving Lender’s Revolving Percentage of such Swingline Loans. Each Lender hereby absolutely and unconditionally agrees, promptly upon receipt of such notice from the Administrative Agent (and in any event, if such notice is received by 12:00 noon, New York City time, on a Business Day, no later than 5:00 p.m. New York City time on such Business Day and if received after 12:00 noon, New York City time, on a Business Day, no later than 10:00 a.m. New York City time on the immediately succeeding Business Day), to pay to the Administrative Agent at the Funding Office in immediately available funds, for the account of such Swingline Lenders, such Revolving Lender’s Revolving Percentage of such Swingline Loans. The proceeds of such Revolving Loans shall be promptly made available by the Administrative Agent to the Swingline Lenders for application by the Swingline Lenders to the repayment of the Refunded Swingline Loans. The Borrower and relevant Subsidiary Borrower irrevocably authorize each Swingline Lender to charge the Borrower’s and relevant Subsidiary Borrower’s accounts with the Administrative Agent (up to the amount available in each such account) in order to immediately pay the amount of such Refunded Swingline Loans to the extent amounts received from the Revolving Lenders are not sufficient to repay in full such Refunded Swingline Loans.

(~~b~~c) If prior to the time a Revolving Loan would have otherwise been made pursuant to Section 2.7(b), one of the events described in Section 8(f) shall have occurred and be continuing with respect to the Borrower or relevant Subsidiary Borrower or if for any other reason, as determined by any Swingline Lender in its sole discretion, Revolving Loans may not be made as contemplated by Section 2.7(b), each Revolving Lender shall, on the date such Revolving Loan was to have been made pursuant to the notice referred to in Section 2.7(b), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Administrative Agent at the Funding Office in immediately available funds for the account of the Swingline Lenders an amount (the “Swingline Participation Amount”) equal to (i) such Revolving Lender’s Revolving Percentage times (ii) the sum of the aggregate principal amount of Swingline Loans then outstanding that were to have been repaid with such Revolving Loans.

(~~c~~d) Whenever, at any time after any Swingline Lender has received from any Revolving Lender such Lender’s Swingline Participation Amount, such Swingline Lender receives any payment on account of the Swingline Loans, such Swingline Lender will distribute such amount to the Administrative Agent and any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to paragraph (c) above and to the Swingline Lender, as their interests may appear (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided, however, that in the event that such payment received by such Swingline Lender is required to be returned, such Revolving Lender will return to such Swingline Lender any portion thereof previously distributed to it by the Administrative Agent.

(~~d~~e) Each Revolving Lender’s obligation to make the Loans referred to in Section 2.7(b) and to purchase participating interests pursuant to Section 2.7(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender or the Borrower or any Subsidiary Borrower may have against any Swingline Lender, the Borrower or any Subsidiary Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the Borrower or any Subsidiary Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any Subsidiary Borrower, any other Loan Party or any other Revolving Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(~~e~~f) The failure of any Swingline Lender to make its ratable portion of a Swingline Loan shall not relieve any other Swingline Lender of its obligation hereunder to make its ratable portion of such Swingline Loan on the date of such Swingline Loan, but no Swingline Lender shall be responsible for the failure of any other Swingline Lender to make the ratable portion of a Swingline Loan to be made by such other Swingline Lender on the date of any Swingline Loan.

2.8     Commitment Fees, etc. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee for the period from and including the date hereof to the last day of the Revolving Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available Revolving Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on each Fee Payment Date, commencing on the first such date to occur after the date hereof.

(b) The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in any fee agreements with the Administrative Agent and to perform any other obligations contained therein.

2.9     Termination or Reduction of Revolving Commitments. The Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans and Swingline Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments. Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Revolving Commitments then in effect. Each notice delivered by the Borrower pursuant to this Section 2.9 shall be irrevocable; provided, that a notice to terminate the Revolving Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or a Change in Control, in either case, which such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Notwithstanding the foregoing, the revocation of a termination notice shall not affect the Borrower’s obligation to indemnify any Lender in accordance with Section 2.20 for any loss or expense sustained or incurred as a consequence thereof.

2.10     Optional Prepayments. (a) The Borrower and any relevant Subsidiary Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty (except in the case of Tranche B Term Loans as otherwise provided in paragraph (b) below) upon irrevocable notice (except as otherwise provided below) delivered to the Administrative Agent no later than 12:00 Noon, New York City time, three Business Days prior thereto, in the case of Eurocurrency Loans, and no later than 12:00 Noon, New York City time, on the day of such prepayment, in the case of ABR Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurocurrency Loans or ABR Loans; provided, that if a Eurocurrency Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower or relevant Subsidiary Borrower shall also pay any amounts owing pursuant to Section 2.20; provided, further, that such notice to prepay the Loans delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or a Change in Control, in either case, which such notice may be revoked by the Borrower (by further notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Notwithstanding the foregoing, the revocation of a termination notice shall not affect the Borrower’s obligation to indemnify any Lender in accordance with Section 2.20 for any loss or expense sustained or incurred as a consequence thereof. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are ABR Loans and Swingline Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Term Loans and Revolving Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof. Partial prepayments of Swingline Loans shall be in an aggregate principal amount of $100,000 or a whole multiple thereof.

(b) Any (i) optional prepayment of the Tranche B Term Loans using proceeds of any credit facility term loans incurred by the Borrower for which, the interest rate payable thereon on the date of such prepayment is lower than the Eurocurrency Rate on the date of such prepayment plus the Applicable Margin with respect to the Tranche B Term Loans on the date of such prepayment with the primary purpose of refinancing Tranche B Term Loans at a lower interest rate or (ii) repricing of the

Tranche B Term Loans pursuant to an amendment to this Agreement resulting in the interest rate payable thereon on the date of such amendment being lower than the Eurocurrency Rate on the date immediately prior to such amendment plus the Applicable Margin with respect to the Tranche B Term Loans on the date immediately prior to such amendment, shall be accompanied by a prepayment fee equal to 1.00% of the aggregate principal amount of such prepayment (or, in the case of clause (ii) above, of the aggregate amount of Tranche B Term Loans outstanding immediately prior to such amendment) if made on or prior to the date that is six months after the First Amendment Effective Date. Such fee shall be paid by the Borrower to the Administrative Agent for the account of the Tranche B Term Lenders on the date of such prepayment or amendment (as the case may be).

2.11     Mandatory Prepayments. (a) If any Indebtedness shall be issued or incurred by any Group Member (other than ABG) (excluding any Indebtedness incurred in accordance with Section 7.2), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such issuance or incurrence, or in the event such Net Cash Proceeds are received after 12:00 Noon, New York City time, on the next Business Day, toward the prepayment of the Term Loans as set forth in Section 2.11(c).

(b) If on any date any Loan Party (other than ABG) shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereof, 100% of such Net Cash Proceeds or, in the case of any Disposition permitted by Section 7.5(f), 100% of such Net Cash Proceeds, shall be applied within three Business Days toward the prepayment of the Term Loans as set forth in Section 2.11(c); provided that on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Term Loans as set forth in Section 2.11(c).

(c) Amounts to be applied in connection with prepayments of the outstanding Term Loans pursuant to this Section 2.11 shall be applied, first, to ABR Loans and, second, to Eurocurrency Loans and, in each case, in accordance with Section 2.17(b). Each prepayment of the Term Loans under this Section 2.11 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid. If no Term Loans are outstanding, such remaining amounts shall be retained by the relevant Group Member.

(d) With respect to any prepayment of Term Loans pursuant to Section 2.11(b), any Term Lender, at its option (but solely to the extent the Borrower elects for this clause (d) to be applicable to a given prepayment), may elect not to accept such prepayment as provided below. The Borrower may notify the Administrative Agent of any event giving rise to a prepayment under Section 2.11(b) at least five Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment that is required to be made under Section 2.11(b) (the “Prepayment Amount”). The Administrative Agent will promptly notify each Term Lender of the contents of any such prepayment notice so received from the Borrower, including the date on which such prepayment is to be made (the “Prepayment Date”). Any Term Lender may (but solely to the extent the Borrower elects for this clause (d) to be applicable to a given prepayment) decline to accept all (but not less than all) of its share of any such prepayment (any such Lender, a “Declining Lender”) by providing written notice to the Administrative Agent no later than 5:00 p.m. (New York City time) one Business Day after the date of such Term Lender’s receipt of notice from the Administrative Agent regarding such prepayment. If any Term Lender does not give a notice to the Administrative Agent within the time frame specified above informing the Administrative Agent that it declines to accept the applicable prepayment, then such Lender will be deemed to have accepted such prepayment. On any Prepayment Date, an amount equal to the Prepayment Amount minus the portion of thereof allocable to Declining Lenders, in each case for such Prepayment Date, shall be paid to the Administrative Agent by the Borrower and applied by the Administrative Agent ratably to prepay Term

Loans owing to Term Lenders (other than Declining Lenders) in the manner described in this Section 2.11 for such prepayment. Any amounts that would otherwise have been applied to prepay Term Loans owing to Declining Lenders shall be retained by the Borrower (such amounts, “Declined Amounts”).

2.12     Conversion and Continuation Options. (a) The Borrower or any Subsidiary Borrower may elect from time to time to convert Eurocurrency Loans to ABR Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the Business Day preceding the proposed conversion date, provided that any such conversion of Eurocurrency Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower or any Subsidiary Borrower may elect from time to time to convert ABR Loans to Eurocurrency Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 12:00 Noon, New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no ABR Loan under a particular Facility may be converted into a Eurocurrency Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b) Any Eurocurrency Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower or relevant Subsidiary Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurocurrency Loan under a particular Facility may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such continuations (and the Administrative Agent shall notify the Borrower within a reasonable amount of time of any such determination), and provided, further, that if the Borrower or such Subsidiary Borrower shall fail to give any required notice as described above in this paragraph such Loans shall be automatically continued as Eurocurrency Loans having an Interest Period of one month in duration or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

2.13     Limitations on Eurocurrency Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurocurrency Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurocurrency Loans comprising each Eurocurrency Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than ten Eurocurrency Tranches shall be outstanding at any one time.

2.14     Interest Rates and Payment Dates. (a) Each Eurocurrency Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurocurrency Rate determined for such day plus the Applicable Margin.

(b) Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

(c) (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% or (y)

in the case of Reimbursement Obligations, the rate applicable to ABR Loans under the Revolving Facility plus 2%, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans under the relevant Facility plus 2% (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to ABR Loans under the Revolving Facility plus 2%), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

(d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

2.15     Computation of Interest and Fees. (a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower or relevant Subsidiary Borrower and the relevant Lenders of each determination of a Eurocurrency Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower or relevant Subsidiary Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower, any Subsidiary Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower or any Subsidiary Borrower, deliver to the Borrower or such Subsidiary Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.14(a).

2.16     Alternate Rate of Interest.

(a) If prior to the commencement of any Interest Period for a Eurocurrency Loan:

(i) the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for ascertaining the Eurocurrency Rate or the Eurocurrency Base Rate, as applicable (including, without limitation, because the LIBO Screen Rate is not available or published on a current basis), for a Loan in the applicable currency or for the applicable Interest Period, or

(ii) the Administrative Agent is advised by the Required Lenders that the Eurocurrency Rate or the Eurocurrency Base Rate, as applicable, for a Loan in the applicable currency or for the applicable Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period, then the Administrative Agent shall give notice thereof to the Borrower or relevant Subsidiary Borrower, as applicable, and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower or relevant Subsidiary Borrower, as applicable, and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any request for the conversion of any Revolving Loan to, or continuation of any Revolving Loan as, a Eurocurrency Loan in the applicable currency or for the applicable Interest Period, as the case may be, shall be ineffective, (ii) if any borrowing request requests a Revolving Loan that is a Eurocurrency Loan denominated in Dollars, such Loan shall be made as an ABR Loan and (iii) any borrowing request requesting a Revolving Loan that is a Eurocurrency Loan denominated in an Optional Currency, such borrowing request shall be ineffective; provided that if the circumstances giving rise to such notice affect only one Type of Loan, then the other Type of Loans shall be permitted.

(b) If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in clause (a)(i) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (a)(i) have not arisen but the supervisor for the administrator of the LIBO Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which an applicable LIBO Screen Rate for any Currency shall no longer be used for determining interest rates for loans, then the Administrative Agent and the Borrower shall endeavor to establish an alternate rate of interest to the Eurocurrency Base Rate for each affected Currency that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States in such Currency at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate or rates of interest and such other related changes to this Agreement as may be applicable. Notwithstanding anything to the contrary in Section 10.1, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five Business Days of the date notice of such alternate rate or rates of interest is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment. Until an alternate rate of interest shall be determined in accordance with this clause (b) (but, in the case of the circumstances described in clause (ii) of the first sentence of this Section 2.16(c), only to the extent the LIBO Screen Rate for the applicable Currency and such Interest Period is not available or published at such time on a current basis), (x) any requests for the conversion of any Loan to, or continuation of any Loan as, a Eurocurrency Loan, and any borrowing request for a Loan that is a Eurocurrency Loan in an Optional Currency, shall, in each case, be ineffective and (y) if any borrowing request requests a Revolving Loan that is a Eurocurrency Loan in Dollars, such Loan shall be made as an ABR Loan; provided that, if such alternate rate of interest shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

2.17     Pro Rata Treatment and Payments. (a) Each borrowing of Revolving Loans by the Borrower or any Subsidiary Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Revolving Percentages of the relevant Lenders.

(b) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Term Loans shall be made pro rata according to the respective outstanding principal amounts of the Term Loans then held by the Term Lenders; provided that at the option of the Borrower, all or a portion of any optional prepayments of the Term Loans made in accordance with Section 2.10 may be applied to repay the Term Loans as directed by the Borrower. The amount of each such optional principal prepayment of the Term Loans shall be applied to reduce the then remaining installments of the Tranche B Term Loans as directed by the Borrower. Amounts prepaid on account of the Term Loans may not be reborrowed.

(c) Each payment (including each prepayment) by the Borrower or any Subsidiary Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders.

(d) All payments (including prepayments) to be made by the Borrower or any Subsidiary Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 1:00 P.M., New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars or in any other applicable currency and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurocurrency Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurocurrency Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension. Any obligation under this Agreement denominated in currency other than Dollars should be payable in such currency unless the obligor, the obligee and the Administrative Agent shall otherwise agree.

(e) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower or any Subsidiary Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate up to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans under the relevant Facility, on demand, from the Borrower or relevant Subsidiary Borrower.

(f) Unless the Administrative Agent shall have been notified in writing by the Borrower or relevant Subsidiary Borrower prior to the date of any payment due to be made by the Borrower or such Subsidiary Borrower hereunder that the Borrower or such Subsidiary Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower or such Subsidiary Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower or relevant Subsidiary Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower or any Subsidiary Borrower.

2.18      Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i) shall subject any Lender to any additional tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any Application or any Eurocurrency Loan made by it (except for taxes addressed by Section 2.19 (including any Excluded Taxes) and changes in the rate of tax on the overall net or gross income of such Lender);

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurocurrency Rate; or

(iii) shall impose on such Lender any other condition not described in (or excepted from) the foregoing (i) and (ii);

and the result of any of the foregoing is to increase the cost to such Lender by an amount that such Lender deems to be material, of making, converting into, continuing or maintaining Eurocurrency Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower or relevant Subsidiary Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower or relevant Subsidiary Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or liquidity requirements or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy or liquidity requirements (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy or liquidity) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c) A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower or relevant Subsidiary Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section, the Borrower or relevant Subsidiary Borrower shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower or such Subsidiary Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrower or relevant Subsidiary Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(d) Notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall, in each case, be deemed to be a change in a Requirement of Law, regardless of the date enacted, adopted, issued or implemented.

2.19     Taxes. (a) All payments made by or on behalf of the Borrower or any Subsidiary Borrower under this Agreement or any other Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding (a) net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Lender by the jurisdiction (or any political subdivision or taxing authority thereof or therein) under the laws of which the Administrative Agent or such Lender is organized or incorporated or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, and any taxes imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document) and (b) any branch profit taxes imposed by the United States or any similar tax imposed by any other Governmental Authority; provided that, if any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder, as determined in good faith by the applicable Withholding Agent, (x) such amounts shall be paid to the relevant Governmental Authority in accordance with applicable law and (y) the amounts so payable by the Borrower or applicable Subsidiary Borrower to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement as if such withholding or deduction had not been made, provided further, however, that neither the Borrower nor any Subsidiary Borrower shall be required to increase any such amounts payable to any Lender with respect to any Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of paragraph (e) or (f) of this Section, (ii) that are United States withholding taxes resulting from any Requirement of Law (including FATCA) in effect on (and, in the case of FATCA, including any regulations or official interpretations thereof issued after) the date such Lender becomes a party to this Agreement (or designates a new lending office or offices) except, in the case of an assignment or designation of a new lending office, to the extent that the Lender making such assignment or designation was entitled, at the time of such assignment or designation, to receive additional amounts from the Borrower or the relevant Subsidiary Borrower with respect to Non-Excluded Taxes pursuant to this section or (iii) that are imposed as a result of a Lender’s gross negligence or willful misconduct (amounts described in the foregoing clauses (a), (b), (i), (ii) and (iii), “Excluded Taxes”).

(b) In addition, the Borrower or any relevant Subsidiary Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower or any Subsidiary Borrower, as promptly as possible thereafter the Borrower or such Subsidiary Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by the Borrower or such Subsidiary Borrower showing payment thereof. If (i) the Borrower or any Subsidiary Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority, (ii) the Borrower or any Subsidiary Borrower fails to remit to the Administrative Agent the required receipts or other required documentary evidence or (iii) any Non-Excluded Taxes or Other Taxes are imposed directly upon the Administrative Agent or any Lender, the Borrower and each Subsidiary Borrower shall indemnify the Administrative Agent and the Lenders for such amounts and any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure, in the case of (i) and (ii), or any such direct imposition, in the case of (iii).

(d) Each Lender shall indemnify the Administrative Agent for the full amount of any taxes, levies, imposts, duties, charges, fees, deductions, withholdings or similar charges imposed by any Governmental Authority that are attributable to such Lender and that are payable or paid by the Administrative Agent, together with all interest, penalties, reasonable costs and expenses arising therefrom or with respect thereto, as determined by the Administrative Agent in good faith. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.

(e) Each Lender (or Transferee) (i) that is not a “United States Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) (x) two copies of either U.S. IRS Form W-8BEN, Form W-8BEN-E, Form W-8ECI or Form W-8IMY (together with any applicable underlying IRS forms) (y) in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit F and the applicable Form W-8, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on payments under this Agreement and the other Loan Documents, or (z) any other form prescribed by applicable requirements of U.S. federal income tax law (including FATCA) as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable requirements of law to permit the Borrower and the Administrative Agent to determine the withholding or deduction required to be made and (ii) that is a “United States Person” as defined in Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent (or in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of U.S. Internal Revenue Service Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal withholding tax. Such forms shall be delivered by each Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation) and from time to time thereafter upon the request of the Borrower or the Administrative Agent. In addition, each Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Lender at any other time prescribed by applicable law or as reasonably requested by the Borrower. Each Non-U.S. Lender shall promptly notify the Borrower and the Administrative Agent at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (and any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this Section, a Non -U.S. Lender shall not be required to deliver any form pursuant to this Section that such Non -U.S. Lender is not legally able to deliver.

(f) A Lender or Transferee that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower or any Subsidiary Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate; provided that such Lender is legally entitled to complete, execute and deliver such documentation.

(g) If the Administrative Agent, any Transferee or any Lender determines, in its sole good faith discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or any Subsidiary Borrower or with respect to which the Borrower or any Subsidiary Borrower has paid additional amounts pursuant to Section 2.18 or this Section 2.19, it shall pay over such refund to the Borrower or such Subsidiary Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower or such Subsidiary Borrower under Section 2.18 or this Section 2.19 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Transferee or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower or such Subsidiary Borrower, upon the request of the Administrative Agent , such Transferee or such Lender, agrees to repay the amount paid over to the Borrower or such Subsidiary Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Transferee or such Lender in the event the Administrative Agent, such Transferee or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent, any Transferee or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower, any Subsidiary Borrower or any other Person. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.

(h) Each Assignee shall be bound by this Section 2.19.

(i) The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(j) For purposes of determining withholding Taxes imposed under FATCA, from and after the Restatement Effective Date, the Borrower, each Subsidiary Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) the Loans as not qualifying as a “grandfathered obligation” within the meaning of Section 1.1471-2(b)(2)(i) of the United States Treasury Regulations. Notwithstanding anything to the contrary contained in any Loan Document, the Borrower shall indemnify the Administrative Agent, and hold it harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable out-of-pocket fees, charges and disbursements of any counsel for any of the foregoing, incurred by or asserted against it arising out of, in connection with, or as a result of this treatment; provided, that the Borrower shall have no obligation hereunder to the Administrative Agent to the extent such losses, claims, damages, liabilities and related expenses are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Administrative Agent; provided further, that that the Borrower shall not be liable for the fees and disbursements of more than one separate firm for the Administrative Agent in connection with any one action or any separate but substantially similar or related actions in the same jurisdiction, nor shall the Borrower be liable for any settlement or extra-judicial resolution of the Administrative Agent’s claims without the Borrower’s written consent.

(k) For purposes of this Section 2.19, the term “Lender” includes the Issuing Lender and the Swingline Lender and the term “applicable law” includes FATCA.

2.20     Indemnity. The Borrower or relevant Subsidiary Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any actual loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower or relevant Subsidiary Borrower in making a borrowing of, conversion into or continuation of Eurocurrency Loans after the Borrower or such Subsidiary Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower or relevant Subsidiary Borrower in making any prepayment of or conversion from Eurocurrency Loans after the Borrower or such Subsidiary Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurocurrency Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount up to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin and any minimum Eurocurrency Rate to the extent in effect, included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurocurrency market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower or relevant Subsidiary Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.21     Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.18 or 2.19(a) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or any Subsidiary Borrower or the rights of any Lender pursuant to Section 2.18 or 2.19(a).

2.22     Replacement of Lenders. The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.18 or 2.19(a), (b) becomes a Defaulting Lender or (c) fails to give its consent for any issue requiring the consent of 100% of the Lenders or all affected Lenders (and such Lender is an affected Lender) and for which Lenders holding 51% of the Loans and/or Commitments required for such vote have consented, with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 2.21 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.18 or 2.19(a), (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender under Section 2.20 if any Eurocurrency Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.18 or 2.19(a), as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

2.23     Incremental Facilities.

(a) (i) After the Restatement Effective Date and before the Final Term Loan Maturity Date (with respect to Term Loans), the Revolving Termination Date (with respect to Revolving Loans), as applicable, the Borrower, by written notice to the Administrative Agent, may request the establishment of (x) one or more (A) additional tranches of term loans or (B) increases (an “Incremental Term Loan Increase”) to an existing tranche of term loans (the commitments thereto, the “Incremental Term Loan Commitments”) and/or (y) one or more increases in the Revolving Commitments (the “Incremental Revolving Commitments”; together with the Incremental Term Loan Commitments, the “Incremental Loan Commitments”); provided that (x) each such request shall be for not less than $25,000,000 (or such lesser amount up to the Maximum Facilities Amount) and (y) after giving effect to each such request and the proposed use of proceeds thereof, the aggregate amount (the “Maximum Facilities Amount”) of the Facilities (which term, for the avoidance of doubt, shall be amended pursuant to the Incremental Commitment Agreement to include any additional tranches of term loans so requested, if applicable), together with any Incremental Equivalent Debt secured by the Collateral on a pari passu basis with the Obligations, shall not exceed the greater of (A) $3,000,000,000 and (B) an amount equal to 350% of Consolidated EBITDA~~,~~ determined to give pro forma effect to any related transactions consummated concurrently therewith, for the most~~ly~~ recently ended period of four consecutive fiscal quarters for which financial statements have been delivered pursuant to Section 6.1 and (ii) after the Restatement Effective Date and before the Final Term Loan Maturity Date, the Borrower, by written notice to Administrative Agent, may also request the establishment of a synthetic letter of credit facility (the “Incremental Synthetic L/C Facility”; the commitments thereto, the “Incremental Synthetic L/C Commitments”; and, together with the Incremental Loan Commitments, the “Incremental Commitments”); provided that (x) each such request shall be for not less than $25,000,000 (or such lesser amount up to the Maximum Incremental Synthetic Facility Amount) and (y) after giving effect to each such request, the aggregate principal amount (the “Maximum Incremental Synthetic Facility Amount”) of the Incremental Synthetic L/C Commitments shall not exceed $500,000,000. Each such notice shall specify the date (each, an “Increased Amount Date”) on which the Borrower proposes that the Incremental Commitments shall be effective, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to the Administrative Agent. The Borrower may approach any Lender or any Person to provide or arrange all or a portion of the Incremental Commitments; provided that (i) no Lender will be required to provide such Incremental Commitment, (ii) any entity providing all or a portion of the Incremental Commitments other than a Lender, an affiliate of a Lender or an Approved Fund, shall be reasonably acceptable to the Administrative Agent (with such acceptance by the Administrative Agent to not be unreasonably withheld or delayed) and (iii) any entity providing all or a portion of the Incremental Revolving Commitments other than a Lender, an affiliate of a Lender or an Approved Fund, shall be reasonably acceptable to each Issuing Lender (with such acceptance by the Issuing Lenders to not be unreasonably withheld or delayed).

(b) In each case, such Incremental Commitments shall become effective as of the applicable Increased Amount Date, provided that

(i) no Default or Event of Default shall have occurred and be continuing on such Increased Amount Date before or after giving effect to such Incremental Commitments,

(ii) the Borrower shall be in compliance with Section 7.1 as of the most recently ended fiscal quarter for which financial statements have been delivered pursuant to Section 6.1 after giving effect to such Incremental Commitments and the use of proceeds thereof (provided, in the case of the Incremental Synthetic Facility, not giving effect to any deemed usage thereof) and assuming any related Specified Transaction has occurred,

(iii) the weighted average life to maturity of any Incremental Term Loan (other than any Incremental Tranche A Term Loan) shall be greater than or equal to the then-remaining weighted average life to maturity of the Term Loans,

(iv) the maturity date of the Incremental Synthetic L/C Facility shall be no earlier than the Final Term Loan Maturity Date,

(v) the interest rate margin in respect of any Incremental Revolving Loans that is in effect on the Increased Amount Date (after giving effect to original issue discount (“OID”) or upfront fees, (which shall be deemed to constitute like amounts of OID, with OID being equated to interest rates in a manner determined by the Administrative Agent based on a four-year life to maturity) paid to all of the Incremental Revolving Lenders in connection therewith but excluding any customary arrangement, commitment or other similar fees payable to one or more arrangers (or their affiliates) in connection therewith) shall not exceed the sum of (x) the Applicable Margin for the Revolving Loans made pursuant to the Revolving Commitments that is in effect on the Increased Amount Date, and (y) the OID or the upfront fees paid to all of the Lenders in respect of such Revolving Commitments, which shall be equated to interest rate based on a four-year life to maturity, or if it does so exceed the sum of such Applicable Margin and such fees, such Applicable Margin for the Revolving Loans made pursuant to the Revolving Commitments, shall be increased so that the interest rate margin in respect of such Incremental Revolving Loans that is in effect on the Increased Amount Date (giving effect to any OID issued or such upfront fees paid to all of the Incremental Lenders in connection therewith as set forth above) is no greater than the sum of (x) the Applicable Margin for the Revolving Loans made pursuant to the Revolving Commitments that is in effect on the Increased Amount Date, and (y) the OID or the upfront fees paid to all of the Lenders in respect of such Revolving Commitments,

(vi) with respect to the Term Loans (other than any Incremental Tranche A Term Loans), if the final maturity date of any Incremental Term Loans denominated in any currency (except for any Incremental Tranche A Term Loans) is not at least one year later than the Final Term Loan Maturity Date of any Term Loans denominated in such currency, the interest rate margin in respect of such Incremental Term Loans denominated in such currency (after giving effect to OID or upfront fees paid to all of the Incremental Term Loan Lenders in connection therewith but excluding any customary arrangement, commitment, underwriting, ticking or other similar fees payable to one or more arrangers (or their affiliates) in connection therewith, any amendment or consent fees or any other fees not paid to all relevant Lenders generally) (with fees and OID being equated to interest rate in the manner set forth above)) shall not exceed by more than 50 basis points the sum of (1) the Applicable Margin for the Term Loans denominated in such currency that is in effect on the Increased Amount Date (other than any Incremental Tranche A Term Loans), and (2) the upfront fees paid to all of the Lenders in respect of such Term Loans denominated in such currency, which shall be equated to interest rate based on a four-year life to maturity, or if it does so exceed by more than 50 basis points the sum of such Applicable Margin and such fees, the Applicable Margin for such Term Loans denominated in such currency shall be increased so that the interest rate margin in respect of such Incremental Term Loans denominated in such currency (after giving effect to any OID issued or such upfront fees paid to all of the Incremental Term Loan Lenders in connection therewith as set forth above (but excluding any customary arrangement, commitment, underwriting, ticking or other similar fees payable to one or more arrangers (or their affiliates) in connection therewith, any amendment or consent fees or any other fees not paid to all relevant Lenders generally)) is no greater than the sum of (1) the Applicable Margin for such Term Loans denominated in such currency that is in effect on the Increased Amount Date, (2) the OID or upfront fees paid to all of the Lenders in respect of such Term Loans denominated in such currency and (3) 50 basis points,

(vii) if the final maturity date of any Incremental Synthetic L/C Facility is not at least one year later than the Final Term Loan Maturity Date, the interest rate margin in respect of such Incremental Synthetic L/C Facility (after giving effect to OID or upfront fees paid to all of the Lenders participating in such Incremental Synthetic L/C Facility in connection therewith but excluding any customary arrangement, commitment, underwriting or other similar fees payable to one or more arrangers (or their affiliates) in connection therewith, any amendment or consent fees or any other fees not paid to all relevant Lenders generally) (with fees and OID being equated to interest rate in the manner set forth above)) shall not exceed by more than 50 basis points the sum of (x) the Applicable Margin for the Term Loans, and (y) the upfront fees paid to all of the Lenders in respect of their Term Loans, which shall be equated to interest rate based on a four-year life to maturity, or if it does so exceed by more than 50 basis points the sum of such Applicable Margin and such fees, such Applicable Margin for the Term Loans shall be increased so that the interest rate margin in respect of such Incremental Synthetic L/C Facility (giving effect to any OID issued or such upfront fees paid to all of the Incremental Synthetic L/C Lenders in connection therewith as set forth above (but excluding any customary arrangement, commitment, underwriting or other similar fees payable to one or more arrangers (or their affiliates) in connection therewith, any amendment or consent fees or any other fees not paid to all relevant Lenders generally)) is no greater than the sum of (x) the Applicable Margin for the Term Loans that is in effect on the Increased Amount Date, (y) the upfront fees paid to all of the Lenders in respect of their Term Loans and (z) 50 basis points; provided, further, that the interest margin in respect of such Incremental Synthetic L/C Facility may be increased by an additional 200 basis points in the form of an additional OID or upfront fees if reasonably necessary after increasing the Applicable Margin for the Term Loans as set forth in this clause (vii), and

(viii) the Incremental Revolving Commitments, the Incremental Term Loan Commitments or the Incremental Synthetic L/C Commitments shall be effected, in each case, pursuant to one or more incremental commitment agreements in a form reasonably acceptable to the Administrative Agent (each, a “Incremental Commitment Agreement”) executed and delivered by the Borrower, the applicable Incremental Revolving Lender, the Incremental Term Loan Lender or the Incremental Synthetic L/C Lender and the Administrative Agent pursuant to which the applicable Incremental Revolving Lender, Incremental Term Loan Lender or the Incremental Synthetic L/C Lender agrees to be bound to the terms of this Agreement as a Lender. Except for Incremental Term Loans made in connection with an Incremental Term Loan Increase, any Incremental Term Loans made on an Increased Amount Date shall be designated a separate tranche of Incremental Term Loans for all purposes of this Agreement, and the provisions of clauses (vi) and (vii) above shall be determined separately for each tranche of Term Loans.

Notwithstanding the foregoing, in the case of any Incremental Loan Commitments implemented to finance a Permitted Acquisition, satisfaction of the conditions set forth in clauses (i) and (ii) may, at the option of the Borrower, be determined solely as of the date on which the definitive agreement governing such Permitted Acquisition is executed, calculated to give pro forma effect to such acquisition as if it had occurred on such date of determination.

(c) On any Increased Amount Date on which Incremental Revolving Commitments are effected, subject to the satisfaction of the foregoing terms and conditions, (x) each of the Lenders with Revolving Commitments being increased shall assign to each Person with an Incremental Revolving Commitment (each, an “Incremental Revolving Lender”) and each of the Incremental Revolving Lenders shall purchase from each of the Lenders with Revolving Commitments, at the principal amount thereof, such interests in the Revolving Loans outstanding on such Increased Amount Date as shall be necessary in order that, after giving effect to all such assignments and purchases, the Revolving Loans will be held by existing Revolving Lenders and Incremental Revolving Lenders ratably in accordance with their Revolving Commitments after giving effect to the addition of such Incremental Revolving Commitments to the Revolving Commitments, (y) each Incremental Revolving Commitment shall be deemed for all purposes a Revolving Commitment and each Loan made thereunder (an “Incremental Revolving Loan”) shall be deemed, for all purposes, a Revolving Loan and (z) each Incremental Revolving Lender shall become a Lender with respect to the Incremental Revolving Commitment and all matters relating thereto. The terms and provisions of the Incremental Revolving Loans and Incremental Revolving Commitments shall be substantially identical to the Revolving Loans and the Revolving Commitments of the Revolving Facility.

(d) On any Increased Amount Date on which any Incremental Term Loan Commitments are effected, subject to the satisfaction of the foregoing terms and conditions and unless otherwise provided in the applicable Incremental Commitment Agreement, (i) each Person with an Incremental Term Loan Commitment (each, an “Incremental Term Loan Lender”) shall make a Loan to the Borrower (an “Incremental Term Loan”) in an amount equal to its Incremental Term Loan Commitment, and (ii) each Incremental Term Loan Lender shall become a Lender hereunder with respect to the Incremental Term Loan Commitment and the Incremental Term Loans made pursuant thereto.

(e) On any Increased Amount Date on which any Incremental Synthetic L/C Commitments are effected, subject to the satisfaction of the foregoing terms and conditions, (i) each Person with an Incremental Synthetic L/C Commitment (each, an “Incremental Synthetic L/C Lender”; together with Incremental Revolving Lenders and Incremental Term Loan Lenders, the “Incremental Lenders”) shall make a deposit in a credit linked deposit account in respect of such Incremental Synthetic L/C Facility (an “Incremental Synthetic Deposit”) in an amount equal to its Incremental Synthetic L/C Commitment, and (ii) each Incremental Synthetic L/C Lender shall become a Lender hereunder with respect to the Incremental Synthetic L/C Commitment and the Incremental Synthetic Deposits made pursuant thereto.

(f) Each Incremental Commitment Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.23.

For the avoidance of doubt, the Tranche B Term Loans constitute Incremental Term Loans for all purposes of this Agreement and the other Loan Documents.

2.24     Prepayments Required Due to Currency Fluctuation. On the last Business Day of each fiscal quarter, or at such other time as is reasonably determined by the Administrative Agent or the Issuing Lender, as applicable, the Administrative Agent or the Issuing Lender, as applicable, shall determine the Dollar Equivalent of aggregate outstanding Revolving Extensions of Credit. If, at the time of such determination the aggregate outstanding Revolving Extensions of Credit exceed the Revolving Commitments then in effect by 5% or more, then within five Business Days of notice to the Borrower, the Borrower or the relevant Subsidiary Borrower shall prepay Revolving Loans or Swingline Loans or cash collateralize the outstanding Letters of Credit in an aggregate principal amount at least equal to such excess; provided that the failure of the Administrative Agent or the Issuing Lender, as applicable, to determine the Dollar Equivalent Amount of the aggregate outstanding Revolving Extensions of Credit as provided in this Section 2.24 shall not subject the Administrative Agent to any liability hereunder.

2.25     Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the Revolving Commitment of such Defaulting Lender pursuant to Section 2.8;

(b) the Commitment and Revolving Extensions of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.1); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby;

(c) if any L/C Obligations exist at the time a Revolving Lender is a Defaulting Lender then:

(i) subject to the satisfaction of the condition precedent in Section 5.2(b) of the Credit Agreement and following notice by the Administrative Agent, all or any part of the Defaulting Lender’s ratable participating interest in the L/C Obligations shall be reallocated among the Revolving Lenders that are not Defaulting Lenders in accordance with their respective Revolving Percentages but, in any case, only to the extent the sum of the outstanding Revolving Extensions of Credit of all Revolving Lenders that are not Defaulting Lenders before giving effect to such reallocation plus such Defaulting Lender’s ratable participating interest in the L/C Obligations does not exceed the total of the Revolving Commitments of all Revolving Lenders that are not Defaulting Lenders; provided that if such condition precedent is not satisfied on the date of such notice by the Administrative Agent, the Borrower shall within five Business Days following notice by the Administrative Agent, either (x) cash collateralize such Defaulting Lender’s ratable participating interest in the L/C Obligations or (y) backstop such Defaulting Lender’s participating interest in the L/C Obligations with a letter of credit reasonably satisfactory to the applicable Issuing Lender;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected as a result of the limitations set forth therein, the Borrower shall within five Business Days following notice by the Administrative Agent, either (x) cash collateralize such Defaulting Lender’s participating interest in the L/C Obligations (after giving effect to any partial reallocation pursuant to clause (i) above) or (y) backstop such Defaulting Lender’s participating interest in the L/C Obligations (after giving effect to any partial reallocation pursuant to clause (i) above) with a letter of credit reasonably satisfactory to the applicable Issuing Lender, in each case, for so long as such L/C Obligations are outstanding;

(iii) if the Borrower cash collateralizes or backstops any portion of such Defaulting Lender’s L/C Obligations pursuant to this paragraph (a), the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.3 with respect to such Defaulting Lender’s L/C Obligations during the period such Defaulting Lender’s L/C Obligations are cash collateralized or backstopped;

(iv) if the L/C Obligations attributable to the Defaulting Lenders that are Revolving Lenders is reallocated pursuant to this paragraph (a), then the fees payable to the Lenders pursuant to Sections 2.8 and 3.3 shall be adjusted in accordance with the non-Defaulting Lenders’ respective Revolving Percentages;

(v) if any Defaulting Lender’s participating interest in L/C Obligations is neither cash collateralized, backstopped nor reallocated pursuant to this paragraph (a), then, without prejudice to any rights or remedies of the Issuing Lenders or any Lender hereunder, all letter of credit fees payable under Section 3.3 with respect to such Defaulting Lender’s participating interest in all L/C Obligations shall be payable to the applicable Issuing Lenders until such participating interest in all L/C Obligations is backstopped, cash collateralized and/or reallocated;

(vi) any subsequent request for issuance, amendment or increase of any Letter of Credit shall be subject to reallocating or cash collateralizing the relating L/C Obligations attributable to any Defaulting Lender that is a Revolving Lender in the manner described above; and

(vii) in the event a Revolving Lender ceases to be a Defaulting Lender, all outstanding L/C Obligations shall be immediately reallocated ratably to the Revolving Lenders who are not Defaulting Lenders and any cash collateral posted in respect of such Lender’s participating interest shall be returned to the Borrower and any letter of credit issued to backstop such Lender’s participating interest shall be terminated, cancelled or returned to the Borrower for cancellation, in each case, within three Business Days.

Subject to Section 10.19, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(d) if any Swingline Loans are outstanding at the time a Lender is a Defaulting Lender, the Borrower shall within five Business Days following notice by the Administrative Agent prepay such Swingline Loans or, if agreed by the Swingline Lenders, cash collateralize the participating interests in the Swingline Loans of the Defaulting Lender on terms reasonably satisfactory to the Swingline Lenders; and

(e) following the notice by the Administrative Agent to the Borrower pursuant to clauses (c) or (d) above, no Swingline Lender shall be required to fund any Swingline Loan and no Issuing Lender shall be required to issue or increase any Letter of Credit unless it is reasonably satisfied that the reallocation and cash collateral requirements described in clauses (c) and (d) above shall be provided for.

In the event that the Administrative Agent, the Borrower, each Swingline Lender and each Issuing Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and L/C Obligations of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on such date such Lender shall purchase at par such of the Revolving Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Revolving Loans in accordance with its Revolving Percentage.

2.26     Extension of the Facilities

(a) Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders under any Facility holding Term Loans or Revolving Commitments with a like maturity date, on a pro rata basis (based on the aggregate Term Loans or Revolving Commitments with a like maturity date) and on the same terms to each such Lender, the Borrower is hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the maturity date of each such Lender’s Term Loan or Revolving Commitment and otherwise modify the terms of such Term Loans or Revolving Commitments pursuant to the terms of the relevant Extension Offer (including, without limitation, by increasing or decreasing the interest rate or fees payable in respect of such Term Loans or Revolving Commitments (and related outstandings)) (each, an “Extension”, and each group of Term Loans or Revolving Commitments, as so extended, as well as the original Term Loans or Revolving Commitments not so extended, being a “tranche”; any Extended Credits shall constitute a separate tranche of Term Loans or Revolving Commitments from the tranche of Term Loans or Revolving Commitments from which they were converted), so long as the following terms are satisfied: (i) no Default or Event of Default shall have occurred and be continuing at the time the offering document in respect of an Extension Offer is delivered to the Lenders, (ii) except as to interest rates, fees and final maturity and related provisions including call protection (which shall be set forth in the relevant Extension Offer), the Term Loan or Revolving Commitment of any Lender that agrees to an Extension with respect to such Term Loan or Revolving Commitment extended pursuant to an Extension (an “Extended Credit”), and the related outstandings, shall be a Term Loan or Revolving Commitment (or related outstandings, as the case may be) with the same terms as the original Term Loan or Revolving Commitments (and related outstandings) from which they were converted; provided that (1) in the event that the interest rate margins for the Loans made pursuant to any Extended Credit (each, an “Extended Loan”) having a maturity within twelve months of the maturity date of the Term Loan or Revolving Commitment being extended is higher than the interest rate margins for the Loans that are being extended, then the interest rate margining for the Loans that are not being extended shall be increased to the extent necessary so that such interest rate margins are equal to the interest rate margins of such Extended Loans incurred pursuant to such Extension (provided that, in determining the interest rate margins applicable to the Extended Loans or the Loans, (x) OID or upfront fees (which shall be deemed to constitute like amounts of OID, with OID being equated to interest rates in a manner determined by the Administrative Agent based on a four-year maturity) paid to all Lenders in respect of the Extended Loans or the Loans, as applicable, shall be included, and (y) customary arrangement or commitment fees payable to one or more arrangers (or their affiliates) in connection with such Extension shall be excluded), (2) in the case of Extensions of Revolving Commitments (“Extended Commitments”, the borrowing and repayment (except for (A) payments of interest and fees at different rates on Extended Commitments (and related outstandings), (B) repayments required upon the maturity date of the non-extending Commitments and (C) repayment made in connection with a permanent repayment and termination of commitments) of Loans with respect to Extended Commitments after the applicable Extension date shall be made on a pro rata basis with all other Revolving Commitments, (3) in the case of Extended Commitments, the repayment of Loans with respect to, and termination of, Extended Commitments after the applicable Extension date shall be made on a pro rata basis with all other Revolving Commitments, except that the Borrower shall be permitted to permanently repay and terminate commitments of any such tranche on a greater than a pro rata basis as compared to any other tranche with a later maturity date than such tranche and (4) assignments and participations of Extended Credits and the related outstandings shall be governed by the same assignment and participation provisions applicable to Revolving Commitments and Revolving Loans and (5) at no time shall there be Revolving

Commitments hereunder (including Extended Commitments and any original Revolving Commitments) which have more than three different maturity dates, (iii) if the aggregate principal amount of Term Loans or Revolving Commitments in respect of which Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Term Loans or Revolving Commitments, as the case may be, offered to be extended by the Borrower pursuant to such Extension Offer, then the Term Loans or Revolving Commitments (and the related outstandings) of such Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders have accepted such Extension Offer, (iv) if the aggregate principal amount of Term Loans or Revolving Commitments in respect of which Lenders shall have accepted the relevant Extension Offer shall be less than the maximum aggregate principal amount of Term Loans or Revolving Commitments, as the case may be, offered to be extended by the Borrower pursuant to such Extension Offer, then the Borrower may require each Lender that does not accept such Extension Offer to assign pursuant to Section 10.6 its pro rata share of the outstanding Loans, Revolving Commitments and/or participations in Letters of Credit (as applicable) offered to be extended pursuant to such Extension Offer to one or more assignees which have agreed to such assignment and to extend the applicable maturity date; provided that (1) each Lender that does not respond affirmatively within thirty (30) days of the date the offering document in respect of an Extension Offer is delivered to the Lenders shall be deemed not to have accepted such Extension Offer, (2) each assigning Lender shall have received payment of an amount equal to the outstanding principal of its Loans and funded participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (3) the processing and recordation fee specified in Section 10.6(b) shall be paid by the Borrower or such assignee and (4) the assigning Lender shall continue to be entitled to the rights under Section 10.5 for any period prior to the effectiveness of such assignment, (v) all documentation in respect of such Extension shall be consistent with the foregoing and (vi) any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower.

(b) With respect to all Extensions consummated by the Borrower pursuant to this Section, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.10 or Section 2.11 and (ii) each Extension Offer shall specify the minimum amount of Term Loans or Revolving Commitments to be tendered, which shall be a minimum amount approved by the Administrative Agent (a “Minimum Extension Condition”); provided that the Borrower may waive the Minimum Extension Condition. The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Commitments on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Sections 2.9, 2.10, 2.11, 2.17 and 10.7) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section.

(c) The consent of the Administrative Agent shall be required to effectuate any Extension, such consent not to be unreasonably withheld. No consent of any Lender shall be required to effectuate any Extension, other than (A) the consent of each Lender agreeing to such Extension with respect to one or more of its Revolving Commitments or Term Loans (or a portion thereof) (or, in the case of an Extension pursuant to clause (iv) of Section 2.26(a), the consent of the assignee agreeing to the assignment of one or more Revolving Commitments or Term Loans, the Revolving Loans or Term Loans and/or participations in Letters of Credit) and (B) in the case of Extended Commitments, the consent of each Issuing Lender, which consent shall not be unreasonably withheld or delayed. All Extended Commitments and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other applicable Obligations under this Agreement and the other Loan Documents. The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan

Documents with the Borrower as may be necessary in order to establish new tranches or sub-tranches in respect of Revolving Commitments and Term Loans so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with this Section. In addition, if so provided in such amendment and with the consent of the Issuing Lenders, participations in Letters of Credit expiring on or after the Revolving Termination Date with respect to Revolving Commitments not so extended shall be re-allocated from Lenders holding Revolving Commitments to Lenders holding Revolving Commitments extended pursuant to such amendment in accordance with the terms of such amendment; provided, however, that such participation interests shall, upon receipt thereof by the relevant Lenders holding Revolving Commitments, be deemed to be participation interests in respect of such Revolving Commitments and the terms of such participation interests (including, without limitation, the commission applicable thereto) shall be adjusted accordingly.

(d) In connection with any Extension, the Borrower shall provide the Administrative Agent at least five (5) Business Days (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including, without limitation, regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section.

2.27     Restatement Date Transactions. It is understood and agreed that the Revolving Facility (as defined in this Agreement) is a Refinancing Revolving Facility in respect of the Revolving Facility (as defined in the Existing Credit Agreement).

SECTION 3.    LETTERS OF CREDIT

3.1     L/C Commitment. (a) Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the other Revolving Lenders set forth in Section 3.4(a), agrees to issue standby letters of credit (“Letters of Credit”) providing for the payment of cash upon the honoring of a presentation thereunder, for the account of the Borrower or any Subsidiary Borrower on any Business Day during the Revolving Commitment Period in such form as may be approved from time to time by such Issuing Lender; provided that such Issuing Lender shall not issue any Letter of Credit if, after giving effect to such issuance, (i) the Dollar Equivalent of the then outstanding L/C Obligations of such Issuing Lender would exceed such Issuing Lender’s L/C Commitment then in effect, (ii) the outstanding principal amount of any Lender’s Revolving Extensions of Credit shall exceed the amount of such Lender’s Revolving Commitment or (iii) the aggregate amount of the Available Revolving Commitments would be less than zero. Each Letter of Credit shall (i) be denominated in Dollars or an Optional Currency and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five Business Days prior to the Revolving Termination Date (the “Letter of Credit Expiration Date”), provided that any Letter of Credit with a one-year term may provide for the automatic extension or extension thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above). Each request by the Borrower or any Subsidiary Borrower for the issuance of or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower or any Subsidiary Borrower that the Letter of Credit or amendment so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s or Subsidiary Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly, the Borrower or Subsidiary Borrower may, during the foregoing period, obtain Letter of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. If the Borrower so requests in any applicable Application, the Issuing Lender may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the

Issuing Lender to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the Issuing Lender, the Borrower shall not be required to make a specific request to the Issuing Lender for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the Issuing Lender to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the Issuing Lender shall not permit any such extension if (A) the Issuing Lender has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (y) of Section 3.1(a) or Section 3.1(b)), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 5.2 is not then satisfied, and in each such case directing the Issuing Lender not to permit such extension.

(b) No Issuing Lender shall at any time be obligated to issue any Letter of Credit if (i) such issuance would conflict with, or cause such Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law, (ii) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Lender from issuing the Letter of Credit, or any Requirement of Law applicable to the Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Lender shall prohibit, or request that the Issuing Lender refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon the Issuing Lender with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Lender is not otherwise compensated hereunder) not in effect on the Restatement Effective Date, or shall impose upon the Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Restatement Effective Date and which the Issuing Lender in good faith deems material to it, (iii) the issuance of the Letter of Credit would violate one or more policies of the Issuing Lender applicable to letters of credit generally or (iv) such Issuing Lender does not as of the issuance date of the requested Letter of Credit issue Letters of Credit in the requested currency.

(c) Unless otherwise expressly agreed by the Issuing Lender and the Borrower or Subsidiary Borrower, as applicable, when a Letter of Credit is issued, the rules of the ISP shall apply to each standby Letter of Credit. Notwithstanding the foregoing, the Issuing Lender shall not be responsible to the Borrower or Subsidiary Borrower for, and the Issuing Lender’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of the Issuing Lender required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Requirement of Law or any order of a jurisdiction where the Issuing Lender or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

3.2     Procedure for Issuance of Letter of Credit. The Borrower or any Subsidiary Borrower may from time to time request that any Issuing Lender issue or amend a Letter of Credit by delivering to such Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of such Issuing Lender, and such other certificates, documents and other papers and information as such Issuing Lender may request. Upon receipt of any Application, the relevant Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall any Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the relevant Issuing Lender and the Borrower or relevant Subsidiary Borrower. The relevant Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower or relevant Subsidiary Borrower promptly following the issuance thereof. The relevant Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).

3.3     Fees and Other Charges. (a) The Borrower will pay a fee on the Dollar Equivalent (as determined by the Administrative Agent in accordance with the definition thereof) of all outstanding Letters of Credit issued for the account of the Borrower and any relevant Subsidiary Borrower at a per annum rate equal to the Applicable Margin then in effect with respect to Eurocurrency Loans under the Revolving Facility, which fee shall be payable to the Administrative Agent for the account of the Revolving Lenders, shared ratably among the Revolving Lenders, and payable quarterly in arrears on each Fee Payment Date after the issuance date. In addition, the Borrower shall pay a fronting fee in an amount to be agreed with the relevant Issuing Lender (but, in any event, not greater than of 0.125% per annum) on the undrawn and unexpired amount of each Letter of Credit issued by such Issuing Lender for the account of the Borrower or any relevant Subsidiary Borrower, payable quarterly in arrears to the relevant Issuing Lender on each Fee Payment Date after the issuance date.

(b) In addition to the foregoing fees, the Borrower shall pay or reimburse each Issuing Lender for such normal and customary costs and expenses as are incurred or charged by such Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

3.4     L/C Participations. (a) Each Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce such Issuing Lender to issue Letters of Credit, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from such Issuing Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Percentage in such Issuing Lender’s obligations and rights under and in respect of each Letter of Credit and the amount of each draft paid by such Issuing Lender thereunder. Each L/C Participant agrees with each Issuing Lender that, if a draft is paid under any Letter of Credit for which such Issuing Lender is not reimbursed in full by the Borrower or relevant Subsidiary Borrower in accordance with the terms of this Agreement (“Unreimbursed Amounts”), such L/C Participant shall pay to such Issuing Lender upon demand at such Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Revolving Percentage of the amount of such draft, or any part thereof, that is not so reimbursed. Each L/C Participant’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Participant may have against any Issuing Lender, the Borrower, any Subsidiary Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the Borrower or any Subsidiary Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any Subsidiary Borrower, any other Loan Party or any other L/C Participant or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(b) If any amount required to be paid by any L/C Participant to any Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit is paid to such Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to such Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the relevant Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to the relevant Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, such Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans under the Revolving Facility. A certificate of the relevant Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

(c) Whenever, at any time after any Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.4(a), such Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or relevant Subsidiary Borrower or otherwise, including proceeds of collateral applied thereto by such Issuing Lender), or any payment of interest on account thereof, such Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by such Issuing Lender shall be required to be returned by such Issuing Lender, such L/C Participant shall return to such Issuing Lender the portion thereof previously distributed by such Issuing Lender to it.

3.5     Reimbursement Obligation of the Borrower. If any draft is paid under any Letter of Credit, the Borrower or relevant Subsidiary Borrower shall reimburse the relevant Issuing Lender for the amount of (a) the draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by such Issuing Lender in connection with such payment, not later than 1:00 P.M., New York City time, on (i) the Business Day that the Borrower or relevant Subsidiary Borrower receives notice of such draft, if such notice is received on such day prior to 10:00 A.M., New York City time, or (ii) if clause (i) above does not apply, the Business Day immediately following the day that the Borrower or relevant Subsidiary Borrower receives such notice. Each such payment shall be made to the relevant Issuing Lender at its address for notices referred to herein in Dollars or in any other applicable currency and in immediately available funds. The relevant Issuing Lender (at its option) may require reimbursement in Dollars even if the draft so paid was in any other applicable currency. Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at the rate set forth in (x) until the Business Day next succeeding the date of the relevant notice, Section 2.14(b) and (y) thereafter, Section 2.14(c).

3.6     Obligations Absolute. The obligations of the Borrower and any relevant Subsidiary Borrower under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower or such Subsidiary Borrower, as the case may be, may have or have had against any Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrower and each relevant Subsidiary Borrower also agrees with each Issuing Lender that such Issuing Lender shall not be responsible for, and the Reimbursement Obligations under Section 3.5 of the Borrower and any relevant Subsidiary Borrower shall not be affected by, among other things, (i) the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, (ii) any dispute between or among the Borrower or such Subsidiary Borrower, as the case may be, and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower or such Subsidiary, as the case may be, against any beneficiary of such Letter of Credit or any such transferee, (iii) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan document, (iv) waiver by the Issuing Lender of any requirement that exists for the Issuing Lender’s protection and not the protection of the Borrower or Subsidiary Borrower or any waiver by the Issuing Lender which does not in fact materially prejudice the Borrower or Subsidiary Borrower, (v) honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft, (vi) any payment made by the Issuing Lender in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under, such Letter of Credit if presentation after such date is authorized by the UCC, the ISP, or the UCP as applicable, (vii) any payment by the Issuing Lender under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit, or any payment made by the Issuing Lender under such Letter of Credit to any person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any debtor relief law, (viii) any adverse change in the relevant exchange rates or in the availability of the relevant alternative currency to the Borrower or Subsidiary Borrower or in the relevant currency markets generally or (ix) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary Borrower. The Borrower or Subsidiary Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrowers will immediately notify the Issuing Lender. The Borrower and Subsidiary Borrowers shall be conclusively deemed to have waived any such claim against the Issuing Lender and its correspondents unless such notice is given as aforesaid. No Issuing Lender shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Issuing Lender. The Borrower and each relevant Subsidiary Borrower agrees that any action taken or omitted by any Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct, shall be binding on the Borrower or such Subsidiary Borrower and shall not result in any liability of such Issuing Lender to the Borrower or such Subsidiary Borrower.

3.7     Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the relevant Issuing Lender shall, within the period stipulated by terms and conditions of such Letter of Credit, examine the draft to determine if it complies with the terms and conditions of such Letter of Credit. After such examination the Issuing Lender shall promptly notify the Borrower or relevant Subsidiary Borrower of the date and amount of such draft. The responsibility of the relevant Issuing Lender to the Borrower or relevant Subsidiary Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

3.8     Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

3.9     Existing Letters of Credit. On and as of the Restatement Effective Date the letters of credit set forth on Schedule 3.9 (the “Existing Letters of Credit”) will constitute Letters of Credit under this Agreement and for the purposes hereof will be deemed to have been issued for the account of the Borrower on the Restatement Effective Date.

SECTION 4.    REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, ABG, Holdings and the Borrower hereby jointly and severally represent and warrant to the Administrative Agent and each Lender that:

4.1     Financial Condition. (a) [Reserved.]

(b) The audited consolidated balance sheets of the Borrower as at December 31, 2016, December 31, 2015 and December 31, 2014, and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates (the “Consolidated Financial Statements”), reported on by and accompanied by an unqualified report from Deloitte & Touche LLP, present fairly the consolidated financial condition of the Borrower as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). No Group Member (other than ABG) has any material Guarantee Obligations, or any unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph, as of the date of such financial statements.

4.2     No Change. Since December 31, ~~2016~~2019, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect~~.~~; provided that, only from the Second Amendment Effective Date until December 31, 2020, the impacts of the COVID-19 pandemic on the business, operations, properties, assets, liabilities or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole that were disclosed in writing to Lenders in the Lender Presentation Materials distributed on April 21, 2020 (which included the Borrower’s Consolidated First Lien Leverage Ratio covenant projections, a Covenant Forecast and Working Forecast Model) will be disregarded for purposes of determining whether a Material Adverse Effect has occurred.

4.3     Existence; Compliance with Law. Each Group Member (a) is duly organized, validly existing and to the extent relevant in such jurisdiction, in good standing under the laws of the jurisdiction of its organization, except where (other than the Borrower) the failure to be so organized, existing or in good standing could not reasonably be expected to have a Material Adverse Effect, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, except where failure to have such power, authority and legal right could not reasonably be expected to have a Material Adverse Effect, (c) is duly qualified as a foreign corporation or other organization and in good standing or has applied for authority to operate as a foreign corporation under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and where a failure to be in good standing as a foreign corporation would have a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.4     Power; Authorization; Enforceable Obligations. Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 4.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect and (ii) the filings referred to in Section 4.17. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.5     No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any material Requirement of Law or any material Contractual Obligation of any Group Member and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents). No Requirement of Law or Contractual Obligation applicable to the Borrower or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect.

4.6     Litigation. Except as disclosed by the Borrower to the Lenders in writing at least three Business Days prior to the Restatement Effective Date, there shall not exist any action, investigation, litigation or proceeding pending or, to the knowledge of the Borrower, threatened in any court or before any arbitrator or Governmental Authority that would have a Material Adverse Effect.

4.7     No Default. No Group Member is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

4.8     Ownership of Property; Liens. Each Group Member has title in fee simple to, or a valid leasehold interest in, all its real property (except as could not reasonably be expected to have a Material Adverse Effect) and none of such property is subject to any Lien except a Permitted Lien.

4.9     Intellectual Property. Each Group Member owns, or is licensed to use, to its knowledge, all material Intellectual Property necessary for the conduct of its business as currently conducted. Except as set forth on Schedule 4.9, to each Group Member’s knowledge, no claim has been asserted and is pending against such Group Member by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does ABG, Holdings or the Borrower know of any valid basis for any such claim that if adversely determined could have a material adverse effect on the value of any material Intellectual Property owned by such Group Member. Subject to the foregoing sentence, the use of Intellectual Property by each Group Member does not infringe, to its knowledge, on the rights of any Person in any material respect.

4.10     Taxes. Each Group Member has filed or caused to be filed all federal, state and local income and other material tax returns that are required to be filed by it and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority

(other than any amount the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member or to the extent that failure to do so could not reasonably be expected to result in a Material Adverse Effect) or with respect to which the failure to have filed such tax returns or have paid such taxes would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.11     Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used (a) for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect for any purpose that violates the provisions of the Regulations of the Board or (b) for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

4.12     ERISA. Neither a Reportable Event nor a failure to satisfy the “minimum funding standards” (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to each Plan (whether or not waived) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code; (b) no termination of a Single Employer Plan has occurred, no Lien in favor of the PBGC or a Plan has arisen and no determination has been made that a Plan is, or is expected to be, “at risk” (within the meaning of Section 430 of the Code or Section 303 of ERISA), during such five-year period; (c) the present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount; (d) neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a liability under ERISA, and neither the Borrower nor any Commonly Controlled Entity would become subject to any material liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made; and (e) no such Multiemployer Plan is in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA) or Insolvent, except where, in each of clauses (a) through (e), such event or condition, together with all other events or conditions, could not reasonably be expected to have a Material Adverse Effect.

4.13     Investment Company Act; Other Regulations. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

4.14     Subsidiaries. (a) As of the Third Restatement Effective Date, Schedule 4.14 sets forth the name and jurisdiction of organization of each Subsidiary and, (i) as to each such Subsidiary (other than WTH Funding LP), the percentage of each class of Capital Stock owned by any Loan Party and (ii) in the case of WTH Funding LP, the names of the partners of such partnership and to the extent that the partners of such partnership are Subsidiaries, the percentage of Capital Stock of such Subsidiaries owned by any Loan Party and (b) as of the Restatement Effective Date, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the Borrower or any Subsidiary (other than WTH Funding LP), except as created by the Loan Documents.

4.15     Use of Proceeds. The proceeds of the Revolving Loans and the Swingline Loans, and the Letters of Credit, shall be used to finance the working capital needs and general corporate purposes of the Borrower and its Subsidiaries, including Investments, Restricted Payments and capital expenditures permitted under this Agreement. The proceeds of the Tranche B Term Loans made on the First Amendment Effective Date shall be used only (i) to repay in full the outstanding principal amount of the Existing Tranche B Term Loans, together with any accrued interest and other amounts owing in respect thereof, (ii) for general corporate purposes of the Borrower and its Subsidiaries and (iii) to pay related costs and expenses.

4.16     Accuracy of Information, etc. No statement or information (other than the projections and pro forma financial information) contained in this Agreement, any other Loan Document, the Lender Presentation or any other document, certificate or statement furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents taken as a whole, contained as of the date such statement, information, document or certificate was so furnished (or, in the case of the Lender Presentation, as of the date of this Agreement), any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. As of the Restatement Effective Date there is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents, in the Lender Presentation or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

4.17     Security Documents. The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties (as defined in the Guarantee and Collateral Agreement), a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Stock as defined and described in the Guarantee and Collateral Agreement, when stock certificates representing such Pledged Stock are delivered to the Administrative Agent, and in the case of the other Collateral described in the Guarantee and Collateral Agreement (as amended, supplemented and otherwise modified as of the Restatement Effective Date), when financing statements and other filings specified on Schedule 4.17 in appropriate form are filed in the offices specified on Schedule 4.17 to the extent such filings are effective to perfect a security interest in such Collateral, the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties (other than ABG) in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreement) under the laws of the United States, in each case prior and superior in right to any other Person (except (i) in the case of Collateral other than Pledged Stock, Permitted Liens and (ii) in the case of Pledged Stock, statutory Liens or nonconsensual Liens). As of the ~~Restatement~~Second Amendment Effective Date, neither the Borrower nor any of its Subsidiaries holds any parcel of owned real property, other than the ~~Virginia Beach Parcel~~properties listed in Schedule 1.1F, located in the United States having a value, in the reasonable opinion of the Borrower, in excess of $~~10,000,000~~2,000,000.

4.18     Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and directors and to the knowledge of the Borrower its employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in the Borrower being designated as a Sanctioned Person. None of the Borrower, any Subsidiary or any of their respective directors, officers or employees is a Sanctioned Person. No borrowing or Letter of Credit or use of proceeds will directly or, knowingly, indirectly violate Anti-Corruption Laws or applicable Sanctions.

4.19     Flood Insurance. The Borrower represents and warrants that prior to the date hereof, Borrower has delivered to the Administrative Agent a completed “Life-of-Loan” Federal Emergency Management Agency standard flood hazard determination (together with notices about special flood hazard area status and flood disaster assistance relating thereto, duly executed by the Borrower) with respect to each portion of the Mortgaged Properties.

4.20      ~~EEA~~Affected Financial Institutions. No Loan Party is an ~~EEA~~Affected Financial Institution.

SECTION 5.    CONDITIONS PRECEDENT

5.1     Amendment and Restatement Effective Date. The amendment and restatement of the Existing Credit Agreement provided for hereby and the agreement of each Revolving Lender to make the initial extension of credit (if any) requested to be made by it on the Restatement Effective Date is subject to the satisfaction, prior to or concurrently with the amendment and restatement of the Existing Credit Agreement and the making of such extension of credit (if any) on the Restatement Effective Date, of each of the following conditions precedent (unless such condition precedent shall have been waived in accordance with Section 10.1):

(a)    Credit Agreement; Guarantee and Collateral Agreement Acknowledgement; Parent Guarantee. The Administrative Agent shall have received (i) this Agreement, executed and delivered by the Administrative Agent, ABG, Holdings, the Borrower, the Required Lenders and each Revolving Lender, (ii) a Lender Addendum executed and delivered by each Tranche B Term Lender (as defined prior to the First Amendment Effective Date), (iii) a Guarantee and Collateral Acknowledgement substantially in the form attached hereto as Exhibit H, executed and delivered by each Loan Party (other than ABG) and (iv) a Guarantee Acknowledgement substantially in the form attached hereto as Exhibit I, executed and delivered by ABG.

(b)    Financial Statements. The Lenders shall have received (i) the Consolidated Financial Statements and (ii) unaudited interim consolidated financial statements of the Borrower for each fiscal quarter ended more than 55 days before the Restatement Effective Date and after the date of the latest applicable financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are available, and such financial statements shall not, in the reasonable judgment of the Lenders, reflect any material inconsistency with the financial statements or projections previously delivered to the Lenders in connection with the syndication of the Revolving Facility, except as a result of changes thereto required by GAAP.

(c)    Projections. The Lenders shall have received satisfactory projections through 2023.

(d)    Approvals. All material governmental and third party approvals necessary in connection with the continuing operations of the Group Members and the financing contemplated hereby shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions the financing contemplated hereby.

(e) Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each jurisdiction where the Loan Parties (other than ABG) have their chief executive office or are organized, and such search shall reveal no Liens on any of the assets of the Loan Parties (other than ABG) except for Liens permitted by Section 7.3, Liens discharged on or prior to the Restatement Effective Date or Liens for which termination arrangements have been made pursuant to documentation and on terms satisfactory to the Administrative Agent.

(f)    Payments as of the Restatement Effective Date.

(i)    The Borrower shall have prepaid all Revolving Loans outstanding under (and as defined in) the Existing Credit Agreement (and all accrued and unpaid interest thereon) and all accrued and unpaid commitment fees and letter of credit fees under the Existing Credit Agreement, accrued to (but not including) the Restatement Effective Date.

(ii)    The Lenders, the Joint Lead Arrangers and the Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Restatement Effective Date.

(g)    Closing Certificate; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Restatement Effective Date, substantially in the form of Exhibit C, with appropriate insertions and attachments, including the certificate of incorporation of each Loan Party that is a corporation certified by the relevant authority of the jurisdiction of organization of such Loan Party or confirmation that the most recently delivered certified certificate of incorporation has not been amended or modified, and (ii) a long form good standing certificate for each Loan Party from its jurisdiction of organization.

(h)    Legal Opinions. The Administrative Agent shall have received the executed legal opinion of Kirkland & Ellis LLP, counsel to the Borrower and its Subsidiaries, substantially in the form of Exhibit E.

(i)    Solvency Certificate. The Administrative Agent shall have received a satisfactory solvency certificate from a Responsible Officer that shall document the solvency of the Borrower and its Subsidiaries after giving effect to the financing contemplated hereby.

(j)    Officer’s Certificate. The Lenders shall have received a certificate from a Responsible Officer documenting the Borrower’s compliance with the conditions set forth in paragraphs (a) and (b) of Section 5.2 after giving effect to the financing contemplated hereby.

(k)    PATRIOT Act. The Administrative Agent shall have received, at least five days prior to the Restatement Effective Date, to the extent reasonably requested by the Administrative Agent (or by any Lender through the Administrative Agent) from the Borrower at least ten days prior to the Restatement Effective Date, all documentation and other information about the Loan Parties required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

5.2     Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it on any date (including its initial extension of credit, but excluding any extension of credit under any Incremental Loan Commitments implemented to finance a Permitted Acquisition) is subject to the satisfaction of the following conditions precedent:

(a)    Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (and in all respects if any such representation and warranty is qualified by materiality) on and as of such date as if made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date).

(b)    No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(c)    Extensions of Credit to a Subsidiary Borrower. The representations and warranties contained in Sections 4.3, 4.4 and 4.5 as to any Subsidiary Borrower to which an extension of credit is to be made shall be true and correct in all material respects (and in all respects if any such representation and warranty is qualified by materiality) on and as of such date as if made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date).

(d)     Excess Additional Specified Indebtedness. Unless waived by the Majority Facility Lenders with respect to the Revolving Facility, if the Borrower or its Subsidiaries have incurred any Excess Additional Specified Indebtedness on or prior to such date:

(i)      with respect to any borrowing of Revolving Loans during the Relief Period, the aggregate amount of the Available Revolving Commitments on such date available for such borrowing of Revolving Loans shall be reduced by an amount equal to the Excess Additional Specified Indebtedness on such date.

(ii)    with respect to any issuance or extension of Letters of Credit during the Relief Period, (x) the aggregate amount of the Available Revolving Commitments on such date available for such issuance or extension of Letters of Credit shall be reduced by an amount equal to 50% of the Excess Additional Specified Indebtedness on such date and (y) a portion of the Available Revolving Commitments on such date available for such issuance or extension of Letters of Credit in an amount equal to 50% of the Excess Additional Specified Indebtedness (or, if less, the Available Revolving Commitments on such date available for such issuance or extension of Letters of Credit after giving effect to the reduction in the foregoing clause (x)) shall be available only for the issuance or extension of Letters of Credit used to support vehicle purchases.

(e)    Cash Balance. With respect to any Borrowing of Revolving Loans made during the Relief Period, at the time of and immediately after giving effect to such Borrowing (including the application of proceeds thereof), the Consolidated Cash Balance does not exceed $400,000,000.

Each borrowing by and each issuance, amendment, renewal or extension of a Letter of Credit on behalf of the Borrower or any Subsidiary Borrower hereunder shall constitute a representation and warranty by the Borrower, or such Subsidiary Borrower, as applicable, as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.

SECTION 6.    AFFIRMATIVE COVENANTS

Holdings and the Borrower hereby jointly and severally agree that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, each of Holdings and the Borrower shall and shall cause each of its Subsidiaries to:

6.1     Financial Statements. Furnish to the Administrative Agent (and the Administrative Agent shall furnish to each Lender):

(a)    as soon as available, but in any event within 100 days after the end of each fiscal year of the Borrower, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” qualification or exception (other than any such exception or explanatory paragraph (x) with respect to, or resulting from, an upcoming maturity date under the Facilities that is scheduled to occur within one year from the time such report is delivered and/or (y) any potential inability to satisfy the financial covenant set forth in Section 7.1 of this Agreement on a future date or in a future period), or qualification arising out of the scope of the audit, by Deloitte & Touche LLP or other independent certified public accountants of nationally recognized standing; ~~and~~

(b)    as soon as available, but in any event not later than 55 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments)~~.~~; and

(c)    as soon as available, but in any event not later than 30 days after the end of each of calendar month, the unaudited consolidated statements of income of the Borrower and its consolidated Subsidiaries for such month.

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods and shall be deemed to have been delivered on the date on which such information has been posted on the Borrower’s website at www.avisbudgetgroup.com, at www.sec.gov or at such other website identified in writing by the Borrower to the Administrative Agent and accessible by the Lenders without charge; provided that the Borrower shall deliver paper copies of such financial statements to the Administrative Agent or any Lender who requests the Borrower to deliver such paper copies until written notice to cease delivering paper copies is given by the Administrative Agent or such Lender. The Borrower will be deemed to have satisfied the requirements of this Section 6.1 if (i) any parent files with the SEC and provides reports, documents and information of the types otherwise so required, in each case within the applicable time periods specified by the applicable rules and regulations of the SEC, and the Borrower is not required to file such reports, documents and information separately under the applicable rules and regulations of the SEC (after giving effect to any exemptive relief) because of the filings by such parent or (ii) following an election by the Borrower pursuant to the definition of “GAAP”, the applicable financial statements determined in accordance with IFRS.

Each of Holdings and the Borrower represents and warrants that it and any of its Subsidiaries files its financial statements with the SEC and/or makes its financial statements available to potential holders of its 144A securities, and, accordingly, each of Holdings and the Borrower hereby (x) authorizes the Administrative Agent to make the financial statements to be provided under Section 6.1(a) and (b) above, along with the Loan Documents, available to Public-Siders and (y) agrees that at the time such financial statements are provided hereunder, they shall already have been made available to holders of its securities. Neither Holdings nor the Borrower will request that any other material be posted to Public-Siders without expressly representing and warranting to the Administrative Agent in writing that such materials do not constitute material non-public information within the meaning of the federal securities laws (“MNPI”).

6.2     Certificates; Other Information. Furnish to the Administrative Agent (and the Administrative Agent shall furnish to each Lender) (or, in the case of clause (d), to the relevant Lender):

(a)    concurrently with the delivery of the financial statements referred to in Section 6.1(a), a letter, written and signed by the independent certified public accountants reporting on such financial statements describing the scope of such financial statements and certifying that such financial statements are presented in an accurate manner and in accordance with GAAP;

(b)    concurrently with the delivery of any financial statements pursuant to Section 6.1, (i) a certificate of a Responsible Officer stating that, to the best of each such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) in the case of quarterly or annual financial statements, (x) a Compliance Certificate containing all information and calculations necessary for determining compliance by each Group Member with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be, and (y) to the extent not previously disclosed to the Administrative Agent, (1) a description of any change in the jurisdiction of organization of any Loan Party and the name and jurisdiction of organization of any new Subsidiary and the percentage of each class of Capital Stock owned by any Loan Party ~~and~~, (2) a list of any Intellectual Property registrations and applications applied for, acquired by or exclusively licensed to any Loan Party since the date of the most recent report delivered pursuant to this clause (y) (or, in the case of the first such report so delivered, since the Closing Date)~~;~~ and (3) in the case of quarterly financial statements for the fiscal quarter ending June 30 of each fiscal year and annual financial statements, a description of any change to the list of Vehicles set forth in Schedule 7 to the Guarantee and Collateral Agreement since the date of the most recent report delivered pursuant to this clause (y) (or, in the case of the first such report so delivered, since the date the Guarantee and Collateral Agreement was amended and restated pursuant to Schedule 6.10);

(c)    as soon as available, and in any event no later than 45 days after the end of each fiscal year of the Borrower, a consolidated budget for the following fiscal year and, as soon as available, significant revisions, if any, of such budget with respect to such fiscal year (the “Budget”), which Budget shall in each case be accompanied by a certificate of a Responsible Officer stating that such Budget is based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Budget is incorrect or misleading in any material respect, it being understood that such Budget is based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, and it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from Budget by a material amount;

(d)     during the Relief Period, not later than 15 days after the end of each calendar month, a certificate of a Responsible Officer certifying compliance with Section 7.1(b), substantially in the form of Exhibit J hereto; and

(~~d~~e)    promptly, such additional financial and other information as any Lender may from time to time reasonably request.

6.3     Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, its obligations and liabilities in respect of taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member or except to the extent that failure to do so could not reasonably be expected to result in a Material Adverse Effect.

6.4     Maintenance of Existence; Compliance. (a)(i) Preserve, renew and keep in full force and effect its organizational existence (provided that Holdings and any of its Subsidiaries may change its organizational form so long as such change shall not adversely affect the interests of the Lenders) and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect. The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

6.5     Maintenance of Property; Insurance. (a) Keep all property material to its business in good working order and condition consistent with industry practices, ordinary wear and tear excepted, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, (b) maintain with financially sound and reputable insurance companies insurance on all its material property in amounts and against such risks (but including in any event, to the extent available on commercially reasonable terms, public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business and (c) if any portion of any Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the Flood Insurance Laws, then the Borrower shall, or shall cause each Loan Party to (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws, (ii) cooperate with the Administrative Agent and provide information reasonably required by the Administrative Agent to comply with the Flood Insurance Laws including, without limitation, cooperating with due diligence and providing evidence of compliance with Flood Insurance Laws in connection with any increase, extension or renewal of any Facility and (iii) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent, including, without limitation, evidence of annual renewals of such insurance.

6.6     Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit the Administrative Agent, and after the occurrence and during the continuance of an Event of Default, representatives of any Lender (in coordination with the Administrative Agent), to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and upon reasonable advance notice, and to discuss the business, operations, properties and financial and other condition of the Group Members (including ABG) with officers and employees of the Group Members (including ABG) and with their independent certified public accountants; provided that a representative of the Loan Parties (including ABG) shall be permitted to be present for any discussion with independent certified accountants referred to above. Notwithstanding Section 10.5, unless any such visit or inspection is conducted after the occurrence and during the continuance of a Default or Event of Default, the Borrower shall not be required to pay any costs or expenses incurred by the Administrative Agent, any Lender or Lender’s representative in connection with such visit or inspection.

6.7     Notices. Promptly upon obtaining actual knowledge thereof, give notice to the Administrative Agent (and the Administrative Agent shall give notice to each Lender) of:

(a)    the occurrence of any Default or Event of Default;

(b)    any (i) default or event of default under any Contractual Obligation of any Group Member or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(c)     any litigation or proceeding affecting any Group Member (i) in which the amount involved is $50,000,000 or more and not covered by insurance, (ii) in which injunctive or similar relief is sought or (iii) which relates to any Loan Document;

(d)    the following events, as soon as possible and in any event within 30 days after the Borrower knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to, or satisfy the “minimum funding standard” (as defined in Section 302 of ERISA or Section 412 of the Code) with respect to, a Plan, a determination that any Plan is, or is reasonably expected to be, “at risk” (within the meaning of Section 430 of the Code or Section 303 of ERISA), the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Insolvency of, any Multiemployer Plan (or any Multiemployer Plan is in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA)) or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Insolvency of, any Plan ; and

(e)    any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.

6.8     Environmental Laws. (a) Comply with, and use commercially reasonable efforts to ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply with and maintain, and use commercially reasonable efforts to ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, binding notifications, registrations or permits required by applicable Environmental Laws, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.9     Additional Collateral etc. (a) With respect to any property constituting Collateral described in the Guarantee and Collateral Agreement acquired after the Restatement Effective Date by any Loan Party as to which the Administrative Agent, for the benefit of the Lenders, does not have a perfected Lien, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a security interest in such property under the laws of the United States and (ii) take all actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in such property, including filing documents in the United States Patent and Trademark Office and United States Copyright Office and filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent subject to the terms of the Guarantee and Collateral Agreement; provided that the Loan Parties shall not be required to take any such action with respect to any Intellectual Property acquired after the Restatement Effective Date until the list describing such Intellectual Property is required to be furnished to the Administrative Agent and each Lender pursuant to Section 6.2(b); provided further that Holdings, the Borrower and its Subsidiaries shall not be required to take any actions to perfect a security interest in Intellectual Property under foreign local laws.

(b) With respect to any new Subsidiary (other than a Foreign Subsidiary, an Excluded Subsidiary, an Excluded Person, a Securitization Entity or any Subsidiary of a Foreign Subsidiary, Excluded Subsidiary or Securitization Entity) created or acquired after the Restatement Effective Date by any Loan Party, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any Loan Party, (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party, (iii) cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement, (B) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Lenders a perfected first priority security interest in the Collateral described in the Guarantee and Collateral Agreement under the laws of the United States with respect to such new Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent and (C) to deliver to the Administrative Agent a certificate of such Subsidiary, substantially in the form of Exhibit C, with appropriate insertions and attachments, and (iv) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(c) With respect to any new Foreign Subsidiary created or acquired after the Restatement Effective Date by any Loan Party (other than by any Foreign Subsidiary, an Excluded Subsidiary, an Excluded Person or a Securitization Entity), promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in a portion of the Capital Stock of such new Subsidiary that is owned by any such Loan Party (provided that in no event shall more than 65% of the total outstanding Capital Stock of any such new Subsidiary be required to be so pledged), (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, and take such other action as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the Administrative Agent’s security interest therein, and (iii) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(d) With respect to any fee interest in any real property having a value (together with improvements thereof) of at least $~~10,000,000~~2,000,000 acquired after the ~~Restatement~~Second Amendment Effective Date by any Loan Party (other than any such real property subject to a Lien expressly permitted by Section 7.3(h) or 7.3(o)), promptly (i) execute and deliver a first priority Mortgage, in favor of the Administrative Agent, for the benefit of the Lenders, covering such real property and (ii) if reasonably requested by the Administrative Agent (x) provide the Lenders with title and extended coverage insurance from a nationally recognized title insurance company insuring the Lien of the Mortgage in favor of the Administrative Agent on such real property as a first priority Lien, subject only to Permitted Liens, in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Administrative Agent), together with such endorsements or co-insurance as the Administrative Agent may reasonably request and (y) deliver to the Administrative Agent surveys of such Mortgaged Property in form and substance reasonably acceptable to the Administrative Agent and (z) deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent. Notwithstanding anything contained in this Agreement to the contrary, no Mortgage shall be executed and delivered to the Administrative Agent until the date that is (i) if such real property is not located in a “specified flood hazard area,” five (5) Business Days after the Revolving Lenders have received a completed “Life-of-Loan” Federal Emergency Management Agency standard flood hazard determination and (ii) if such real property is located in a “specified flood hazard area,” (20) Business Days after the Revolving Lenders have received a completed “Life-of-Loan” Federal Emergency Management Agency standard flood hazard determination (together with notices about special flood hazard area status and flood disaster assistance relating thereto, duly executed by the Borrower) and evidence of flood insurance as required by Section 6.5 or, in each case, any earlier date specified by the Administrative Agent for such Mortgage and notified to the Revolving Lenders unless the Administrative Agent receives an objection from a Revolving Lender in writing within five (5) Business Days of such notice.

6.10     Post-Closing Obligations. Within the applicable time periods set forth in Schedule 6.10 (or such later dates from time to time as consented to by the Administrative Agent in its reasonable discretion), furnish to the Administrative Agent each document required pursuant to Schedule 6.10.

SECTION 7.    NEGATIVE COVENANTS

Holdings and the Borrower hereby jointly and severally agree that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, each of Holdings and the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

7.1     Financial Condition Covenants.

(a)    First Lien Leverage Ratio.

(i) During the Relief Period, permit the Consolidated First Lien Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of the Borrower to exceed the applicable ratio set forth below for the fiscal quarter ending during such period:

Fiscal Quarter Ending	Consolidated First Lien Leverage Ratio
March 31, 2020	2.50 to 1.00
June 30, 2020 through March 31, 2021	N/A
June 30, 2021	3.50 to 1.00
September 30, 2021	3.50 to 1.00
December 31, 2021	3.50 to 1.00
March 31, 2022	3.50 to 1.00
June 30, 2022 and thereafter	2.50 to 1.00

; provided that for the purpose of calculating the Consolidated First Lien Leverage Ratio in this Section 7.1(a)(i), (i) for the fiscal quarter ending June 30, 2021, Consolidated EBITDA will be calculated as Consolidated EBITDA for the two fiscal quarters ended March 31, 2021 and June 30, 2021 multiplied by two and (ii) for the fiscal quarter ending September 30, 2021, Consolidated EBITDA will be calculated as Consolidated EBITDA for the three fiscal quarters ended March 31, 2021, June 30, 2021 and September 30, 2021 multiplied by four thirds.

~~7.1 Financial Condition Covenant.~~(ii) Upon and after the termination of the Relief Period, ~~P~~permit the Consolidated First Lien Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of the Borrower to exceed 2.50 to 1.00.

(b)     Liquidity. During the Relief Period, permit Liquidity as at the last day of any calendar month to be less than $300,000,000.

7.2     Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a)    Indebtedness of any Loan Party pursuant to any Loan Document;

(b)    Indebtedness of the Borrower to any Subsidiary, Holdings or Parent and of any Subsidiary Guarantor to the Borrower or any other Subsidiary;

(c)    Guarantee Obligations of the Borrower, Holdings and any Subsidiary of the Borrower in respect of the Guarantee and Collateral Agreement and any other Security Documents;

(d)    guarantees by the Borrower, Holdings or any of its Subsidiaries of obligations of any Subsidiary Guarantor, the Borrower or any Foreign Issuer (subject to the requirements of the definition thereof);

(e)    obligations in respect of surety bonds, bank guarantees, letters of credit and similar obligations incurred in the ordinary course of business;

(f)    Indebtedness outstanding on the date hereof or required to be incurred pursuant to a Contractual Obligation in existence on the date hereof (other than AESOP Indebtedness, Centre Point Indebtedness and Securitization Indebtedness) and listed on Schedule 7.2(f) and any Permitted Refinancing thereof;

(g)    Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 7.3(h) in an aggregate principal amount not to exceed $100,000,000 at any one time outstanding;

(h)    Indebtedness of the Borrower, Avis Budget Finance and any Foreign Issuer in respect of the Senior Unsecured Notes and any Permitted Refinancing thereof;

(i)    unsecured Guarantee Obligations of Holdings and any Subsidiary of the Borrower in respect of the Senior Unsecured Notes; provided that each guarantor under the Senior Unsecured Notes or any Permitted Refinancing thereof shall be a guarantor of the Obligations pursuant to the Guarantee and Collateral Agreement or such other agreement as the Administrative Agent may approve in its reasonable discretion;

(j)    AESOP Indebtedness, Centre Point Indebtedness and Additional Foreign Vehicle Indebtedness;

(k)    Securitization Indebtedness;

(l)    Recourse Vehicle Indebtedness (including any Guarantee Obligations in respect thereof);

(m)    Indebtedness incurred in connection with any acquisition by the Borrower or any of its Subsidiaries of vehicles directly from a manufacturer pursuant to such manufacturer’s repurchase program; provided that (i) such Indebtedness is not greater than the net book value of such vehicles and (ii) such vehicles could not be financed under the AESOP Financing Program or the Centre Point Financing Program;

(n)    Indebtedness incurred pursuant to terminal rental adjustment clause lease financings of trucks and secured loans to finance trucks in each case to be used in the truck rental operations of the Borrower and its Subsidiaries; provided that any such secured loans shall not be guaranteed by Parent.

(o)    Indebtedness under any Swap Agreement;

(p)    Indebtedness of any Foreign Subsidiary, Excluded Subsidiary or Securitization Entity to the Borrower or any Subsidiary Guarantor;

(q)    Guarantee Obligations by the Borrower or any Subsidiary Guarantor in respect of Indebtedness of any Foreign Subsidiary, Excluded Subsidiary or Securitization Entity in an aggregate amount not to exceed $50,000,000 at any one time outstanding;

(r)    Indebtedness of any Foreign Subsidiary, Excluded Subsidiary or Securitization Entity to any Foreign Subsidiary, Excluded Subsidiary or Securitization Entity;

(s)    Guarantee Obligations incurred by any Foreign Subsidiary, Excluded Subsidiary or Securitization Entity in respect of Indebtedness of any Foreign Subsidiary, Excluded Subsidiary or Securitization Entity;

(t)    Indebtedness of any Foreign Subsidiary in an aggregate principal amount not to exceed $350,000,000 at any one time outstanding and any Permitted Refinancing thereof;

(u)    Indebtedness of any Person that becomes a Subsidiary pursuant to a Specified Transaction or that is otherwise assumed by the Borrower or any of its Subsidiaries in connection with a Specified Transaction which is not incurred in contemplation of such Specified Transaction and any Permitted Refinancing thereof;

(v)    unsecured or subordinated Indebtedness of the Borrower, Holdings, any Subsidiary Guarantor of the Borrower, a Foreign Issuer or an Escrowed Debt Issuer (including any Guarantee Obligations of the Borrower, Holdings or any Subsidiary Guarantor in respect thereof) having no scheduled principal payments or prepayments (other than (i) as a result of change of control, asset sale, or issuance of Capital Stock or Indebtedness, (ii) payments required to prevent any such Indebtedness from being treated as an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code, (iii) maturity payments for a Customary Bridge Facility, or (iv) pursuant to other mandatory prepayment requirements customary for similar Indebtedness after taking into account then prevailing market conditions) prior to the Final Term Loan Maturity Date incurred in connection with Specified Transactions and any Permitted Refinancing thereof;

(w)     additional Indebtedness of the Borrower or any of its Subsidiaries in an aggregate principal amount not to exceed 3.25% of Consolidated Tangible Assets outstanding at the time such Indebtedness is incurred and any Permitted Refinancing thereof; provided that not more than $100,000,000 aggregate principal amount of Indebtedness outstanding under this clause (w) may have scheduled principal payments or prepayments (other than (i) as a result of change of control, asset sale, or issuance of Capital Stock or Indebtedness, (ii) payments required to prevent any such Indebtedness from being treated as an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code, (iii) maturity payments for a Customary Bridge Facility or (iv) pursuant to other mandatory prepayment requirements customary for similar Indebtedness after taking into account then prevailing market conditions, in each case, not otherwise in conflict with the mandatory prepayment requirements contained in Section 2.11) prior to the date that is 90 days after the Final Revolving Termination Date;

(x)    Indebtedness incurred in connection with the financing of any insurance premiums;

(y)    additional Indebtedness of the Borrower, Holdings or any Subsidiary Guarantor or Foreign Subsidiary or Escrowed Debt Issuer (including any Guarantee Obligations of the Borrower, Holdings or any Subsidiary Guarantor in respect thereof) having no scheduled principal payments or prepayments (other than (i) as a result of change of control, asset sale, or issuance of Capital Stock or Indebtedness, (ii) payments required to prevent any such Indebtedness from being treated as an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code, (iii) maturity payments for a Customary Bridge Facility) or (iv) pursuant to other mandatory prepayment requirements customary for similar Indebtedness after taking into account then prevailing market conditions, in each case, not otherwise in conflict with the mandatory prepayment requirements contained in Section 2.11) prior to the date that is 90 days after the Final Revolving Termination Date and any Permitted Refinancing thereof; provided that (A) after giving pro forma effect to the incurrence of such

Indebtedness and the use of proceeds thereof, the Consolidated Leverage Ratio shall be less than or equal to 5.00 to 1.00 as of the last day of the most recently ended fiscal quarter for which financial statements have been delivered, (B) the aggregate principal amount of Indebtedness pursuant to this Section 7.2(y) of all Foreign Subsidiaries (excluding any Foreign Issuer) shall not exceed $1,000,000,000 at any one time outstanding; and (C) with respect to any secured Indebtedness incurred pursuant to this Section 7.2(y):

(1)    the Liens securing such Indebtedness shall be junior in right and priority to those securing the Obligations and the Administrative Agent shall have entered into a Second Lien Intercreditor Agreement or other intercreditor agreement customary for similar issuances of Indebtedness, in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, with the holders of such Indebtedness or an agent or trustee or other representative thereof and the Borrower, and such Second Lien Intercreditor Agreement or other intercreditor agreement (as may be amended, modified or replaced with the consent of the Administrative Agent) shall remain in full force and effect at any time such Indebtedness remains outstanding; and

(2)    after giving pro forma effect to the incurrence of such Indebtedness and the use of proceeds thereof, (x) the Borrower shall be in compliance with Section 7.1 as of the last day of the most recently ended fiscal quarter for which financial statements have been delivered and (y) the Consolidated Secured Leverage Ratio shall not exceed 4.50 to 1.00 as of the last day of the most recently ended fiscal quarter for which financial statements have been delivered;

(z)    (i) Indebtedness of the Borrower and its Subsidiaries (including any Guarantee Obligations in respect thereof) incurred (x) to finance a portion of the Avis Europe Acquisition or (y) to refinance any Term Loans (including any Incremental Term Loans), and in each case, any Permitted Refinancing thereof, and (ii) Indebtedness of Avis Europe and its Subsidiaries incurred under revolving credit facilities on or after the date of the consummation of the Avis Europe Acquisition to finance the working capital needs and general corporate purposes of Avis Europe and its Subsidiaries and any Permitted Refinancing thereof;

(aa)    Indebtedness and guarantees permitted under Section 7.6;

(bb)    Incremental Equivalent Debt; ~~and~~

(cc)     Additional Specified Indebtedness; and

(~~cc~~dd)    all premiums (if any), interest (including post-petition interest), accretion or amortization of original issue discount, fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (~~bb~~cc) above.

provided, that if the Group Member’s action or event meets the criteria of more than one of the types of Indebtedness described in the clauses above, the Borrower in its sole discretion may classify (and reclassify) such action or event in one or more clauses (including in part under one such clause and in part under another such clause). For purposes of determining compliance with this Section 7.2 and Section 7.3(s), the amount of any Indebtedness denominated in a currency other than Dollars shall be the Dollar Equivalent thereof on the date such Indebtedness is incurred or committed (in the case of Indebtedness pursuant to a revolving or delayed draw credit facility); provided that, if any Indebtedness is incurred to refinance other Indebtedness denominated in a currency other than Dollars (or in a different currency from the Indebtedness being incurred), and such refinancing would cause the applicable Dollar-denominated cap in Section 7.2 and Section 7.3(s) to be exceeded if the amount of such refinancing Indebtedness (or the Dollar Equivalent thereof) is calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar denominated cap shall be deemed not to have been exceeded so long as the aggregate principal amount of such refinancing Indebtedness (or the Dollar Equivalent thereof on the date of such refinancing) does not exceed (i) the Dollar Equivalent of the aggregate outstanding or committed principal amount, as applicable, of such Indebtedness being refinanced on the date of such refinancing, as applicable, plus (ii) the aggregate amount of fees, underwriting discounts, premiums, accrued interest and other costs and expenses incurred in connection with such refinancing.

Notwithstanding the foregoing, (I) Indebtedness described in clause (l) shall not be permitted during the Relief Period, other than Recourse Vehicle Indebtedness in an aggregate amount not exceeding $400,000,000, (II) Indebtedness described in clause (t) shall not be permitted during the Relief Period, other than Indebtedness in an aggregate principal amount not exceeding $5,000,000 and (III) Indebtedness described in clauses (g), (q), (v), (w), (y), (z) or (bb) shall not be permitted during the Relief Period, other than Indebtedness in an aggregate principal amount (with respect to all such clauses listed in this clause (II) taken as a whole) not to exceed $25,000,000 in any fiscal year.

7.3     Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:

(a)    Liens for taxes, assessments, governmental charges or other similar obligations not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

(b)    carriers’, warehousemen’s, mechanics’, landlord’s, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 60 days or that are being contested in good faith by appropriate proceedings;

(c)    Liens incidental to the conduct of the Borrower’s business or the ownership of its assets which were not incurred in connection with the borrowing of money, and which do not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the operation of its business;

(d)    pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(e)    pledges or deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, letters of credit, bank guarantees, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(f)    easements, rights-of-way, restrictions, covenants and other similar encumbrances incurred in the ordinary course of business or of record that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

(g)    Liens in existence on the date hereof listed on Schedule 7.3(g), securing Indebtedness permitted by Section 7.2(f), provided that no such Lien is spread to cover any additional property after the Restatement Effective Date and that the amount of Indebtedness secured thereby is not increased;

(h)    Liens securing Indebtedness of the Borrower or any other Subsidiary incurred pursuant to Section 7.2(g) to finance the acquisition, repair or construction of fixed or capital assets, provided that (i) such Liens shall be created within 90 days of the acquisition, repair or construction of such fixed or capital assets and (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness;

(i)    Liens created pursuant to the Security Documents;

(j)    Liens on any Related Eligible Assets or arising out of the transfer of Related Eligible Assets to Securitization Entities; provided that such transfer is otherwise permitted by the Agreement, and Liens securing Additional Foreign Vehicle Indebtedness;

(k)    (i) Liens securing Indebtedness permitted under Section 7.2(j), (k), (l), (m) and (n) and (ii) Liens, including Liens on the Collateral, securing Indebtedness permitted under Section 7.2(y), to the extent such Indebtedness is permitted to be secured pursuant to the terms of Section 7.2(y);

(l)    Liens securing judgments which do not constitute an Event of Default;

(m)    statutory rights of tenants under leases with respect to which the Borrower or any Subsidiary is the lessor;

(n)    (i) any interest or title of a lessor under any lease entered into by the Borrower or any other Subsidiary in the ordinary course of its business and covering only the assets so leased and (ii) any interest or title of a licensor under any Intellectual Property licenses or sublicenses entered into in the ordinary course of business (including any intercompany licenses and sublicenses of Intellectual Property);

(o)    Liens existing on any property or asset prior to the acquisition thereof by any Group Member or existing on any property or asset of any Person that becomes a Subsidiary (or that merges with or into the Borrower or a Subsidiary or transfers such property or asset to the Borrower or a Subsidiary) after the date hereof prior to the time such Person becomes a Subsidiary (or merges into the Borrower or a Subsidiary or transfers such property or asset); provided that such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, and such Lien shall secure only those obligations which it secures on the date of such acquisition or the date on which such Person becomes a Subsidiary or merges into the Borrower or a Subsidiary, as the case may be, and any Permitted Refinancing of such obligations; provided, further, that no such Liens shall be permitted to exist on the Capital Stock of any Person that is required to be a Subsidiary Guarantor hereunder from and after the time by which such Person is required to become a Subsidiary Guarantor; and

(p)    Liens attaching solely to cash earnest money deposits in connection with any permitted Investment or Permitted Acquisition;

(q)    Liens on insurance policies and the proceeds thereof securing the financing of the insurance premiums with respect thereto;

(r)    Encumbrances permitted under Section 7.12 or otherwise imposed pursuant to an agreement that has been entered into in connection with a Disposition of assets;

(s)    Liens not otherwise permitted by this Section so long as the aggregate outstanding principal amount of the obligations secured thereby does not exceed (as to the Borrower and all Subsidiaries) $50,000,000 at any one time;

(t)    Liens on the proceeds of Indebtedness permitted to be incurred by Section 7.2 in favor of escrow agents, account custodians or similar third party intermediaries during the period which any such proceeds are held under escrow or similar contingent release arrangements;

(u)    Liens on the assets and the Capital Stock of a Foreign Subsidiary that secures Indebtedness of such Foreign Subsidiary outstanding pursuant to Section 7.2(t) or Section 7.2(z)(ii)(including guarantees by any Foreign Subsidiary of such Indebtedness);

(v)    Liens on the Collateral securing Indebtedness permitted under Section 7.2(z) in connection with the Avis Europe Acquisition on a second priority basis with the Obligations; provided that (x) such Indebtedness shall not be secured by any property or assets of any Loan Party other than the Collateral, (y) the Liens securing such Indebtedness shall be governed by security documentation substantially the same as the Security Documents (with such modifications as are reasonably satisfactory to the Administrative Agent; provided, that any modifications that make such security documentation less restrictive to the Loan Parties shall be satisfactory to the Administrative Agent) and (z) the Administrative Agent shall have entered into a Second Lien Intercreditor Agreement or other intercreditor agreement customary for similar issuances of Indebtedness in form and substance reasonably satisfactory to the Administrative Agent and the Borrower with the holders of such Indebtedness or an agent thereof and the Borrower, and any such Second Lien Intercreditor Agreement or other intercreditor agreement shall remain in full force and effect at any time such Indebtedness remains outstanding; ~~and~~

(w)    Liens securing obligations in respect of Indebtedness permitted under Section 7.2(bb); provided that (x) any such Liens securing such Indebtedness that is secured by the Collateral on a pari passu basis (but without regard to control of remedies) with the Obligations shall be subject to a First Lien Intercreditor Agreement or other intercreditor agreement customary for similar issuances of Indebtedness in form and substance reasonably satisfactory to the Administrative Agent and the Borrower with the holders of such Indebtedness or an agent thereof and the Borrower, and any such First Lien Intercreditor Agreement or other intercreditor agreement shall remain in full force and effect at any time such Indebtedness remains outstanding and (y) any such Liens securing such Indebtedness that is secured by the Collateral on a junior basis to the Liens securing the Obligations shall be subject to a Second Lien Intercreditor Agreement or other intercreditor agreement customary for similar issuances of Indebtedness in form and substance reasonably satisfactory to the Administrative Agent and the Borrower with the holders of such Indebtedness or an agent thereof and the Borrower, and any such Second Lien Intercreditor Agreement or other intercreditor agreement shall remain in full force and effect at any time such Indebtedness remains outstanding; and

(x)     Liens securing obligations in respect of Indebtedness permitted under Section 7.2(cc); provided that (x) any such Liens securing such Indebtedness that is secured by the Collateral on a pari passu basis (but without regard to control of remedies) with the Obligations shall be subject to a First Lien Intercreditor Agreement or other intercreditor agreement customary for similar issuances of Indebtedness in form and substance reasonably satisfactory to the Administrative Agent and the Borrower with the holders of such Indebtedness or an agent thereof and the Borrower, and any such First Lien Intercreditor Agreement or other intercreditor agreement shall remain in full force and effect at any time such Indebtedness remains outstanding and (y) any such Liens securing such Indebtedness that is secured by the Collateral on a junior basis to the Liens securing the Obligations shall be subject to a Second Lien Intercreditor Agreement or other intercreditor agreement customary for similar issuances of Indebtedness in form and substance reasonably satisfactory to the Administrative Agent and the Borrower with the holders of such Indebtedness or an agent thereof and the Borrower, and any such Second Lien Intercreditor Agreement or other intercreditor agreement shall remain in full force and effect at any time such Indebtedness remains outstanding.

provided, that if the Group Member’s action or event meets the criteria of more than one of the types of Liens described in the clauses above, the Borrower in its sole discretion may classify (and reclassify) such action or event in one or more clauses (including in part under one such clause and in part under another such clause).

Notwithstanding the foregoing, (I) Liens described in clause (s) shall not be permitted during the Relief Period, other than Liens so long as the aggregate outstanding principal amount of the obligations secured thereby does not exceed (as to the Borrower and all Subsidiaries) $25,000,000 at any one time, (II) Liens described in clauses (h), (k)(ii), (u) or (w) shall not be permitted during the Relief Period and (III) Holdings and the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien upon the Capital Stock of any Foreign Subsidiary that is owned by a Loan Party, other than Liens created pursuant to the Security Documents (and, solely to the extent there are equivalent Liens securing the Obligations pursuant to the Security Documents, Liens described in clause (w) or (x) above).

7.4     Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:

(a)    any Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any Wholly Owned Subsidiary (provided that the Wholly Owned Subsidiary shall be the continuing or surviving corporation); provided that any such merger or consolidation of a Subsidiary Guarantor shall only be with or into the Borrower or another Subsidiary Guarantor;

(b)    any Subsidiary of the Borrower may Dispose of any or all of its assets (i) to the Borrower or any Wholly Owned Subsidiary (upon voluntary liquidation or otherwise); provided that any such Disposition by a Subsidiary Guarantor shall only be to the Borrower or another Subsidiary Guarantor or (ii) pursuant to a Disposition permitted by Section 7.5;

(c)    any Investment expressly permitted by Section 7.7 may be structured as a merger, consolidation or amalgamation;

(d)    any Subsidiary may dissolve, liquidate or wind up its affairs at any time if at the time of such dissolution, liquidation or winding up, the value of the assets of such Subsidiary is less than $100,000 or such Subsidiary is dormant; and

(e)    the Borrower may consolidate with or merge with or into any Person, if:

(i)    the resulting, surviving or transferee Person (the “Successor Company”) will be a Person organized and existing under the laws of the United States of America,

any State thereof or the District of Columbia and the Successor Company (if not the Borrower) will expressly assume all the obligations of the Borrower under this Agreement and the other Loan Documents to which the Borrower is a party by executing and delivering to the Administrative Agent a joinder hereto and thereto or one or more other documents or instruments, in each case, in a form reasonably satisfactory to the Administrative Agent;

(ii)    immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been incurred by the Successor Company or such Subsidiary at the time of such transaction), no Default will have occurred and be continuing or would result therefrom;

(iii)    immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been incurred by the Successor Company or such Subsidiary at the time of such transaction), the Successor Company shall be in compliance with the financial covenant set forth in Section 7.1 as of the end of the most recent four fiscal quarter period for which financial statements have been delivered pursuant to Section 6.1;

(iv)    each Guarantor (other than (x) any Subsidiary Guarantor that will be released from its obligations under the Guarantee and Collateral Agreement in connection with such transaction and (y) any party to any such consolidation or merger) shall have delivered a joinder or one or more other documents or instruments confirming its obligation under the Guarantee and Collateral Agreement and its obligations under the other Loan Documents;

(v)    Parent shall have delivered a joinder or one or more other documents or instruments confirming its obligation under the Parent Guarantee; and

(vi)    the Borrower shall have delivered to the Administrative Agent (A) a certificate signed by a Responsible Officer each to the effect that such consolidation or merger and such joinders or other documents or instruments relating to this Agreement or any other Loan Document complies with the provisions described in this Section 7.4(e), (B) a legal opinion of counsel to the Successor Company and its Subsidiaries covering substantially the same matters set forth in Exhibit E hereto and (C) all documentation and information as is reasonably requested in writing by the Lenders at least three days prior to the anticipated effective date of such consolidation or merger required by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.

; provided that if the foregoing provisions of this clause (e) are satisfied, the Successor Company will succeed to, and be substituted for, the Borrower under this Agreement.

7.5     Disposition of Property. Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:

(a)    the Disposition of (i) obsolete or worn out property or (ii) any property that is no longer used or useful in the conduct of the business of the Borrower or its Subsidiaries, in each case in the ordinary course of business;

(b)     the Disposition of inventory in the ordinary course of business;

(c)    Dispositions permitted by clause (i) of Section 7.4(b), Investments permitted under Section 7.7 (other than Section 7.7 (m)) and Restricted Payments permitted under Section 7.6;

(d)    the sale or issuance of any Subsidiary’s Capital Stock to the Borrower or any Wholly Owned Subsidiary; provided that any sale or issuance of any Subsidiary Guarantor’s Capital Stock shall only be to the Borrower or another Subsidiary Guarantor;

(e)    Dispositions of any Related Eligible Assets (i) in connection with the AESOP Financing Program or the Centre Point Financing Program, (ii) to any Securitization Entity or (iii) in connection with the incurrence of any Securitization Indebtedness;

(f)    the sale of the Budget Truck Division for fair market value as determined by the board of directors of the Borrower;

(g)    the Disposition of other property having a fair market value not to exceed $1,000,000,000 in the aggregate for any fiscal year of the Borrower;

(h)    the Dispositions listed on Schedule 7.5(h);

(i)    Dispositions of properties subject to condemnation, eminent domain or taking;

(j)    leases, subleases, licenses and sublicenses of real or personal property, and Intellectual Property in the ordinary course of business, and any intercompany licenses and sublicenses of Intellectual Property;

(k)    dispositions or use of cash and Cash Equivalents in the ordinary course of business;

(l)    the abandonment, termination or other disposition of Intellectual Property or leasehold properties in the ordinary course of business; and

(m)     dispositions, discounts or forgiveness of accounts receivable in connection with the collection or compromise thereof;

(n)    Dispositions of non-core assets acquired in connection with an Investment permitted under Section 7.7, including a Specified Transaction;

(o)    Dispositions by the Borrower or any of its Subsidiaries of any Foreign Subsidiary to any other Foreign Subsidiary so long as at least 65% of the Capital Stock of such other Foreign Subsidiary (or any parent company of such other Foreign Subsidiary) is pledged to the Administrative Agent pursuant to Section 6.9;

(p)    Dispositions of minority interests in joint ventures; and

(q)    any Disposition of any Foreign Subsidiary and any holding company formed in connection with the Avis Europe Acquisition to the Borrower or any of its Subsidiaries.

provided that all Dispositions permitted under paragraphs (f) and (g)(i) and (g)(ii) of this Section 7.5 shall be made for fair value and in the case of any such Disposition (or series of related Dispositions) that yields gross proceeds to any Loan Party in excess of $25,000,000, for at least 75% cash consideration (excluding, in the case of an Asset Sale (or series of related Asset Sales), any consideration by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise, that are not Indebtedness) (it being understood that for the purposes of the foregoing proviso, the following shall be deemed to be cash consideration: (1) Cash Equivalents, (2) the assumption of Indebtedness of the Borrower (other than Disqualified Stock of the Borrower) or any Subsidiary and the release of the Borrower and its Subsidiaries from all liability with respect to payment of such Indebtedness, (3) Indebtedness of any Subsidiary that is no longer a Subsidiary as a result of such Disposition, to the extent that the Borrower and each other Subsidiary are released from any Guarantee Obligations or any other obligations to provide credit support in respect of such Indebtedness and (4) securities received by the Borrower or any Subsidiary from the transferee that are converted by the Borrower or such Subsidiary into cash within 180 days); provided, further, that if the Group Member’s action or event meets the criteria of more than one of the types of Dispositions described in the clauses above, the Borrower in its sole discretion may classify (and reclassify) such action or event in one or more clauses (including in part under one such clause and in part under another such clause).

7.6     Restricted Payments. Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member (including ABG), whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Group Member (collectively, “Restricted Payments”), except that:

(a)    any Subsidiary may make Restricted Payments to the Borrower or any Subsidiary Guarantor; provided, that any non-Subsidiary Guarantor may make Restricted Payments to any Group Member;

(b)     so long as no Default or Event of Default shall have occurred and be continuing, the Borrower may pay dividends to Holdings and Holdings may pay dividends to ABG to purchase ABG common stock or common stock options from present or former officers or employees of any Group Member upon the death, disability or termination of employment of such officer or employee;

(c)    the Borrower may make Restricted Payments to Holdings to permit Holdings to (i) pay corporate overhead expenses incurred in the ordinary course of business and (ii) pay any taxes that are due and payable by Holdings or the Borrower;

(d)    (i) the Borrower may make Restricted Payments to Holdings to permit Holdings to pay dividends to any higher tier entity to provide for the payment of (A) Parent Expenses, (B) Related Taxes and (C) any Taxes that are due and payable by any Group Member as part of a consolidated group or which have been paid for the account of any Group Member pursuant to the Tax Sharing Agreement and (ii) so long as no Default or Event of Default shall have occurred and be continuing, the Borrower may make Restricted Payments to Holdings to permit Holdings to make Restricted Payments to any Parent in an aggregate amount not to exceed $40,000,000, less the amount of Investments made pursuant to Section 7.7(u) and payments made under Section 7.8(a)(vi);

(e)    Investments permitted by Section 7.7;

(f)    any Subsidiary may make Restricted Payments (including in respect of management fees) to the holders of the Capital Stock of such Subsidiary ratably based on the respective ownership interests of such holders;

(g)    [reserved];

(h)    Restricted Payments in an aggregate amount not to exceed the Available Amount on the date such Restricted Payments are made, so long as (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (ii) after giving pro forma effect to such Restricted Payment, the Consolidated Coverage Ratio would be greater than 2.00 to 1.00;

(i)    Restricted Payments in an aggregate amount outstanding at the time such Restricted Payments are made not exceeding an amount equal to 1% of Consolidated Tangible Assets, so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(j)    the Borrower may make Restricted Payments to any Parent to pay dividends on or purchase or repurchase the common stock or equity of such Parent in an amount not to exceed in any fiscal year $25,000,000, so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(k)    the Borrower may make Restricted Payments to any Parent to make payments to holders of the Capital Stock of the Borrower or any Parent in lieu of issuance of fractional shares of such Capital Stock, not to exceed $5,000,000 in the aggregate, so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(l)    the Borrower may make Restricted Payments to repurchase Capital Stock of the Borrower made by exchange for, or out of the proceeds of the substantially concurrent issuance or sale of, Capital Stock of the Borrower or a substantially concurrent capital contribution to the Borrower, so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom; provided, that the Net Cash Proceeds from such issuance, sale or capital contribution shall be excluded in subsequent calculations under clause (c) of the Available Amount;

(m)    the Borrower may pay dividends within 60 days after the date of declaration thereof if at such date of declaration such dividend would have been permitted under this Section 7.6, so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom; and

(n)    any other Restricted Payments if, after giving pro forma effect to such Restricted Payment, the Consolidated Leverage Ratio is not greater than 3.50 to 1.00, and so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom.

provided, that if the Group Member’s action or event meets the criteria of more than one of the types of Restricted Payments described in the clauses above, the Borrower in its sole discretion may classify (and reclassify) such action or event in one or more clauses (including in part under one such clause and in part under another such clause).

Notwithstanding the foregoing, (I) Restricted Payments described in clause (j) shall not be permitted during the Relief Period, other than such Restricted Payments in an aggregate amount not exceeding $10,000,000 for the entire duration of the Relief Period, (II) Restricted Payments described in clause (h)

shall not be permitted during the Relief Period, except to the extent made in reliance on clause (c) of the definition of Available Amount with respect to the aggregate amount of the Net Cash Proceeds of any capital contribution to the Borrower from the proceeds of an issuance of Indebtedness at a Parent after the Second Amendment Effective Date, which Restricted payment shall be used solely for the purpose of repaying principal and interest on such Indebtedness and (III) Restricted Payments described in clauses (d)(ii), (i), (l), (m) and (n) shall not be permitted during the Relief Period.

7.7     Investments. Make any advance, loan, extension of credit (by way of guarantee or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any other Person (all of the foregoing, “Investments”; it being understood that the amount, as of any date of determination, any Investment in the form of a guarantee shall be equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof, as determined in good faith by a Responsible Officer) except:

(a)    Investments consisting of extensions of trade credit and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(b)    Investments in Cash Equivalents;

(c)    guarantees permitted by Section 7.2;

(d)    loans and advances to employees of any Group Member in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount not to exceed $15,000,000 in any fiscal year;

(e)    Investments in assets useful in the business of the Borrower and its Subsidiaries made by the Borrower or any of its Subsidiaries with the proceeds of any Reinvestment Deferred Amount;

(f)    intercompany Investments by any Group Member in the Borrower or any Person that, prior to such investment, is a Subsidiary;

(g)    [reserved];

(h)    [reserved];

(i)    [reserved];

(j)    Restricted Payments to ABG permitted by Section 7.6 in the form of loans and advances;

(k)    Investments listed on Schedule 7.7(k);

(l)    Permitted Acquisitions, provided that the aggregate amount (or, in the case of consideration consisting of assets, fair market value) of the consideration paid by the Borrower and the Subsidiary Guarantors (net of acquired cash and Cash Equivalents and excluding consideration in respect of acquired vehicles as long as (i) the purchase price for such vehicles does not exceed their fair market value and (ii) such vehicles will be financed in the Borrower’s normal operation of its business through the AESOP Financing Program, the Centre Point Financing Program or any other similar financing program, or will be replaced with vehicles financed through the AESOP Financing Program, the Centre Point Financing Program or any other similar financing program) for Permitted Acquisitions of Persons that shall not become Loan Parties (including any merger where such Loan Party (or a Subsidiary that becomes a Loan Party) is the surviving entity) or of assets that shall not be acquired by Loan Parties, in each case pursuant to Section 6.9, after the Restatement Effective Date, shall not exceed 15.0% of Consolidated Tangible Assets at any one time;

(m)    Investments consisting of Liens, Indebtedness, fundamental changes, Dispositions, Restricted Payments permitted under Sections 7.2, 7.3, 7.4, 7.5 or 7.6 respectively;

(n)    any seller-financing or other non-cash consideration received in connection with Dispositions permitted by Section 7.5;

(o)    the Borrower or any Subsidiary may make Investments to purchase Capital Stock in any joint venture entity in which any Group Member owns an equity interest; provided that the aggregate amount of all purchases of Capital Stock in any joint venture entity in which such Group Member does not own a majority equity interest shall not exceed $100,000,000;

(p)    in addition to Investments otherwise expressly permitted by this Section, Investments by the Borrower or any of its Subsidiaries in an aggregate amount (valued at cost) not to exceed $400,000,000 after the Restatement Effective Date during the term of this Agreement, plus the aggregate amount of the Net Cash Proceeds received by the Borrower or any Subsidiary of any returns (whether by dividend, interest, distributions, returns of capital, repayments or otherwise) on Investments made under this clause (p); provided that any Investments made by a Loan Party in a Foreign Subsidiary to fund all or a portion of an Investment to be made by a Foreign Subsidiary in reliance on this Section 7.7(p) shall be permitted and shall not reduce the Investment capacity available under any other Section;

(q)    [reserved];

(r)    Investments of any Person existing at the time such Person becomes a Subsidiary or consolidates or merges with the Borrower or any Subsidiary (including in connection with a Specified Transaction) so long as such Investments were not made in contemplation of such Person becoming a Subsidiary or of such consolidated or merger, and any modification, replacement renewal, reinvestment or extension thereof;

(s)    Investments consisting of intercompany notes and receivables issued in respect of transfers of Foreign Subsidiaries pursuant to Section 7.5(o);

(t)    Investments in an aggregate amount not to exceed the Available Amount on the date such Investments are made;

(u)    Investments in an aggregate amount not to exceed $40,000,000, less the amount of Restricted Payments made under Section 7.6(d)(ii) and payments made under Section 7.8(a)(vii);

(v)    the Avis Europe Acquisition;

(w)    any acquisition made by the Borrower or any of its Subsidiaries of any Foreign Subsidiary or any holding company formed in connection with the Avis Europe Acquisition and any contribution by the Borrower or any of its Subsidiaries of any such entity to any Subsidiary;

(x)    Investments in any Escrowed Debt Issuer in an amount necessary to fund required payments with respect to Escrowed Debt issued by such Escrowed Debt Issuer; and

(y)    any other Investments if, after giving pro forma effect to such Investment, the Consolidated Leverage Ratio is not greater than 4.00 to 1.00, and so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom.

provided, that (i) if the Group Member’s action or event meets the criteria of more than one of the types of Investments described in the clauses above, the Borrower in its sole discretion may classify (and reclassify) such action or event in one or more clauses (including in part under one such clause and in part under another such clause) and (ii) the Borrower and its Subsidiaries may not make any Investment in an Excluded Person except to the extent permitted by Section 7.7(p).

Notwithstanding the foregoing, (I) Investments described in clause (f) made by Loan Parties in non-Loan Parties shall not be permitted during the Relief Period, except for Investments by any Loan Party in any non-Loan Party made in connection with regular or ordinary operation of the business of the Borrower and its Subsidiaries or as otherwise reasonably deemed necessary or appropriate by the Borrower in connection with the operation of the business of the Borrower and its Subsidiaries, (II) Investments described in clause (l) shall not be permitted during the Relief Period, except for Permitted Acquisitions solely in respect of licensees of the Borrower and its Subsidiaries located at airports in an aggregate amount not exceeding $100,000,000 and (III) Investments described in clauses (d), (o), (p), (t), (u), (v), (w) and (y) shall not be permitted during the Relief Period.

7.8     Optional Payments and Modifications of Certain Agreements. (a) Make or offer to make any optional or voluntary prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to the Indebtedness permitted by Section 7.2(h), (v) or (y) (other than any prepayments, repurchases or redemptions of scheduled payments of such Indebtedness within one year of the scheduled date when due so long as (i) after giving pro forma effect to such prepayment, repurchase or redemption, the aggregate amount of cash and Cash Equivalents of the Borrower and its Subsidiaries at such time determined on a consolidated basis in accordance with GAAP exceeds $100,000,000 and (ii) no Revolving Loans or Swingline Loans are outstanding on the date of such prepayment, repurchase or redemption); provided that:

(i)    any such Indebtedness may be repaid, prepaid, repurchased or redeemed in connection with a Permitted Refinancing;

(ii)    any Indebtedness of the Borrower or its Subsidiaries may be repaid, prepaid, repurchased or redeemed with the proceeds of any Incremental Term Loans so long as (x) as of the date of such notice to repay, prepay, repurchase or redeem, no Default or Event of Default shall have occurred and be continuing or would result therefrom after giving pro forma effect thereto, (y) after giving pro forma effect to such prepayment, repayment, repurchase or redemption, the Consolidated Secured Leverage Ratio is less than 2.00 to 1.00 and (z) no Revolving Loans or Swingline Loans are outstanding on the date of such prepayment, repayment, repurchase or redemption;

(iii)    any Indebtedness of the Borrower or its Subsidiaries may be repaid, prepaid, repurchased or redeemed so long as (w) no Default or Event of Default shall have occurred and be continuing or would result therefrom as of the date of such notice to repay, prepay, repurchase or redeem, (x) after giving pro forma effect to such prepayment, repayment, repurchase or redemption, (1) the Consolidated Leverage Ratio is less than 4.00 to 1.00 and (2) the Consolidated Secured Leverage Ratio is less than 2.00 to 1.00, (y) no Revolving Loans or Swingline Loans are outstanding on the date of such prepayment, repayment, repurchase or redemption and (z) such prepayment, repayment, repurchase or redemption shall not be made with the proceeds of any borrowings under the Revolving Facility; provided that, (A) so long as the requirements of (w), (y) and (z) above are satisfied and (B) after giving pro forma effect to such prepayment, repayment, repurchase or redemption, the Consolidated Secured Leverage Ratio is less than 2.00 to 1.00, any Indebtedness of the Borrower or its Subsidiaries may be repaid, prepaid, repurchased or redeemed for consideration (including any premium paid in connection therewith) in an aggregate amount not to exceed $200,000,000;

(iv)    any such Indebtedness in an aggregate principal amount not to exceed $250,000,000 ~~(less the amount of any Restricted Payments made pursuant to Section 7.6(g))~~ may be repaid, prepaid, repurchased or redeemed;

(v)    any such Indebtedness may be repaid, prepaid, repurchased or redeemed in an aggregate amount not to exceed the Available Amount on the date such payments are made;

(vi)    any such Indebtedness in an aggregate amount not to exceed $40,000,000, less the amount of Restricted Payments made under Section 7.6(d)(ii) and Investments made under Section 7.7(u) may be repaid, prepaid, repurchased or redeemed; and

(vii)    any such Indebtedness may be repaid, prepaid, repurchased or redeemed if, after giving pro forma effect to such repayment, prepayment, repurchase or redemption and any related transactions, the Consolidated Leverage Ratio is not greater than 3.50 to 1.00, and so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom.

provided, that if the Group Member’s action or event meets the criteria of more than one of the types of payments described in the clauses above, the Borrower in its sole discretion may classify (and reclassify) such action or event in one or more clauses (including in part under one such clause and in part under another such clause), and

(b) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Senior Unsecured Notes in a manner materially adverse to the Lenders or (c) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Separation Agreement or the Tax Sharing Agreement in a manner materially adverse to the Lenders, it being understood that an increase of the obligations or potential liability of ABG resulting from any such amendment, modification or other change to the Separation Agreement or Tax Sharing Agreement shall not, in and of itself, be regarded as materially adverse to the Lenders.

Notwithstanding the foregoing, prepayments or transactions described in clause (a) shall not be permitted during the Relief Period, except transactions pursuant to subclause (a)(i).

7.9     Transactions with Affiliates. Enter into any transaction (other than (i) transactions listed on Schedule 7.9, (ii) transactions permitted by Section 7.6, (iii) Investments permitted by Section 7.7 and (v) issuances of Capital Stock, including any servicing agreement, purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than Holdings, the Borrower or any Subsidiary) unless such transaction is upon terms taken as a whole no less favorable to the relevant Group Member than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate.

7.10     Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by any Group Member of real or personal property that has been or is to be sold or transferred by such Group Member to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Group Member except so long as such sale of the asset would be permitted under this Agreement.

7.11     Changes in Fiscal Periods. Permit the fiscal year of the Borrower to end on a day other than December 31 or change the Borrower’s method of determining fiscal quarters.

7.12     Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Borrower (other than a Securitization Entity) to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Subsidiary of the Borrower, (b) make loans or advances to, or other Investments in, the Borrower or any other Subsidiary of the Borrower or (c) transfer any of its assets to the Borrower or any other Subsidiary of the Borrower, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) any restrictions with respect to a Subsidiary or assets imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary or such assets other than the Senior Unsecured Note Indenture and such other agreements listed on Schedule 7.12 , (iii) restrictions which are not more restrictive than those contained in this Agreement contained in any documents governing any Indebtedness incurred in accordance with the provisions of this Agreement, (iv) any documents relating to joint ventures to the extent that such joint ventures are not prohibited hereunder, (v) any agreement in effect at the time a Person became a Subsidiary or assets are first acquired pursuant to an Investment permitted under Section 7.7, so long as (x) such agreement was not entered into solely in contemplation of such Investment and (y) such encumbrance or restriction applies only to such Person and assets, (vi) any agreement, including with respect to Indebtedness, of a Foreign Subsidiary permitted pursuant to this Agreement so long as such prohibitions or limitations are only with respect to such Foreign Subsidiary and its assets or any Subsidiary of such Foreign Subsidiary; (vii) with respect to the restrictions in clause (c), (x) restrictions or conditions imposed by any agreement relating to secured debt permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such debt, and (y) customary provisions in leases, licenses or contracts restricting assignability or subleasing prohibit the granting of Liens on the rights contained therein and (viii) restrictions imposed by any agreement governing Indebtedness incurred after the Restatement Effective Date and permitted under Section 7.2 that are, taken as a whole, in the good faith judgment of the Borrower, no more restrictive with respect to the Borrower or any Subsidiary than customary market terms for Indebtedness of such type, so long as the Borrower shall have determined in good faith that such restrictions will not adversely affect in any material respect its or any Subsidiary’s obligations or ability to make any payments required hereunder; provided that loans made by the Borrower or any Subsidiary to any other Subsidiary that is a Securitization Entity or a partner or direct equity owner of a Securitization Entity may be subject to customary repayment restrictions required by the lenders to such Securitization Entity.

7.13     Lines of Business. Enter into, either directly or through any Subsidiary, any material business that is not related, complementary, synergistic, incidental or ancillary to those businesses in which the Borrower and its Subsidiaries are engaged on the date of this Agreement, or extensions, developments or expansions thereof.

7.14     Business Activities of Holdings. In the case of Holdings, (i) conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations other than those incidental to its ownership of the Capital Stock of the Borrower, (ii) incur, create, assume or suffer to exist any Indebtedness or other liabilities or financial obligations, except (w) Guarantee Obligations permitted pursuant to Section 7.2(c) and 7.2(i), (x) nonconsensual obligations imposed by operation of law, (y) obligations pursuant to the Loan Documents to which it is a party and (z) obligations with respect to its Capital Stock, or (iii) own, lease, manage or otherwise operate any properties or assets (including cash (other than cash received in connection with dividends made by the Borrower in accordance with Section 7.6 pending application in the manner contemplated by said Section) and cash equivalents (other than cash received from capital contributions to, or the issuance of Capital Stock by Holdings) other than the ownership of shares of Capital Stock of the Borrower.

SECTION 8. EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a)    the Borrower or any Subsidiary Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrower or any Subsidiary Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b)    any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been false or misleading in any material respect on or as of the date made or delivered; or

(c)    any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 6.4(a) (with respect to Holdings and the Borrower only), Section 6.7(a) or Section 7 of this Agreement or Sections 6.4 or 6.6(b) of the Guarantee and Collateral Agreement; or

(d)    any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after notice to the Borrower from the Administrative Agent or the Required Lenders; or

(e)    any Group Member shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided that such failure is unremedied and is not waived by the holders of such Indebtedness; provided, further, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness (x) the outstanding principal amount of which exceeds in the aggregate $50,000,000, (y) in the case of such Indebtedness which is Securitization Indebtedness (including AESOP Indebtedness and Centre Point Indebtedness), (1) an amortization or termination event pursuant to a securitization program prior to the end of the scheduled term or revolving period thereunder shall have occurred, (2) the Borrower and its Subsidiaries shall become unable to finance the purchase of vehicles and (3) the Borrower shall have failed, by the 45th day after the occurrence of an event referred to in clause (y)(1) and the expiration of all grace periods applicable thereto, to either (A) replace such securitization program with an alternative source of financing having terms not materially adverse to the Lenders from the program being replaced or having terms acceptable to the Required Lenders, or (B) obtain a waiver with respect to the occurrence of such event from the applicable required noteholders or lenders under such securitization program. Upon the entering into of any replacement facility referred to in clause (y)(1)(A), the Borrower shall deliver to the Administrative Agent a written officer’s certificate providing that the Borrower has sufficient vehicle financing arrangements available to it to carry-on its business activities consistent, in all material respects, with its past practices; or

(f)    (i) any Group Member (other than any Subsidiary which is not a Significant Subsidiary) shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Group Member (other than any Subsidiary which is not a Significant Subsidiary) shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Group Member any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed or undischarged for a period of 60 days; or (iii) there shall be commenced against any Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Group Member shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Group Member shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g)     (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any failure to satisfy the “minimum funding standard” (as defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of any Group Member or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of

Title IV of ERISA or be determined to be, or expected to be, “at risk” (within the meaning of Section 430 of the Code or Section 303 of ERISA), (v) any Group Member or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency of, a Multiemployer Plan (or any Multiemployer Plan is in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA)) or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions in this clause (g), if any, could reasonably be expected to have a Material Adverse Effect; or

(h)    one or more judgments or decrees shall be entered against any Group Member involving in the aggregate a liability (to the extent not paid or fully covered by insurance provided by a carrier not disputing coverage) of $50,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

(i)    any material provision of any Security Documents shall cease, for any reason, to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby with respect to any Collateral, other than Collateral having a de minimus value (unless due to action or inaction by the Administrative Agent); or

(j)    the guarantees contained in Section 2 and Section 3 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or

(k)    the occurrence of a Change in Control;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower or any Subsidiary Borrower, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower or the relevant Subsidiary Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower and any Subsidiary Borrower hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower and any Subsidiary Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower or such Subsidiary Borrower (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower and each Subsidiary Borrower.

SECTION 9. THE AGENTS

9.1     Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

9.2     Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

9.3     Exculpatory Provisions. Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

9.4     Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, e-mail, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to ABG, Holdings or the Borrower), independent accountants and other experts selected by the Administrative

Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

9.5     Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender, Holdings, the Borrower or any Subsidiary Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6     Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

9.7     Indemnification. The Lenders severally agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by ABG, Holdings, the Borrower or any Subsidiary Borrower and without limiting the obligation of ABG, Holdings, the Borrower or any Subsidiary Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

9.8     Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

9.9     Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 10 days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8(a) or Section 8(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent may, on behalf of the Lenders and with the consent of the Borrower (such consent not to be unreasonably withheld), appoint a successor Administrative Agent, which shall be a commercial bank organized or licensed under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

9.10     Co-Documentation Agents and Syndication Agent. None of the Co-Documentation Agents nor the Syndication Agent shall have any duties or responsibilities hereunder in its capacity as such.

9.11     Certain ERISA Matters. (a) Each Lender (x) represents and warrants, as of the date such Person becomes a Lender party hereto, to, and (y) covenants, from the date such Person becomes a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent (in such capacity and as arranger), each Joint Lead Arranger and their respective Affiliates, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA (the “Plan Asset Regulations”)) of one or more (a) “employee benefit plans” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, or (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan,” in connection with the Loans, the Letters of Credit or the Commitments,

(ii) the transaction exemption set forth in one or more prohibited transaction class exemptions issued by the U.S. Department of Labor, as any such exemption may be amended from time to time (each, a “PTE”), such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable and the conditions of such exemption have been satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (i) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (ii) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement and (iii) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (a) through (g) of Part I of PTE 84-14, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender, or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person becomes a Lender party hereto, to, and (y) covenants, from the date such Person becomes a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent (in such capacity and as arranger), each Joint Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that:

(i) none of the Administrative Agent (in such capacity and as arranger), any Joint Lead Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto),

(ii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21, as amended from time to time), and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the obligations),

(iv) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Letters of Credit, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and no fee or other compensation is being paid directly to the Administrative Agent (in such capacity or as arranger), any Joint Lead Arranger or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Letters of Credit, the Commitments or this Agreement.

The Administrative Agent (in such capacity and as arranger), and each Joint Lead Arranger hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

9.12     Intercreditor Agreements. Without limiting the generality of the foregoing, the Administrative Agent is authorized to enter into any First Lien Intercreditor Agreement, any Second Lien Intercreditor Agreement and/or any other intercreditor arrangements entered into in connection herewith (and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, such agreements in connection with the incurrence by any Loan Party of any Indebtedness in order to permit such Indebtedness to be secured by a valid and enforceable lien (with such priority as may be designated by the Borrower or relevant Subsidiary, to the extent such priority is permitted by the Loan Documents)), and the parties hereto acknowledge that any First Lien Intercreditor Agreement (if entered into), any Second Lien Intercreditor Agreement (if entered into) and/or any other intercreditor arrangements entered into in connection herewith, will be binding upon them. Each Lender

(a) hereby agrees that it will be bound by and will take no actions contrary to the provisions of any First Lien Intercreditor Agreement (if entered into), any Second Lien Intercreditor Agreement (if entered into) and/or any other intercreditor arrangements entered into in connection herewith and (b) hereby authorizes and instructs the Administrative Agent to enter into, if applicable, any First Lien Intercreditor Agreement, any Second Lien Intercreditor Agreement and/or any other intercreditor arrangements entered into in connection herewith (and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, such agreements in connection with the incurrence by any Loan Party of any Indebtedness in order to permit such Indebtedness to be secured by a valid and enforceable lien (with such priority as may be designated by the Borrower or relevant Subsidiary, to the extent such priority is permitted by the Loan Documents)), and to subject the Liens on the Collateral securing the Obligations to the provisions thereof.

SECTION 10. MISCELLANEOUS

10.1     Amendments and Waivers. (a) Neither this Agreement nor any other Loan Document, or any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (i) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (ii) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (A) forgive any principal amount or extend the final scheduled date of maturity of any Loan or any Reimbursement Obligation or extend the scheduled date of any amortization payment in respect of any Term Loan (for the purpose of clarity each of the foregoing not to include any waiver of a prepayment), reduce the stated rate of any interest or fee payable hereunder (except (1) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Majority Facility Lenders of each adversely affected Facility), (2) in connection with the waiver of applicability of any “most favored nations” provision (which waiver shall be effective with the consent of the Required Lenders) and (3) that any amendment or modification of defined terms used in the financial covenant in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (A)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Revolving Commitment, in each case without the written consent of each Lender directly affected thereby; (B) eliminate or reduce the voting rights of any Lender under this Section 10.1 without the written consent of such Lender; (C) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower or any Subsidiary Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Subsidiary Guarantors from their obligations under the Guarantee and Collateral Agreement, in each case except as otherwise provided in the Loan Documents, in each case without the written consent of all Lenders; (D) amend, modify or waive any provision of Section 2.11 without the written consent of the Majority Facility Lenders in respect of each Facility adversely affected thereby or amend, modify or waive any provision of Section 2.17 without the written consent of each Lender affected thereby; (E) reduce the percentage specified in the definition of Majority Facility Lenders with respect to any Facility without the written consent of all Lenders under such Facility; (F) after the Restatement Effective Date, amend, modify or waive any provision of Section 5.2 without the written consent of the Majority Facility Lenders with respect of the Revolving Facility; (G) amend, modify or waive any provision of Section 9 without the written consent of the Administrative

Agent; (H) amend, modify or waive any provision of Section 2.6 or 2.7 without the written consent of each Swingline Lender; (I) amend, modify or waive any provision of Section 3 without the written consent of each Issuing Lender or (J) release ABG from its obligations under the Parent Guarantee except as otherwise provided in the Loan Documents without the written consent of the Majority Facility Lenders with respect to each Facility. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

(b) Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, this Agreement or the other Loan Documents may be amended with the written consent of the Administrative Agent, the Borrower and each of the Lenders (or Persons that, following the effectiveness of such amendment, will become Lenders) providing the relevant Replacement Term Loans (as defined below) to permit the refinancing, replacement or modification of all outstanding Term Loans (“Replaced Term Loans”) with a replacement term loan tranche hereunder (“Replacement Term Loans”), provided that (1) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Replaced Term Loans, (2) if the final maturity date of such Replacement Term Loans is not at least one year later than the final maturity date of the Replaced Term Loans, the interest rate margin for such Replacement Term Loans shall not be higher than the interest rate margin for such Replaced Term Loans by more than 50 basis points, or if the interest rate margin of such Replacement Term Loans does so exceed by more than 50 basis points, the interest rate margin for the Replaced Term Loans shall be increased so that the interest rate margin for such Replacement Term Loans is no greater than the interest rate margin for the Replaced Term Loans plus 50 basis points; provided that, the interest rate margins applicable to the Replacement Term Loans or the Replaced Term Loans shall be determined in the manner set forth in Section 2.23(b) in respect of the Incremental Term Loans) and (3) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Replaced Term Loans at the time of such refinancing.

(c) In addition, notwithstanding the foregoing, this Agreement may be amended without consent of the Lenders, so long as no Default or Event of Default shall have occurred and be continuing, as follows:

(i) to designate any Domestic Subsidiary of the Borrower as a Domestic Subsidiary Borrower under the Revolving Facility upon (A) ten Business Days prior notice to the Lenders (such notice to contain the name, primary business address and taxpayer identification number of such Subsidiary), (B) the execution and delivery by the Borrower, such Subsidiary and the Administrative Agent of a Joinder Agreement, substantially in the form of Exhibit G (a “Joinder Agreement”), providing for such Subsidiary to become a Subsidiary Borrower, (C) the agreement and acknowledgment by the Borrower and each other Subsidiary Borrower that the Guarantee and Collateral Agreement covers the Obligations of such Subsidiary, (D) delivery by the Borrower or such Subsidiary of all documentation and information as is reasonably requested in writing by the Lenders at least three days prior to the anticipated effective date of such designation required by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act, and (E) the delivery to the Administrative Agent of (1) corporate or other applicable resolutions, other corporate or other applicable documents, certificates and legal opinions in respect of such Subsidiary reasonably equivalent to comparable documents delivered on the Closing Date and (2) such other documents with respect thereto as the Administrative Agent shall reasonably request; and

(ii) to remove any Subsidiary as a Subsidiary Borrower upon execution and delivery by the Borrower to the Administrative Agent of a written notification to such effect and repayment in full of all Loans made to such Subsidiary Borrower, cash collateralization of all L/C Obligations in respect of any Letters of Credit issued for the account of such Subsidiary Borrower and repayment in full of all other amounts owing by such Subsidiary Borrower under this Agreement and the other Loan Documents (it being agreed that any such repayment shall be in accordance with the other terms of this Agreement).

(d) In addition, notwithstanding the foregoing, with the written consent of the Administrative Agent (not to be unreasonably withheld), the Borrower and the lenders providing the relevant Refinancing Facility, this Agreement and, as appropriate, the other Loan Documents, may be amended as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to permit the creation hereunder of any such Refinancing Facility and the incurrence of the related Refinancing Debt (any such amendment, a “Refinancing Amendment”).

(e) In addition, notwithstanding anything in this Agreement or the other Loan Documents to the contrary, the Administrative Agent may, with the consent of Borrower only, amend, modify or supplement this Agreement or any other Loan Document to cure any ambiguity, omission, defect or inconsistency, so long as such amendment, modification or supplement does not adversely affect the rights of any Lender and the Lenders shall have received, at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment.

10.2     Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy or electronic transmission), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice or electronic transmission, when received, addressed as follows in the case of Holdings, the Borrower and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Holdings:	Avis Budget Holdings, LLC
6 Sylvan Way Parsippany, New Jersey 07054 Attention: Martyn Smith
Telecopy: (973) 496-5080
Telephone: (973) 496-7938

Borrower:	Avis Budget Car Rental, LLC
6 Sylvan Way Parsippany, New Jersey 07054 Attention: Martyn Smith
Telecopy: (973) 496-5080
Telephone: (973) 496-7938

Administrative Agent:	JPMorgan Chase Bank, N.A. 500 Stanton Christiana Road, Ops 2, Floor 3 Newark, DE 19713
Attention: Ryan Kelley Telecopy: (302) 552-0867 Telephone: (302) 634-1074

with a copy to:	JPMorgan Chase Bank, N.A. 383 Madison Avenue Floor 24 New York, NY 10179 Attention: Allison Sellers Telecopy: 212-270-5482 Telephone: 212-270-0433

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

10.3     No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4     Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5     Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Administrative Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of Simpson Thacher & Bartlett LLP and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Restatement Effective Date (in the case of amounts to be paid on the Restatement Effective Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate, (b) to pay or reimburse each Lender and the Administrative Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the fees and disbursements of counsel to the Lenders and of counsel to the Administrative Agent; provided, that the Borrower shall not be liable for the fees and disbursements of more than one separate firm for the Lenders (unless there shall exist an actual conflict of interest among the Lenders) in connection with any one action or any separate but substantially similar or related actions in the same jurisdiction, nor shall the Borrower be liable for any settlement or extra-judicial resolution of claims without the Borrower’s written consent, (c) to pay, indemnify, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and similar taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Joint Lead Arranger, Lender and the Administrative Agent and their respective officers, directors, employees, affiliates, agents and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (other than with respect to taxes, which shall be governed exclusively by Section 2.19) with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the Properties and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee; provided further, that that the Borrower shall not be liable for the fees and disbursements of more than one separate firm for any Indemnitees (unless there shall exist an actual conflict of interest among such Indemnitees) in connection with any one action or any separate but substantially similar or related actions in the same jurisdiction, nor shall the Borrower be liable for any settlement or extra-judicial resolution of such Indemnitees’ claims without the Borrower’s written consent. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. To the extent permitted by applicable law, no party hereto shall assert, and each such party hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this sentence shall relieve the Borrower of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby. All amounts due under this Section 10.5 shall be payable not later than 10 days after written demand therefor. Statements payable by the Borrower pursuant to this Section 10.5 shall be submitted to the Chief Financial Officer (Telephone No. (973) 496-7938) (Telecopy No. (973) 496-5080), at the address of the Borrower set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent. The agreements in this Section 10.5 shall survive repayment of the Loans and all other amounts payable hereunder.

10.6     Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of any Issuing Lender that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (other than any natural person) (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent of:

(A)    the Borrower (such consent not to be unreasonably withheld or delayed), provided that no consent of the Borrower shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default under Section 8(a) or (f) has occurred and is continuing, any other Person; and provided, further, that the Borrower shall be deemed to have consented to any such assignment unless the Borrower shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received written notice thereof; and

(B)    the Administrative Agent (such consent not to be unreasonably withheld or delayed), provided that no consent of the Administrative Agent shall be required for (x) an assignment of all or any portion of a Term Loan to a Lender, an affiliate of a Lender or an Approved Fund or (y) an assignment of all or any portion of a Revolving Commitment and Revolving Extensions of Credit by a Lender to an affiliate of such Lender.

(C)    each Issuing Lender (such consent not to be unreasonably withheld or delayed), provided that no consent of the Issuing Lenders shall be required for (x) an assignment of all or any portion of a Term Loan or Term Commitment or (y) an assignment of all or any portion of a Revolving Commitment and Revolving Extensions of Credit by a Lender to an affiliate of such Lender.

(ii) Assignments shall be subject to the following additional conditions:

(A)    except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than, in the case of the Revolving Facility, $5,000,000 or, in the case of the Term Facility, $1,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Borrower shall be required if an Event of Default under Section 8(a) or (f) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

(B)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption (provided that, in lieu of an Assignment and Assumption,

any assignment in connection with Section 2.22 or Section 2.26(a)(iv) may be effected pursuant to such other procedures as the Borrower and the Administrative Agent may agree), together with a processing and recordation fee of $3,500; and

(C)    the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire.

For the purposes of this Section 10.6, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an affiliate of a Lender or (c) an entity or an affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.18, 2.19, 2.20 and 10.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of and interest on the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Lenders and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Issuing Lender and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)    (i) Any Lender may, without the consent of the Borrower, the Administrative Agent, the Issuing Lenders or the Swingline Lenders, sell participations to one or more banks or other entities (other than any natural person) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Lenders, the Swingline Lenders and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of, and shall be subject to the limitations of, Sections 2.18, 2.19 and 2.20 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, and subject to paragraph (c)(ii) of this Section, each Participant also shall be entitled to the benefits of Section 10.7(b) as though it were a Lender, provided such Participant shall be subject to Section 10.7(a) as though it were a Lender. Each Lender that sells a participation, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender, each Loan Party and the Administrative Agent shall treat each person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.18 or 2.19 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant unless such entitlement to receive a greater payment results from a change in a Requirement of Law that occurs after the Participant acquired the applicable participation. A Participant shall not be entitled to receive any funds directly from the Borrower in respect of Sections 2.18, 2.19, 2.20 or 10.7 unless such Participant shall have provided to Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, such information as is required to be recorded in the Register pursuant to paragraph (b)(iv) above as if such Participant were a Lender. No Participant shall be entitled to the benefits of Section 2.19 unless such Participant complies with Section 2.19(e) and (f) as though it were a Lender.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank having jurisdiction over such Lender, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e) The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

(f) Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent and without regard to the limitations set forth in Section 10.6(b). Each of ABG, Holdings, the Borrower, each Subsidiary Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

10.7     Adjustments; Set-off. (a) Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefitted Lender”) shall, at any time after the Loans and other amounts payable hereunder shall immediately become due and payable pursuant to Section 8, receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender and each of its Affiliates shall have the right, without prior notice to ABG, Holdings, the Borrower or any Subsidiary Borrower, any such notice being expressly waived by ABG, Holdings, the Borrower and each Subsidiary Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by ABG, Holdings, the Borrower or any Subsidiary Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) and remaining unpaid past any applicable grace period provided in this Agreement, to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or its Affiliates or any branch or agency thereof to or for the credit or the account of ABG, Holdings, the Borrower or such Subsidiary Borrower, as the case may be. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender or its Affiliates, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.8     Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Administrative Agent to accept electronic signatures in any form or format without its prior written consent. Without limiting the generality of the foregoing, the Borrower hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders and the Loan Parties, electronic images of this Agreement or any other Loan Documents (in each case, including with respect to any signature pages thereto) shall have the same legal effect, validity and enforceability as any paper original, and (ii) waives any argument, defense or right to contest the validity or enforceability of the Loan Documents based solely on the lack of paper original copies of any Loan Documents, including with respect to any signature pages thereto.

10.9     Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10     Integration. This Agreement and the other Loan Documents represent the entire agreement of ABG, Holdings, the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.11     GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.12     Submission To Jurisdiction; Waivers. Each of the Agents, Lenders, ABG, Holdings, the Borrower and the Subsidiary Borrowers hereby irrevocably and unconditionally:

(a)    submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York located in the Borough of Manhattan, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b)    consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)    agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to ABG, Holdings, the Borrower or the relevant Subsidiary Borrower, as the case may be, at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)    agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)    waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages; provided, however, that nothing in this Section 10.12(e) shall limit or otherwise impair the obligations of the Borrower under Section 10.5.

10.13     Judgment. The obligations of the Borrower or any Subsidiary Borrower in respect of this Agreement and the other Loan Documents due to any party hereto shall, notwithstanding any judgment in a currency (the “judgment currency”) other than the currency in which the sum originally due to such party is denominated (the “original currency”), be discharged only to the extent that on the Business Day following receipt by such party of any sum adjudged to be so due in the judgment currency such party may in accordance with normal banking procedures purchase the original currency with the judgment currency; if the amount of the original currency so purchased is less than the sum originally due under such judgment to such party in the original currency, the Borrower or such Subsidiary Borrower, as the case may be, agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such party against such loss, and if the amount of the original currency so purchased exceeds the sum originally due to any party to this Agreement, such party agrees to remit to the Borrower such excess. The provisions of this Section 10.13 shall survive the termination of this Agreement and payment of the obligations of the Borrower and the Subsidiary Borrowers under this Agreement and the other Loan Documents.

10.14     Acknowledgements. Each of ABG, Holdings, the Borrower and the Subsidiary Borrowers hereby acknowledges that:

(a)    it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)    neither the Administrative Agent nor any other Agent or Lender has any fiduciary relationship with or duty to ABG, Holdings, the Borrower or any Subsidiary Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent, the other Agents and Lenders, on one hand, and ABG, Holdings, the Borrower or any Subsidiary Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)     no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among ABG, Holdings, the Borrower or any Subsidiary Borrower and the Lenders.

Each of ABG, Holdings, the Borrower and the Subsidiary Borrowers further acknowledges and agrees, and acknowledges its subsidiaries’ understanding, that each Credit Party, together with its affiliates, is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any Credit Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, ABG, Holdings, the Borrower, the Subsidiary Borrowers and other companies with which ABG, Holdings, the Borrower and the Subsidiary Borrowers may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Credit Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

In addition, each of ABG, Holdings, the Borrower and the Subsidiary Borrowers acknowledges and agrees, and acknowledges its subsidiaries’ understanding, that each Credit Party and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which ABG, Holdings, the Borrower and the Subsidiary Borrowers may have conflicting interests regarding the transactions described herein and otherwise. No Credit Party will use confidential information obtained from ABG, Holdings, the Borrower or the Subsidiary Borrowers by virtue of the transactions contemplated by the Loan Documents or its other relationships with ABG, Holdings, the Borrower and the Subsidiary Borrowers in connection with the performance by such Credit Party of services for other companies, and no Credit Party will furnish any such information to other companies. Each of ABG, Holdings, the Borrower and the Subsidiary Borrowers also acknowledges that no Credit Party has any obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to ABG, Holdings, the Borrower or the Subsidiary Borrowers, confidential information obtained from other companies.

10.15     Releases of Guarantees and Liens. (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 10.1) to take any action requested by the Borrower having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 10.1 or (ii) under the circumstances described in paragraph (b) below. The security interests granted under any Loan Documents on any Collateral that is transferred pursuant to a transaction permitted by Section 7.5 shall be released automatically upon consummation of such Disposition.

(b) At such time as the Loans, the Reimbursement Obligations and the other obligations under the Loan Documents (other than any unasserted contingent indemnification obligations and obligations under or in respect of Specified Swap Agreements and Specified Cash Management Agreements) shall have been paid in full, the Commitments have been terminated and no Letters of Credit shall be outstanding (or such Letters of Credit are Collateralized), the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

10.16     Confidentiality. Each of the Administrative Agent and each Lender agrees to keep confidential all Information (as defined below); provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such Information (a) to the Administrative Agent, any other Lender or any affiliate thereof who agrees to comply with the provisions of this Section, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any Swap Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates for performing the purposes of a Loan Document, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, after notice to the Borrower if reasonably feasible, (f) if requested or required to do so in connection with any litigation or similar proceeding, after notice to the Borrower if reasonably feasible and not otherwise prohibited, (g) that has been publicly disclosed (other than in violation of this Section or any other confidentiality obligations owed to ABG, Holdings, the Borrower or any of its Subsidiaries known to the

Administrative Agent or such Lender), (h) to the National Association of Insurance Commissioners or any similar organization or any other self-regulatory body or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, or to any credit insurance provider relating to the Borrower and its obligations, (i) in connection with the exercise of any remedy hereunder or under any other Loan Document, or (j) if agreed by the Borrower in its sole discretion, to any other Person. “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis (other than in violation of this Section or any other confidentiality obligations owed to ABG, Holdings, the Borrower or any of its Subsidiaries known to the Administrative Agent or such Lender) prior to disclosure by the Borrower and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry; provided that in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 10.16 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning the Borrower and its Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.

All information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities. Accordingly, each Lender represents to the Borrower and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.

10.17     WAIVERS OF JURY TRIAL. EACH OF THE PARTIES HERETO, INCLUDING ABG, HOLDINGS, THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS, HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.18     USA Patriot Act. Each Lender hereby notifies ABG, Holdings and the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “USA Patriot Act”), it is required to obtain, verify and record information that identifies ABG, Holdings and the Borrower, which information includes the name and address of Holdings and the Borrower and other information that will allow such Lender to identify ABG, Holdings and the Borrower in accordance with the USA Patriot Act.

10.19     Acknowledgement and Consent to Bail-In of ~~EEA~~Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any ~~EEA~~Affected Financial Institution arising under any Loan Document may be subject to the write-down and conversion powers of ~~an EEA~~the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by ~~an EEA~~the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an ~~EEA~~Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such ~~EEA~~Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of ~~any EEA~~the applicable Resolution Authority.

10.20     Effect of Amendment and Restatement. Upon the Restatement Effective Date, this Agreement shall amend, and restate as amended, the Existing Credit Agreement (including any contingent amendments thereto), but shall not constitute a novation thereof or in any way impair or otherwise affect the rights or obligations of the parties thereunder (including with respect to Loans and representations and warranties made thereunder) except as such rights or obligations are amended or modified hereby. The Existing Credit Agreement as amended and restated hereby shall be deemed to be a continuing agreement among the parties, and all documents, instruments and agreements delivered pursuant to or in connection with the Existing Credit Agreement not amended and restated in connection with the entry of the parties into this Agreement shall remain in full force and effect, each in accordance with its terms, as of the date of delivery or such other date as contemplated by such document, instrument or agreement to the same extent as if the modifications to the Existing Credit Agreement contained herein were set forth in an amendment to the Existing Credit Agreement in a customary form, unless such document, instrument or agreement has otherwise been terminated or has expired in accordance with or pursuant to the terms of this Agreement, the Existing Credit Agreement or such document, instrument or agreement or as otherwise agreed by the required parties hereto or thereto.

10.21     Several Obligations. The respective obligations of the Lenders under this Agreement are several and not joint and no Lender shall be responsible for the failure of any other Lender to satisfy its obligations hereunder.

10.22     Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit

Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

As used in this Section 10, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

[Remainder of page intentionally left blank]

EXHIBIT B

Amended Schedules to the Credit Agreement

(Attached)

Schedule 1.1F

Mortgaged Properties

Address	City	State
121 98th Avenue	Oakland	CA
230 Harbor Way	S. San Francisco	CA
2005 Belvedere Road	W. Palm Beach	FL
10482 Natural Bridge Road	St. Louis	MO
300 Centre Pointe Drive	Virginia Beach	VA
2807 Fowler Street	Fort Myers	FL
1317 Canal Street	New Orleans	LA

Schedule 6.10

Post-Closing Obligations

1.    On or prior to the date that is ninety (90) days after the Second Amendment Effective Date (or such later date from time to time as consented to by the Administrative Agent in its reasonable discretion), the Administrative Agent shall have received with respect to each Mortgaged Property:

(i) first priority Mortgages with respect to each of the Mortgaged Properties, duly executed and delivered by the applicable Loan Party and suitable for recording or filing in all filing or recording offices that the Administrative Agent may reasonably deem necessary or desirable in order to create a valid and enforceable first priority lien free and clear of all defects and encumbrances except Permitted Liens;

(ii) a title and extended coverage insurance from a nationally recognized title insurance company insuring the Lien of each Mortgage in favor of the Administrative Agent on such real property as a first priority Lien, subject only to Permitted Liens, in an amount and form reasonably acceptable to the Administrative Agent), together with such endorsements or co-insurance as the Administrative Agent may reasonably request;

(iii) either a new ALTA/NSPS survey or an existing survey together with a no change affidavit sufficient for the title insurance company to remove the standard survey exception and issue the survey related endorsements;

(iv) legal opinions relating to the matters described above, which opinions shall be in form and substance reasonably satisfactory to the Administrative Agent;

(v) such other certificates, affidavits, documents and information with respect to such property as are reasonably requested by the Administrative Agent, each in form and substance reasonably satisfactory to the Administrative Agent together with evidence reasonably acceptable to the Administrative Agent of payment by Borrower of all title insurance premiums, search and examination charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgages and issuance of the title insurance policies; and

(vi) a life of loan standard flood hazard determination (together with notices about special flood hazard area status and flood disaster assistance relating thereto, duly executed by the Borrower and the applicable Loan Party) and, if any improved Mortgaged Property is located in a special flood hazard area, evidence of flood insurance as required by Section 6.5 hereof.

2.    On or prior to the earlier of (x) the date that is ten (10) Business Days after the Second Amendment Effective Date (or such later date from time to time as consented to by the Administrative Agent in its reasonable discretion) and (y) the date on which any Additional Specified Indebtedness that is secured on a pari passu basis with the Obligations is first incurred:

(a)    (i) an amended and restated Guarantee and Collateral Agreement, substantially in the form of Exhibit D to the Second Amendment, duly executed and delivered by the applicable Loan Party, together with (ii) a perfection certificate in form and substance reasonably acceptable to the Administrative Agent and (iii) to the extent not previously delivered to the Administrative Agent pursuant to the Guarantee and Collateral Agreement, each document (including any Uniform Commercial Code financing statement) required by the Guarantee and Collateral Agreement to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties (as defined in the Guarantee and Collateral Agreement), a perfected first-priority Lien on the Collateral described therein (other than with respect to Liens expressly permitted by Section 7.3), in proper form for filing, registration or recordation; and

(b)     (A) a certificate of each Loan Party, dated as of such date, substantially in the form of Exhibit C to the Credit Agreement, with appropriate insertions and attachments and (B) a good standing certificate for each Loan Party from its jurisdiction of organization; and

(c)     an executed legal opinion of Kirkland & Ellis LLP, counsel to the Borrower and its subsidiaries, substantially in the form of Exhibit E to the Credit Agreement, addressed to the Administrative Agent and the Lenders as of such date.

EXHIBIT C

Form of Liquidity Certificate

(Attached)

EXHIBIT J

FORM OF

LIQUIDITY CERTIFICATE

            , 20[    ]1

This certificate (this “Certificate”) is delivered pursuant to Section 6.2(d) of the Fifth Amended and Restated Credit Agreement, dated as of February 13, 2018 (as amended by the First Amendment thereto, dated as of February 6, 2020 and the Second Amendment thereto, dated as of April 27, 2020, and as the same may be further amended, supplemented or otherwise modified, renewed or replaced from time to time, the “Credit Agreement”), among Avis Budget Holdings, LLC (“Holdings”), Avis Budget Car Rental, LLC (the “Borrower”), Avis Budget Group, Inc., the Subsidiary Borrowers from time to time parties thereto, the Lenders referred to therein, the Co-Documentation Agents and Syndication Agent named therein and JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Pursuant to Section 6.2(d) of the Credit Agreement, the undersigned, solely in his/her capacity as a Responsible Officer of the Borrower, certifies as of the date hereof as follows:

1.    I am the duly elected, qualified and acting Responsible Officer of the Borrower.

2.    I have reviewed and am familiar with the contents of this Certificate.

3.    As of [            , 20[    ]]2, the Borrower and its Subsidiaries were in compliance with the covenant set forth in Section 7.1(b) of the Credit Agreement.

4.    Attached hereto as Attachment 1 are computations showing compliance with the covenant set forth in Section 7.1(b) of the Credit Agreement as of [            , 20[    ]]3.

IN WITNESS WHEREOF, the undersigned has caused this Certificate to be executed as of the date first written above.

AVIS BUDGET CAR RENTAL, LLC

Name:
Title:

[1]	To be delivered not later than 15 days after the end of each calendar month.
[2]	To be the last day of the calendar month to which this certificate relates.
[3]	To be the last day of the calendar month to which this certificate relates.

Attachment 1

to Liquidity Certificate

The information described herein is as of [            , 20[    ]]4.

(a) Aggregate cash and Cash Equivalents of the Borrower and its Subsidiaries minus (x) aggregate amount of cash and Cash Equivalents of the AESOP Issuer, the Centre Point Issuer, any Securitization Entity and any Subsidiary of the foregoing, (y) aggregate amount of cash and Cash Equivalents that are held in an account located in China and (z) aggregate amount of cash and Cash Equivalents which are listed as “restricted” on any balance sheet of the Borrower or any of its Subsidiaries[5], plus	$

(b) Aggregate Available Revolving Commitments of all Revolving Lenders available for Borrowings under the Credit Agreement[6]	$

Liquidity ((a) + (b))	$

[4]	To be the last day of the calendar month to which this certificate relates.
[5]

Other than any cash and Cash Equivalents that is listed as “restricted” as a result of being pledged to secure the Obligations, the Additional First Lien Secured Obligations and any other Indebtedness permitted under the Credit Agreement that is secured by the Collateral on a pari passu or junior basis to the Obligations.

[6]	Including, without limitation, after giving effect to any reduction set forth in Section 5.2(d) of the Credit Agreement.

EXHIBIT D

Form of Amended and Restated Guarantee and Collateral Agreement

(Attached)

SECOND AMENDED AND RESTATED GUARANTEE AND COLLATERAL AGREEMENT

made by

AVIS BUDGET HOLDINGS, LLC,

AVIS BUDGET CAR RENTAL, LLC

and certain of its Subsidiaries

in favor of

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

Dated as of [            ], 2020

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SECTION 7.	REMEDIAL PROVISIONS	20
7.1	Certain Matters Relating to Receivables	20
7.2	Communications with Obligors; Grantors Remain Liable	20
7.3	Pledged Stock	21
7.4	Proceeds to be Turned Over To Administrative Agent	22
7.5	Application of Proceeds	22
7.6	Code and Other Remedies	22
7.7	Registration Rights	23
7.8	Deficiency	24
7.9	Grant of Intellectual Property License	24

SECTION 8.	THE ADMINISTRATIVE AGENT	24
8.1	Administrative Agent’s Appointment as Attorney-in-Fact, etc	24
8.2	Duty of Administrative Agent	25
8.3	Execution of Financing Statements	26
8.4	Authority of Administrative Agent	26

SECTION 9.	MISCELLANEOUS	26
9.1	Amendments in Writing	26
9.2	Notices	26
9.3	No Waiver by Course of Conduct; Cumulative Remedies	27
9.4	Enforcement Expenses; Indemnification	27
9.5	Successors and Assigns	27
9.6	Set-Off	27
9.7	Counterparts	28
9.8	Severability	28
9.9	Section Headings	28
9.10	Integration	28
9.11	GOVERNING LAW	28
9.12	Submission To Jurisdiction; Waivers	28
9.13	Acknowledgements	29
9.14	Additional Grantors	29
9.15	Releases	29
9.16	WAIVER OF JURY TRIAL	30
9.17	Continuation of Security Interests	30

SCHEDULES

Schedule 1	Notice Addresses
Schedule 2	Pledged Stock and Pledged Notes
Schedule 3	Domestic Perfection Matters
Schedule 4	[Reserved]
Schedule 5	Jurisdictions of Organization and Chief Executive Offices
Schedule 6	Intellectual Property
Schedule 7	Vehicles
Schedule 8	Commercial Tort Claims

Annex I	Form of Assumption Agreement

SECOND AMENDED AND RESTATED GUARANTEE AND COLLATERAL AGREEMENT

SECOND AMENDED AND RESTATED GUARANTEE AND COLLATERAL AGREEMENT, dated as of [            ], 2020 (the “Effective Date”), made by each of the signatories hereto (together with any other entity that may become a party hereto as provided herein, the “Grantors”), in favor of JPMORGAN CHASE BANK, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”) for the Lenders (as defined below) under the Fifth Amended and Restated Credit Agreement, dated as of February 13, 2018 (as amended by: (i) the First Amendment, dated as of February 6, 2020; and (ii) the Second Amendment, dated as of April 27, 2020 (the “Second Amendment”), and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among, inter alios, AVIS BUDGET HOLDINGS, LLC, a Delaware limited liability company (“Holdings”), AVIS BUDGET CAR RENTAL, LLC, a Delaware limited liability company (the “Borrower”), Avis Budget Group, Inc., a Delaware corporation, the Subsidiary Borrowers from time to time party thereto, the several banks and other financial institutions or entities from time to time party thereto (the “Lenders”) and the Administrative Agent.

W I T N E S S E T H:

WHEREAS, Holdings, the Borrower, the lenders party thereto and the Administrative Agent are parties to the Credit Agreement;

WHEREAS, in connection with the Credit Agreement, the Borrower and certain other Grantors entered into an Amended and Restated Guarantee and Collateral Agreement dated as of May 3, 2011 (as amended, restated, amended and restated, supplemented or otherwise modified and as in effect immediately prior to the date hereof, the “Existing Guarantee and Collateral Agreement”) in favor of the Administrative Agent for the benefit of the Lenders and certain other parties in order to guarantee and secure the extensions of credit made to the Borrower thereunder and certain other extensions of credit;

WHEREAS, concurrently with the execution and delivery of this Agreement, Holdings, the Borrower, the lenders party thereto and the Administrative Agent are entering into the Second Amendment;

WHEREAS, pursuant to the Credit Agreement, the Lenders have severally agreed to make extensions of credit to the Borrower and the Subsidiary Borrowers upon the terms and subject to the conditions set forth therein;

WHEREAS, the Borrower and each Subsidiary Borrower is a member of an affiliated group of companies that includes each other Grantor;

WHEREAS, the proceeds of the extensions of credit under the Credit Agreement will be used in part to enable the Borrower and each Subsidiary Borrower to make valuable transfers to one or more of the other Grantors in connection with the operation of their respective businesses;

WHEREAS, the Borrower, each Subsidiary Borrower and the other Grantors will derive substantial direct and indirect benefit from the making of the extensions of credit under the Credit Agreement;

WHEREAS, as a condition precedent to the effectiveness of the Second Amendment, the parties hereto have agreed to amend and restate the Existing Guarantee and Collateral Agreement in its entirety as provided herein below;

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NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent and the Lenders to enter into the Second Amendment, and to continue to make their respective extensions of credit thereunder and certain other extensions of credit, each Grantor hereby agrees that the Existing Guarantee and Collateral Agreement is hereby amended and restated as of the Effective Date to read in its entirety as follows:

SECTION 1.    DEFINED TERMS

1.1    Definitions. (a) Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement, and the following terms are used herein as defined in Article 9 of the New York UCC: Account, Certificated Security, Chattel Paper, Commercial Tort Claim, Deposit Account, Documents, Equipment, Fixtures, General Intangibles, Instruments, Inventory, Letter of Credit Rights and Supporting Obligations.

(b)     The following terms shall have the following meanings:

“Agreement”: this Amended and Restated Guarantee and Collateral Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“Borrower Guarantor Obligations”: without duplicating any Borrower Obligations, all obligations and liabilities of the Borrower described in Section 2 of this Agreement.

“Borrower Obligations”: the collective reference to the unpaid principal of and interest on the Loans and Reimbursement Obligations and all other obligations and liabilities of the Borrower (including, without limitation, interest accruing at the then applicable rate provided in the Credit Agreement after the maturity of the Loans and Reimbursement Obligations and interest accruing at the then applicable rate provided in the Credit Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) to the Administrative Agent or any Lender (or, in the case of any Specified Swap Agreement and Specified Cash Management Agreements, any Affiliate of any Agent or Lender, in each case, at the time such agreement was entered into), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement, this Agreement (including, without limitation, the Borrower Guarantor Obligations), the other Loan Documents, any Letter of Credit, any Specified Swap Agreement, any Specified Cash Management Agreement or any other document made, delivered or given in connection with any of the foregoing, in each case whether on account of principal, interest, reimbursement obligations, swap coupon or termination payments, fees or indemnities or reasonable out-of-pocket costs or expenses (including, without limitation, all reasonable out-of-pocket fees and disbursements of counsel to the Administrative Agent or to the Lenders that are required to be paid by the Borrower pursuant to the terms of any of the foregoing agreements); provided that the “Borrower Obligations” shall exclude any Excluded Swap Obligations with respect to the Borrower.

“Borrower Termination Event”: as defined in Section 3.1(d).

“Collateral”: as defined in Section 4.

“Collateralized”: secured by cash collateral arrangements and/or backstop letters of credit entered into on terms and in amounts reasonably satisfactory to the Administrative Agent and the relevant Issuing Lender.

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“Collateral Account”: any collateral account established by the Administrative Agent as provided in Section 7.1 or 7.4.

“Commodity Exchange Act”: the Commodity Exchange Act (7 U.S.C.§ 1 et seq.), as amended from time to time, and any successor statute

“Copyright Licenses”: any written or oral agreement naming any Grantor as licensor or licensee (including, without limitation, those listed in Schedule 6), granting any right under any Copyright, including, without limitation, the grant of rights to manufacture, distribute, exploit and sell Copyrighted materials.

“Copyrights”: (i) all copyrights arising under the laws of the United States, any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished, all registrations, applications and recordings thereof in the United States Copyright Office and any other copyright registry office (including, without limitation, those listed in Schedule 6), and all applications in connection therewith, including, without limitation, all registrations, recordings and applications in the United States Copyright Office, and (ii) the right to obtain all renewals thereof.

“Excluded Accounts”: segregated trust fund accounts, payroll accounts, accounts used solely for making payments in respect of withholding taxes and employee benefits, trust accounts, accounts maintained solely as zero balance accounts, and escrow accounts for the benefit of unaffiliated third parties.

“Excluded Property”: as defined in Section 4.

“Excluded Swap Obligation”: with respect to any Grantor, any Swap Obligation if, and to the extent that, all or a portion of the Obligations of such Grantor, or the grant by such Grantor of a security interest to secure, such Swap Obligation (or any Obligations in respect thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (a) by virtue of such Grantor’s failure for any reason not to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the Obligations of such Grantor or the grant of such security interest would otherwise have become effective with respect to such related Swap Obligation but for such Grantor’s failure to constitute an “eligible contract participant” at such time or (b) in the case of a Swap Obligation subject to a clearing requirement pursuant to Section 2(h) of the Commodity Exchange Act (or any successor provision thereto), because such Grantor is a “financial entity,” as defined in Section 2(h)(7)(C)(i) the Commodity Exchange Act (or any successor provision thereto), at the time the Obligations of such Grantor become or would become effective with respect to such related Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Obligations or security interest are or become illegal or unlawful.

“Foreign Subsidiary Stock”: the voting Capital Stock of any Foreign Subsidiary.

“Grantor”: as defined in the preamble hereto.

“Guarantor Obligations”: with respect to any Guarantor, without duplicating any Subsidiary Borrower Obligations, all obligations and liabilities of such Guarantor which may arise under or in connection with this Agreement (including, without limitation, Section 3) or any other Loan Document, any Specified Swap Agreement or any Specified Cash Management Agreement to which such Guarantor is a party, in each case whether on account of guarantee obligations, repayment obligations,

3

reimbursement obligations, fees, indemnities or reasonable out-of-pocket costs or expenses (including, without limitation, all reasonable out-of-pocket fees and disbursements of counsel to the Administrative Agent or to the Lenders that are required to be paid by such Guarantor pursuant to the terms of this Agreement or any other Loan Document); provided that the “Guarantor Obligations” of a Guarantor shall exclude any Excluded Swap Obligations with respect to such Guarantor.

“Guarantors”: the collective reference to each Grantor other than the Borrower. For the avoidance of doubt, notwithstanding any other provision of this Agreement, the parties hereto expressly agree that no Excluded Subsidiary, Foreign Subsidiary or Securitization Entity shall be a Guarantor.

“Intellectual Property”: the collective reference to all rights, priorities and privileges with respect to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, the Copyrights, the Copyright Licenses, the Patents, the Patent Licenses, the Trademarks, the Trademark Licenses, trade secrets, know-how, and other confidential or proprietary information, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intercompany Note”: any promissory note evidencing loans or advances made by any Loan Party to Holdings or any of its Subsidiaries.

“Investment Property”: the collective reference to (i) all “investment property” as such term is defined in Section 9-102(a)(49) of the New York UCC (other than any Foreign Subsidiary Stock excluded from the definition of “Pledged Stock”) and (ii) whether or not constituting “investment property” as so defined, all Pledged Notes and all Pledged Stock.

“Issuers”: the collective reference to each issuer of any Pledged Stock.

“New York UCC”: the Uniform Commercial Code as from time to time in effect in the State of New York.

“Obligations”: (i) in the case of the Borrower, the Borrower Obligations and the Borrower Guarantor Obligations, (ii) in the case of each Guarantor which is also a Subsidiary Borrower, its Subsidiary Borrower Obligations, and (iii) in the case of each Guarantor (whether or not a Subsidiary Borrower), its Guarantor Obligations; provided that, in each case, the “Obligations” of a Grantor shall exclude any Excluded Swap Obligations with respect to such Grantor.

“Patents”: (i) all letters patent of the United States, any other country or any political subdivision thereof, all reissues and extensions thereof and all goodwill associated therewith, including, without limitation, any of the foregoing referred to in Schedule 6, (ii) all applications for letters patent of the United States or any other country and all divisions, continuations and continuations-in-part thereof, including, without limitation, any of the foregoing referred to in Schedule 6, and (iii) all rights to obtain any reissues or extensions of the foregoing.

“Patent License”: all agreements, whether written or oral, providing for the grant by or to any Grantor of any right to manufacture, use or sell any invention covered in whole or in part by a Patent, including, without limitation, any of the foregoing listed on Schedule 6.

“Pledged Notes”: all promissory notes listed on Schedule 2, all Intercompany Notes at any time issued to or held by any Grantor and all other promissory notes issued to or held by any Grantor.

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“Pledged Stock”: the shares of Capital Stock listed on Schedule 2, together with any other shares, stock certificates, options, interests or rights of any nature whatsoever in respect of the Capital Stock of any Subsidiary of any Grantor (other than any Excluded Subsidiary or any Securitization Entity) that may be issued or granted to, or held by, any Grantor while this Agreement is in effect; provided that in no event shall Pledged Stock or Collateral include more than 65% of the total outstanding Foreign Subsidiary Stock of any Foreign Subsidiary or any Capital Stock of any Foreign Subsidiary that is not a first-tier Foreign Subsidiary.

“Proceeds”: all “proceeds” as such term is defined in Section 9-102(a)(64) of the New York UCC and, in any event, shall include, without limitation, all dividends or other income from the Investment Property, collections thereon or distributions or payments with respect thereto.

“Qualified ECP Guarantor”: in respect of any Swap Obligation, each Grantor that has total assets exceeding $10,000,000 at the time the relevant Obligations or grant of the relevant security interest become effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Receivable”: any right to payment for goods sold or leased or for services rendered, whether or not such right is evidenced by any Instrument or Chattel Paper and whether or not it has been earned by performance (including, without limitation, such right if it constitutes an Account).

“Secured Parties”: the collective reference to the Administrative Agent, the Lenders and in the case, of any Specified Swap Agreement and Specified Cash Management Agreements, any affiliate of any Agent or Lender, in each case, at the time such agreement was entered into, to which Borrower Obligations, Subsidiary Borrower Obligations or Guarantor Obligations, as applicable, are owed.

“Securities Account”: as defined in Article 8 of the New York UCC.

“Securities Act”: the Securities Act of 1933, as amended.

“Subsidiary Borrower Obligations”: with respect to each Subsidiary Borrower, without duplicating any Guarantor Obligations, the collective reference to the unpaid principal of and interest on the Loans and all other obligations and liabilities of such Subsidiary Borrower (including, without limitation, interest accruing at the then applicable rate provided in the Credit Agreement after the maturity of the Loans and interest accruing at the then applicable rate provided in the Credit Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to such Subsidiary Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) to the Administrative Agent or any Lender (or, in the case of any Specified Swap Agreement and Specified Cash Management Agreements, any Affiliate of any Agent or Lender, in each case, at the time such agreement was entered into), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement, this Agreement, the other Loan Documents, any Letter of Credit, any Specified Swap Agreement, any Specified Cash Management Agreement or any other document made, delivered or given in connection with any of the foregoing, in each case whether on account of principal, interest, reimbursement obligations, swap coupon or termination payments, fees or indemnities or reasonable out-of-pocket costs or expenses (including, without limitation, all reasonable out-of-pocket fees and disbursements of counsel to the Administrative Agent or to the Lenders that are required to be paid by such Subsidiary Borrower pursuant to the terms of any of the foregoing agreements).

5

“Subsidiary Borrower Termination Event”: as defined in Section 2.1(d).

“Subsidiary Guarantor”: each Guarantor other than Holdings and the Borrower.

“Swap Obligation”: with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Trademarks”: (i) all trademarks, trade names, corporate names, company names, business names, domain names, fictitious business names, trade styles, service marks, logos and other indicators of the source of goods or services, and all goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, and all common-law rights therein, including, without limitation, any of the foregoing listed on Schedule 6, and (ii) the right to obtain all renewals thereof.

“Trademark License”: any agreement, whether written or oral, providing for the grant by or to any Grantor of any right to use any Trademark, including, without limitation, any of the foregoing referred to in Schedule 6.

“Vehicles”: all cars, trucks, trailers and other vehicles covered by a certificate of title law of any state (other than any car, truck, trailer or other vehicle securing Indebtedness permitted under Section 7.2(j), (k), (l), (m) or (n) of the Credit Agreement) and, in any event including, without limitation, all tires and other appurtenances to any of the foregoing.

1.2    Other Definitional Provisions. (a) The words “hereof,” “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Schedule references are to this Agreement unless otherwise specified.

(b)     The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(c)    Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof.

SECTION 2.    BORROWER GUARANTEE

2.1    Borrower Guarantee. (a) The Borrower hereby, unconditionally and irrevocably, guarantees to the Administrative Agent, for the ratable benefit of the Secured Parties and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by each Subsidiary Borrower when due (whether at the stated maturity, by acceleration or otherwise) of its Subsidiary Borrower Obligations.

(b)    Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of the Borrower hereunder and under the other Loan Documents in respect of its guarantee obligations shall in no event exceed the amount which can be guaranteed by the Borrower under applicable federal and state laws relating to the insolvency of debtors (after giving effect to the right of contribution established in Section 2.2).

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(c)    The guarantee contained in this Section 2 shall remain in full force and effect until all the Subsidiary Borrower Obligations (other than any unasserted contingent indemnification obligations and Obligations in respect of Specified Swap Agreements and Specified Cash Management Agreements) shall have been satisfied by payment in full, each Letter of Credit shall have terminated, expired or been Collateralized and the Commitments shall have been terminated (all of the foregoing conditions together, the “Subsidiary Borrower Termination Event”), notwithstanding that from time to time during the term of the Credit Agreement each Subsidiary Borrower may be free from any Subsidiary Borrower Obligations.

(d)    No payment made by any Subsidiary Borrower, any of the other Guarantors, any other guarantor or any other Person or received or collected by the Administrative Agent or any Lender from any Subsidiary Borrower, any of the other Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Subsidiary Borrower Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of the Borrower hereunder which shall, notwithstanding any such payment (other than any payment made by the Borrower in respect of the Subsidiary Borrower Obligations or any payment received or collected from the Borrower in respect of the Subsidiary Borrower Obligations), remain liable for the Subsidiary Borrower Obligations up to the maximum liability of the Borrower hereunder until the occurrence of the Subsidiary Borrower Termination Event.

(e)    The Borrower hereby, unconditionally and irrevocably, guarantees to the Administrative Agent, for the ratable benefit of the Secured Parties and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by Subsidiaries of the Borrower of such Subsidiaries’ obligations under Specified Cash Management Agreements and the obligations and liabilities of Subsidiaries of the Borrower under Specified Swap Agreements. For the avoidance of doubt, the guarantee provided in this clause (e) is secured by the Collateral pursuant to this Agreement.

2.2    No Subrogation. Notwithstanding any payment or payments made by the Borrower hereunder, or any set-off or application of funds of the Borrower by the Administrative Agent or any Lender, the Borrower shall not be entitled to be subrogated to any of the rights of the Administrative Agent or any Lender against the Subsidiary Borrowers or against any collateral security or guarantee or right of offset held by the Administrative Agent or any Lender for the payment of the Subsidiary Borrower Obligations, nor shall the Borrower seek or be entitled to seek any contribution or reimbursement from the Subsidiary Borrowers in respect of payments made by the Borrower hereunder, until the Subsidiary Borrower Termination Event. If any amount shall be paid to the Borrower on account of such subrogation rights at any time before the Subsidiary Borrower Termination Event, such amount shall be held by the Borrower in trust for the Administrative Agent and the Lenders, segregated from other funds of the Borrower, and shall, forthwith upon receipt by the Borrower, be turned over to the Administrative Agent in the exact form received by the Borrower (duly indorsed by the Borrower to the Administrative Agent, if required), to be applied against the Subsidiary Borrower Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine.

2.3     Amendments, etc. with respect to the Subsidiary Borrower Obligations. The Borrower shall remain obligated hereunder notwithstanding that, without any reservation of rights against the Borrower and without notice to or further assent by the Borrower, any demand for payment of any of the Subsidiary Borrower Obligations made by the Administrative Agent or any Lender may be rescinded by the Administrative Agent or such Lender and any of the Subsidiary Borrower Obligations continued, and the Subsidiary Borrower Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any Lender, and the Credit Agreement and the other Loan Documents and any other documents executed and delivered in connection therewith may be

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amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders or all Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any Lender for the payment of the Subsidiary Borrower Obligations may be sold, exchanged, waived, surrendered or released. Neither the Administrative Agent nor any Lender shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Subsidiary Borrower Obligations or for the guarantee contained in this Section 2 or any property subject thereto.

2.4    Guarantee Absolute and Unconditional. The Borrower waives any and all notice of the creation, renewal, extension or accrual of any of the Subsidiary Borrower Obligations and notice of or proof of reliance by the Administrative Agent or any Lender upon the guarantee contained in this Section 2 or acceptance of the guarantee contained in this Section 2; the Subsidiary Borrower Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 2; and all dealings between the Borrower and the Subsidiary Borrowers, on the one hand, and the Administrative Agent and the Lenders, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 2. The Borrower waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower or the applicable Subsidiary Borrower with respect to the Subsidiary Borrower Obligations. The Borrower understands and agrees that the guarantee contained in this Section 2 shall be construed as a continuing, absolute and unconditional guarantee of payment (to the extent permitted by applicable law) without regard to (a) the validity or enforceability of the Credit Agreement or any other Loan Document, any of the Subsidiary Borrower Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any Lender, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by any Subsidiary Borrower or any other Person against the Administrative Agent or any Lender, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Borrower or any Subsidiary Borrower) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Subsidiary Borrowers for the Subsidiary Borrower Obligations, or of the Borrower under the guarantee contained in this Section 2, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against the Borrower, the Administrative Agent or any Lender may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Subsidiary Borrowers or any other Person or against any collateral security or guarantee for the Subsidiary Borrower Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any Lender to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrower, any Subsidiary Borrower, or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower, any Subsidiary Borrower or any other Person or any such collateral security, guarantee or right of offset, shall not relieve the Borrower of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any Lender against the Borrower. For the purposes hereof, “demand” shall include the commencement and continuance of any legal proceedings.

2.5     Reinstatement. The guarantee contained in this Section 2 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Subsidiary Borrower Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower, any Subsidiary Borrower or any other Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower, any Subsidiary Borrower or any other Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

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2.6    Payments. The Borrower hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim in Dollars at the Funding Office.

SECTION 3.    HOLDINGS AND SUBSIDIARY GUARANTEE

3.1    Holdings and Subsidiary Guarantee. (a) Each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Administrative Agent, for the ratable benefit of the Secured Parties and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by the Borrower and the Subsidiary Borrowers when due (whether at the stated maturity, by acceleration or otherwise) of the Borrower Obligations and the Subsidiary Borrower Obligations.

(b)    Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor (other than Holdings) hereunder and under the other Loan Documents shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable federal and state laws relating to the insolvency of debtors (after giving effect to the right of contribution established in Section 3.2).

(c)    Each Guarantor agrees that the Borrower Obligations and the Subsidiary Borrower Obligations, either solely or collectively, may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing the guarantee contained in this Section 3 or affecting the rights and remedies of the Administrative Agent or any Lender hereunder.

(d)    The guarantee contained in this Section 3 shall remain in full force and effect until all the Borrower Obligations (other than any unasserted contingent indemnification obligations and Obligations in respect of Specified Swap Agreements and Specified Cash Management Agreements) and Subsidiary Borrower Obligations (other than any unasserted contingent indemnification obligations and Obligations in respect of Specified Swap Agreements and Specified Cash Management Agreements) shall have been satisfied by payment in full, each Letter of Credit shall have terminated, expired or been Collateralized, and the Commitments shall have been terminated (all of the foregoing conditions together, the “Borrower Termination Event”), notwithstanding that from time to time during the term of the Credit Agreement the Borrower may be free from any Borrower Obligations and Subsidiary Borrower Obligations.

(e)    No payment made by the Borrower, any of the Subsidiary Borrowers, any of the Guarantors, any other guarantor or any other Person or received or collected by the Administrative Agent or any Lender from the Borrower, any of the Subsidiary Borrowers, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Borrower Obligations or the Subsidiary Borrower Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Borrower Obligations or the Subsidiary Borrower Obligations or any payment received or collected from such Guarantor in respect of the Borrower Obligations or the Subsidiary Borrower Obligations), remain liable for the Borrower Obligations and the Subsidiary Borrower Obligations up to the maximum liability of such Guarantor hereunder until the occurrence of the Borrower Termination Event.

(f)    Each of the Guarantors hereby, unconditionally and irrevocably, guarantees to the Administrative Agent, for the ratable benefit of the Secured Parties and their respective successors,

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indorsees, transferees and assigns, the prompt and complete payment and performance by Subsidiaries of such Guarantor of such Subsidiaries’ obligations under Specified Cash Management Agreements and the obligations and liabilities of Subsidiaries of such Guarantor under Specified Swap Agreements. For the avoidance of doubt, the guarantee provided in this clause (f) is secured by the Collateral pursuant to this Agreement.

3.2    Right of Contribution. Each Subsidiary Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Subsidiary Guarantor shall be entitled to seek and receive contribution from and against any other Subsidiary Guarantor hereunder which has not paid its proportionate share of such payment. Each Subsidiary Guarantor’s right of contribution shall be subject to the terms and conditions of Section 3.3. The provisions of this Section 3.2 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent and the Lenders, and each Guarantor shall remain liable to the Administrative Agent and the Lenders for the full amount guaranteed by such Guarantor hereunder.

3.3    No Subrogation. Notwithstanding any payment made by any Guarantor hereunder or any set-off or application of funds of any Guarantor by the Administrative Agent or any Lender, no Guarantor shall be entitled to be subrogated to any of the rights of the Administrative Agent or any Lender against the Borrower, any Subsidiary Borrower or any other Guarantor or any collateral security or guarantee or right of offset held by the Administrative Agent or any Lender for the payment of the Borrower Obligations or the Subsidiary Borrower Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrower, any Subsidiary Borrower or any other Guarantor in respect of payments made by such Guarantor hereunder, until the occurrence of the Borrower Termination Event. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time before the occurrence of the Borrower Termination Event, such amount shall be held by such Guarantor in trust for the Administrative Agent and the Lenders, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Administrative Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Administrative Agent, if required), to be applied against the Borrower Obligations and the Subsidiary Borrower Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine.

3.4    Amendments, etc. with respect to the Borrower Obligations and Subsidiary Borrower Obligations. Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Borrower Obligations or Subsidiary Borrower Obligations made by the Administrative Agent or any Lender may be rescinded by the Administrative Agent or such Lender and any of the Borrower Obligations and the Subsidiary Borrower Obligations continued, and the Borrower Obligations and the Subsidiary Borrower Obligations or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any Lender, and the Credit Agreement and the other Loan Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders or all Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any Lender for the payment of the Borrower Obligations or the Subsidiary Borrower Obligations may be sold, exchanged, waived, surrendered or released. Neither the Administrative Agent nor any Lender shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Borrower Obligations or the Subsidiary Borrower Obligations or for the guarantee contained in this Section 3 or any property subject thereto.

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3.5    Guarantees Absolute and Unconditional. Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Borrower Obligations and Subsidiary Borrower Obligations and notice of or proof of reliance by the Administrative Agent or any Lender upon the guarantee contained in this Section 3 or acceptance of the guarantee contained in this Section 3; the Borrower Obligations and Subsidiary Borrower Obligations shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 3; and all dealings between the Borrower, the Subsidiary Borrowers and any of the Guarantors, on the one hand, and the Administrative Agent and the Lenders, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 3. Each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower, the Subsidiary Borrowers or any of the Guarantors with respect to the Borrower Obligations and the Subsidiary Borrower Obligations. Each Guarantor understands and agrees that the guarantee contained in this Section 3 shall be construed as a continuing, absolute and unconditional guarantee of payment (to the extent permitted by applicable law) without regard to (a) the validity or enforceability of the Credit Agreement or any other Loan Document, any of the Borrower Obligations or the Subsidiary Borrower Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any Lender, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrower, any Subsidiary Borrower or any other Person against the Administrative Agent or any Lender, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Borrower, any Subsidiary Borrower or such Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower for the Borrower Obligations, of any Subsidiary Borrower for the Subsidiary Borrower Obligations or of such Guarantor under the guarantee contained in this Section 3, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, the Administrative Agent or any Lender may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Borrower, any Subsidiary Borrower, any other Guarantor or any other Person or against any collateral security or guarantee for the Borrower Obligations or the Subsidiary Borrower Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any Lender to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrower, any Subsidiary Borrower, any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower, any Subsidiary Borrower, any other Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any Lender against any Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

3.6    Reinstatement. The guarantee contained in this Section 3 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Borrower Obligations or the Subsidiary Borrower Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower, any Subsidiary Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower, any Subsidiary Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

3.7    Payments. Each Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim in Dollars at the Funding Office.

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3.8    Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Agreement in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 3.8 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 3.8, or otherwise under this Agreement, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 3.8 shall remain in full force and effect until the Obligations shall have been paid in full, the Commitments have been terminated and the Letters of Credit shall have terminated, expired or been Collateralized. Each Qualified ECP Guarantor intends that this Section 3.8 constitute, and this Section 3.8 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

SECTION 4.    GRANT OF SECURITY INTEREST

Each Grantor hereby assigns and transfers to the Administrative Agent, and hereby grants to the Administrative Agent, for the ratable benefit of the Secured Parties, a security interest in, all of the following property now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest, in each case, excluding any Excluded Property (such property excluding any and all Excluded Property being collectively referred to as, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of such Grantor’s Obligations:

(a)    all Accounts;

(b)    all Chattel Paper;

(c)    all Deposit Accounts;

(d)    all Equipment;

(e)    all Fixtures;

(f)    all General Intangibles;

(g)    all Instruments;

(h)    all Documents;

(i)    all Intellectual Property;

(j)    all Inventory;

(k)    all Investment Property;

(l)    all Letter-of-Credit Rights;

(m)    all Pledged Notes;

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(n)    all Pledged Stock;

(o)    all Receivables;

(p)    all Vehicles and title documents with respect to Vehicles;

(q)    all Commercial Tort Claims set forth on Schedule 8 as supplemented from time to time;

(r)    all other property not otherwise described above (except for any property specifically excluded from any clause in this section, and any property specifically excluded from any defined term used in any clause of this section);

(s)    all books and records pertaining to the Collateral; and

(t)    to the extent not otherwise included, all Proceeds, Supporting Obligations and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing;

provided, however, that notwithstanding any of the other provisions set forth in this Section 4, this Agreement shall not constitute a grant of and the Collateral shall not include a security interest in any of the following (collectively, the “Excluded Property”): (a) any property to the extent that such grant of a security interest is prohibited by any Requirements of Law of a Governmental Authority, requires a consent not obtained of any Governmental Authority pursuant to such Requirement of Law or is prohibited by, or constitutes a breach or default under or results in the termination of or requires any consent not obtained under, any contract, license, agreement, instrument or other document evidencing or giving rise to such property or, in the case of any Investment Property, Pledged Stock or Pledged Note, any applicable shareholder or similar agreement, except to the extent that such Requirement of Law or the term in such contract, license, agreement, instrument or other document or shareholder or similar agreement providing for such prohibition, breach, default or termination or requiring such consent is ineffective under applicable law, (b) any trademark applications filed in the United States Patent and Trademark Office on the basis of such Grantor’s “intent-to-use” such trademark, unless and until acceptable evidence of use of the Trademark has been filed with the United States Patent and Trademark Office pursuant to Section 1(c) or Section 1(d) of the Lanham Act (15 U.S.C. 1051, et seq.), to the extent that granting a Lien in such Trademark application prior to such filing would adversely affect the enforceability or validity of such Trademark application; provided, that upon the filing of acceptable evidence of use of the Trademark with the United States Patent and Trademark Office such application shall be automatically subject to the security interest granted herein and deemed to be included in the Collateral, (c) Receivables classified as receivables that are “assets under vehicle programs” in the financial statements of the Borrower, (d) any interests in Vehicles leased by a Grantor pursuant to the AESOP Financing Program and/or the Centre Point Financing Program, all certificates of title with respect to such Vehicles, any other rights and agreements associated with such Vehicles, including, but not limited to, subleases, manufacturer programs and insurance policies with respect to such Vehicles, and any Proceeds of any of the foregoing and (e) any Excluded Accounts; provided, further, that in no event shall Pledged Stock include more than 65% of the total outstanding Foreign Subsidiary Stock of any Foreign Subsidiary.

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SECTION 5.    REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower and each Subsidiary Borrower thereunder, each Grantor hereby represents and warrants to the Administrative Agent and each Lender that:

5.1    Title; No Other Liens. Except for the security interest granted to the Administrative Agent for the ratable benefit of the Secured Parties pursuant to this Agreement and the other Liens permitted to exist on the Collateral by the Credit Agreement, such Grantor owns each item of the Collateral free and clear of any and all Liens or claims of others. No effective financing statement or other public notice with respect to all or any part of the Collateral is on file or of record in any public office, except such as have been filed in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, pursuant to this Agreement or as are permitted by the Credit Agreement. For the avoidance of doubt, it is understood and agreed that any Grantor may, as part of its business, grant licenses to third parties to use Intellectual Property owned by or licensed to a Grantor. For purposes of this Agreement and the other Loan Documents, such licensing activity shall not constitute a “Lien” on or “Disposition” of such Intellectual Property. Each of the Administrative Agent and each Lender understands that any such licenses may be exclusive to the applicable licensees, and such exclusivity provisions may limit the ability of the Administrative Agent to utilize, sell, lease or transfer the related Intellectual Property or otherwise realize value from such Intellectual Property pursuant hereto.

5.2    Perfected Liens. The security interests granted pursuant to this Agreement (a) upon completion of the filings and other actions specified on Schedule 3 (which, in the case of all filings and other documents referred to on said Schedule, have been delivered to the Administrative Agent in completed and duly executed form) and will, to the extent perfection may be achieved by such filings and actions, constitute valid perfected security interests in all of the Collateral in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, as collateral security for such Grantor’s Obligations under the laws of the United States, enforceable in accordance with the terms hereof against all creditors of such Grantor and any Persons purporting to purchase any Collateral from such Grantor and (b) are prior to all other Liens on the Collateral in existence on the date hereof except for (i) unrecorded Liens permitted by the Credit Agreement which have priority over the Liens on the Collateral by operation of law and (ii) in the case of Collateral other than Pledged Stock, Permitted Liens; provided, however, that additional filings in the United States Patent and Trademark Office and United States Copyright Office may be necessary with respect to the perfection of the Administrative Agent’s Lien in United States registrations and applications for Trademarks, Patents and Copyrights which are filed by, issued to, exclusively licensed to or acquired by any Grantor after the date hereof and, provided, further, no Grantor shall be required to perfect the security interests granted pursuant to this Agreement (i) by means of delivery of an agreement granting “control” (within the meaning of the applicable Uniform Commercial Code) over any Deposit Account or Securities Account (other than with respect to any Collateral Account) or (ii) in any Intellectual Property under the laws of a jurisdiction outside the United States.

5.3    Jurisdiction of Organization; Chief Executive Office. On the date hereof, such Grantor’s jurisdiction of organization and the location of such Grantor’s chief executive office or sole place of business or principal residence, as the case may be, are specified on Schedule 5. Such Grantor has furnished to the Administrative Agent a certified charter, certificate of incorporation or other organizational document and long-form good standing certificate as of a date which is recent to the date hereof.

5.4    Investment Property. (a) The shares of the Pledged Stock pledged by such Grantor hereunder constitute all the issued and outstanding shares of all classes of the Capital Stock of each Issuer owned by such Grantor or, in the case of Foreign Subsidiary Stock, if less, 65% of the outstanding Foreign Subsidiary Stock of each relevant Issuer or, if less, such amount as has been previously agreed with the Administrative Agent.

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(b)    All the shares of the Pledged Stock have been duly and validly issued and are fully paid and nonassessable.

(c)    Such Grantor is the record and beneficial owner of, and has good and marketable title to, the Investment Property pledged by it hereunder, free of any and all Liens or options in favor of, or claims of, any other Person, except the security interest created by this Agreement and any statutory Liens permitted under Section 7.3 of the Credit Agreement.

5.5    Intellectual Property. (a) Schedule 6 lists all registrations and applications recorded in the United States Patent and Trademark Office or the United States Copyright Office included in Intellectual Property owned by such Grantor in its own name on the date hereof and all licenses under which such Grantor holds or has the right to an exclusive license in registered Intellectual Property on the date hereof, including the registration or application number for such licensed Intellectual Property. With respect to any unpublished patent applications (whether disclosed on Schedule 6 or hereafter disclosed by such Grantor), such Grantor will disclose on Schedule 6 and in any subsequent report or disclosure, the application number for such patent application but not the title or subject matter. In the event that the Administrative Agent or any agent thereof discovers the title or subject matter of any such patent application prior to its publication, through any filing receipt or otherwise, the Administrative Agent will not knowingly disclose or use such information for any purpose.

(b)    On the date hereof, all material Intellectual Property owned by such Grantor is, to its knowledge, valid, subsisting, unexpired and enforceable, has not been abandoned and, to its knowledge, does not infringe upon the Intellectual Property rights of any other Person in any material respect except for the alleged infringements and enforcement activity as disclosed on Schedule 6.

(c)    Except as set forth in Schedule 6, on the date hereof, no Grantor has granted an exclusive license in the territory of the United Stated in or to (i) any of the following Trademarks: AVIS, BUDGET, and WE TRY HARDER or (ii) any Patents that cover the Wizard System.

(d)    No holding, decision or judgment has been rendered by any Governmental Authority against such Grantor which would limit, cancel or question the validity of, or such Grantor’s rights in, any Intellectual Property owned by such Grantor in any respect that could reasonably be expected to have a Material Adverse Effect.

(e)    Except for the alleged infringements and enforcement activity disclosed on Schedule 6, to such Grantor’s knowledge, no action or proceeding is pending or threatened on the date hereof seeking to limit, cancel or assert the invalidity of any Intellectual Property owned by such Grantor or such Grantor’s ownership interest therein, which, if adversely determined, would have a material adverse effect on the value of any material Intellectual Property owned by such Grantor.

5.6    Receivables. No amount payable to such Grantor under or in connection with any Receivable included in the Collateral for $500,000 or more is evidenced by any Instrument or Chattel Paper which has not been delivered to the Administrative Agent.

5.7    Vehicles. Schedule 7 is a complete and correct list of all Vehicles owned by such Grantor as of the date hereof.

5.8    Commercial Tort Claims. On the date hereof, except to the extent listed in Schedule 8, no Grantor has rights in any Commercial Tort Claim with potential value in excess of $2,000,000.

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SECTION 6.    COVENANTS

Each Grantor covenants and agrees with the Administrative Agent and the Lenders that, from and after the date of this Agreement until the Obligations (other than any unasserted contingent indemnification obligations and Obligations in respect of Specified Swap Agreements and Specified Cash Management Agreements) shall have been paid in full, no Letter of Credit shall be outstanding and the Commitments shall have terminated:

6.1    Delivery of Instruments, Certificated Securities and Chattel Paper. If any amount in excess of $500,000 payable under or in connection with any of the Collateral shall be or become evidenced by any Instrument, Certificated Security or Chattel Paper, such Instrument, Certificated Security or Chattel Paper shall be promptly delivered to the Administrative Agent, duly indorsed (including by delivery of related instruments of transfer or assignment) in a manner reasonably satisfactory to the Administrative Agent, to be held as Collateral pursuant to this Agreement. .

6.2    Payment of Obligations. Such Grantor (other than Holdings and the Borrower) will pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all obligations and liabilities in respect of taxes, assessments and governmental charges or levies imposed upon the Collateral or in respect of income or profits therefrom except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of such Grantor or except to the extent that such failure to do so could not reasonably be expected to result in a Material Adverse Effect.

6.3    Maintenance of Perfected Security Interest; Further Documentation. (a) Such Grantor shall not take any action or fail to take any action which would result in the security interest created by this Agreement as a perfected security interest having a priority which is less than that described and required in Section 5.2 and shall make commercially reasonable efforts to defend such security interest against the claims and demands of all Persons whomsoever, subject to the rights of such Grantor under the Loan Documents to dispose of the Collateral.

(b)    Such Grantor shall furnish to the Administrative Agent and the Lenders from time to time statements and schedules further identifying and describing the assets and property of such Grantor in connection therewith as the Administrative Agent may reasonably request, all in reasonable detail.

(c)    At any time and from time to time, subject to Section 5.2 and any limitations set forth in this Agreement, upon the written request of the Administrative Agent, and at the sole expense of such Grantor, such Grantor will promptly and duly execute and deliver, and have recorded, such further instruments and documents and take such further actions as the Administrative Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, (i) filing any financing or continuation statements under the Uniform Commercial Code (or other similar laws) in effect in any jurisdiction in the United States with respect to the security interests created hereby and (ii) in the case of Investment Property, Letter of Credit Rights and any other relevant Collateral, taking any actions necessary to enable the Administrative Agent to obtain “control” (within the meaning of the applicable Uniform Commercial Code) with respect thereto.

(d)    The Administrative Agent may, in its discretion, not more than once per year (or more frequently upon the occurrence and during the continuation of an Event of Default), request that the Grantors cause a title check to be performed by an independent, nationally recognized firm of certified public accountants acceptable to the Administrative Agent on a statistical sample of all Vehicles included in the Collateral designed to provide a ninety-five percent (95%) confidence level that no more than five percent (5%) of the certificates of title for such Vehicles did not correctly reference the Administrative Agent, as first lienholder, and the applicable Grantor, as owner, and cause such party to deliver a report stating that, within the confidence level set forth above, no more than five percent (5%) of the certificates of title did not correctly reference the lienholder or owner of the Vehicles described in the immediately preceding clause.

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6.4    Changes in Name, etc. Such Grantor will not, except upon fifteen (15) days’ prior written notice to the Administrative Agent, (i) change its jurisdiction of organization from that referred to in Section 5.3 or (ii) change its name. Such Grantor shall deliver to the Administrative Agent all additional executed financing statements and other documents reasonably requested by the Administrative Agent to maintain the validity, perfection and priority of the security interests provided for herein.

6.5    Notices. Such Grantor will advise the Administrative Agent (and the Administrative Agent shall advise the Lenders) promptly, in reasonable detail, of:

(a)    any Lien (other than security interests created hereby or Liens permitted under the Credit Agreement) on any of the Collateral which would adversely affect the ability of the Administrative Agent to exercise any of its remedies hereunder; and

(b)    of the occurrence of any other event which could reasonably be expected to have a material adverse effect on the aggregate value of the Collateral or on the security interests created hereby.

6.6    Investment Property. (a) If such Grantor shall become entitled to receive or shall receive any certificate (including, without limitation, any certificate representing a dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), option or rights in respect of the Capital Stock of any Issuer, whether in addition to, in substitution of, as a conversion of, or in exchange for, any shares of the Pledged Stock, or otherwise in respect thereof, such Grantor shall accept the same as the agent of the Administrative Agent and the Lenders, hold the same in trust for the Administrative Agent and the Lenders and deliver the same forthwith to the Administrative Agent in the exact form received, duly indorsed by such Grantor to the Administrative Agent, if required, together with an undated stock power covering such certificate duly executed in blank by such Grantor and with, if the Administrative Agent so requests, signature guaranteed, to be held by the Administrative Agent, subject to the terms hereof, as additional collateral security for such Grantor’s Obligations. If an Event of Default shall have occurred and be continuing, any sums paid upon or in respect of the Investment Property upon the liquidation or dissolution of any Issuer shall be paid over to the Administrative Agent to be held by it hereunder as additional collateral security for the applicable Grantor’s Obligations, and in case any distribution of capital shall be made on or in respect of the Investment Property or any property shall be distributed upon or with respect to the Investment Property pursuant to the recapitalization or reclassification of the capital of any Issuer or pursuant to the reorganization thereof, the property so distributed shall, unless otherwise subject to a perfected security interest in favor of the Administrative Agent, be delivered to the Administrative Agent to be held by it hereunder as additional collateral security for such Obligations. If any sums of money or property so paid or distributed in respect of the Investment Property shall be received by such Grantor, such Grantor shall, until such money or property is paid or delivered to the Administrative Agent, hold such money or property in trust for the Lenders, segregated from other funds of such Grantor, as additional collateral security for the Obligations.

(b)    Without the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld), such Grantor will not (i) sell, assign, transfer, exchange, or otherwise dispose of, or grant any option with respect to, the Investment Property or Proceeds thereof (except pursuant to a transaction expressly permitted by the Credit Agreement), (ii) create, incur or permit to exist any Lien or option in favor of, or any claim of any Person with respect to, any of the Investment Property or Proceeds thereof, or any interest therein, except for the security interests created by this Agreement or statutory

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Liens permitted by the Credit Agreement or nonconsensual Permitted Liens or in the case of Investment Property other than Pledged Stock, Liens permitted by the Credit Agreement, or (iii) enter into any agreement or undertaking restricting the right or ability of such Grantor or the Administrative Agent to sell, assign or transfer any of the Investment Property or Proceeds thereof, except as permitted by the Credit Agreement.

(c)    The Administrative Agent will execute and deliver (or cause to be executed and delivered) to each Grantor all such proxies and other instruments as such Grantor may request for the purpose of enabling such Grantor to exercise the voting and other rights that it is entitled to exercise and to receive the dividends or interest payments that it is authorized to receive and retain in respect of any Pledged Stock under the Credit Agreement.

(d)    In the case of each Grantor which is an Issuer, such Issuer agrees that (i) it will be bound by the terms of this Agreement relating to the Investment Property issued by it and will comply with such terms insofar as such terms are applicable to it, (ii) it will notify the Administrative Agent promptly in writing of the occurrence of any of the events described in Section 6.6(a) with respect to the Investment Property issued by it and (iii) the terms of Sections 7.3(c) and 7.7 shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 7.3(c) or 7.7 with respect to the Investment Property issued by it.

6.7    Receivables. Such Grantor will deliver to the Administrative Agent a copy of each material demand, notice or document received by it that questions or calls into doubt the validity or enforceability of more than 10% of the aggregate amount of the then outstanding Receivables included in the Collateral.

6.8    Intellectual Property. (a) Such Grantor (either itself or through licensees) will (i) to the extent consistent with reasonable commercial judgment, continue to use each material Trademark owned by such Grantor on each and every trademark class of goods applicable to its current line as reflected in its current catalogs, brochures and price lists in order to maintain such Trademark in full force free from any claim of abandonment for non-use, (ii) to the extent consistent with reasonable commercial judgment, maintain the quality of products and services offered under such Trademark at a level substantially consistent with the quality of products and services offered under such Trademark as of the date hereof, (iii) use such Trademark with the appropriate notice of registration and all other notices and legends required by applicable Requirements of Law, and (iv) not (and not authorize any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby such Trademark may become unenforceable or impaired in any way except to the extent consistent with reasonable commercial judgment. Without limitation of other provisions of this Agreement, every Trademark adopted or acquired by a Grantor that is confusingly similar to or a colorable imitation of any Trademark owned by such Grantor will automatically be included in the Collateral for all purposes of this Agreement, and, if a Grantor applies to register or registers any such Trademark, the applicable Grantor shall notify the Administrative Agent pursuant to Section 6.8(f) in order for the Administrative Agent, for the ratable benefit of the Secured Parties, to obtain a perfected security interest in such Trademark pursuant to this Agreement.

(b)    Such Grantor, to the extent consistent with reasonable commercial judgment, will not (and will not authorize its licensees to) do any act, or omit to do any act, whereby any material Patent is likely to become forfeited, abandoned or dedicated to the public.

(c)    Such Grantor, to the extent consistent with reasonable commercial judgment, will not (and will not authorize any licensee or sublicensee thereof to) (i) do any act or knowingly omit to do any act whereby any material portion of the Copyrights will be materially impaired or (ii) do any act whereby any material portion of the Copyrights may fall into the public domain.

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(d)    Such Grantor will not (and will not authorize its licensees to) do any act that knowingly uses any Intellectual Property owned by such Grantor to infringe upon the Intellectual Property rights of any other Person in any material respect.

(e)    Such Grantor will notify the Administrative Agent and the Lenders promptly if it knows, or has reason to know, that any application or registration relating to any material Intellectual Property is likely to become forfeited, abandoned or dedicated to the public, or of any material adverse determination or development (including, without limitation, the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court or tribunal in any country) regarding such Grantor’s ownership of, or the validity of, any material Intellectual Property or such Grantor’s right to register the same or to own and maintain the same.

(f)    Whenever such Grantor, either by itself or through any agent, employee, licensee or designee, shall file an application for the registration of any Intellectual Property owned by such Grantor with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, or shall acquire or exclusively license any registered Intellectual Property from a third party, such Grantor shall report such filing, acquisition or exclusive license to the Administrative Agent in accordance with Section 6 of the Credit Agreement, provided that all such disclosure is subject to the last sentence of Section 5.5 of this Agreement, and except that such report shall include all such application and recordation filings by such Grantor through the date five (5) Business Days prior to the date on which such report required by Section 6 of the Credit Agreement is sent to the Administrative Agent. Upon request of the Administrative Agent, such Grantor shall execute and deliver, and have recorded, any and all reasonably necessary agreements, instruments, documents, and papers, in a form to be mutually agreed upon by the Borrower and the Administrative Agent, as the Administrative Agent may request to evidence the Administrative Agent’s and the Lenders’ security interest (provided that such Grantor will not have an affirmative obligation to seek an application or registration for Intellectual Property which Borrower reasonably elects not to seek) in any (i) Copyright, Patent and Trademark; and (ii) any material, exclusive license grant to such Grantor with respect to any Trademark, Copyright or Patent (provided that (1) the Trademark, Copyright or Patent registration or application with respect to which such exclusive license is granted is identified in the applicable exclusive license agreement or is otherwise already known to such Grantor; and (2) such Grantor shall not be obligated to obtain the consent of any third party licensor that may be necessary to grant such security interest in such exclusive license), and the general intangibles of such Grantor relating thereto or represented thereby and, with respect to Trademarks, the goodwill of the business connected with the use of or symbolized by such Trademarks.

(g)    To the extent consistent with reasonable commercial judgment, such Grantor will take all necessary steps, including, without limitation, in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of the material Intellectual Property, including, without limitation, filing of applications for renewal, affidavits of use and affidavits of incontestability.

(h)    In the event that any material Intellectual Property owned by such Grantor is infringed, misappropriated or diluted by a third party, or any licensee of such Intellectual Property breaches the terms and conditions of the applicable license, such Grantor shall (i) take such actions as such Grantor shall reasonably deem appropriate under the circumstances to protect such Intellectual Property and (ii) if

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such Intellectual Property is of material economic value, promptly notify the Administrative Agent after it learns thereof if such infringement, misappropriation, dilution or breach is material, and, if appropriate in such Grantor’s reasonable commercial judgment, sue for infringement, misappropriation, dilution or breach of contract, seek injunctive relief and recover any and all damages for such infringement, misappropriation, dilution or breach of contract.

6.9    Commercial Tort Claims. If such Grantor shall obtain an interest in any Commercial Tort Claim with a potential value in excess of $2,000,000, such Grantor shall within sixty (60) days of obtaining such interest sign and deliver documentation acceptable to the Administrative Agent granting a security interest under the terms and provisions of this Agreement in and to such Commercial Tort Claim, including a supplement to Schedule 8 in form and substance acceptable to the Administrative Agent.

6.10    Deposit Accounts. Each Grantor shall maintain its Deposit Accounts constituting concentration accounts at the Administrative Agent or a Lender.

SECTION 7.    REMEDIAL PROVISIONS

7.1    Certain Matters Relating to Receivables.

(a)    Unless an Event of Default shall have occurred and be continuing and the Administrative Agent shall have given notice to the relevant Grantor of the Administrative Agent’s intent to exercise its corresponding rights pursuant to this Section 7.1(a), each Grantor shall be permitted to collect such Grantor’s Receivables. If required by the Administrative Agent at any time after the occurrence and during the continuance of an Event of Default, any payments of Receivables included in the Collateral, when collected by any Grantor, (i) shall be forthwith (and, in any event, within five (5) Business Days) deposited by such Grantor in the exact form received, duly indorsed by such Grantor to the Administrative Agent if required, in a Collateral Account maintained under the sole dominion and control of the Administrative Agent, subject to withdrawal by the Administrative Agent for the account of the Lenders only as provided in Section 7.5, and (ii) until so turned over, shall be held by such Grantor in trust for the Administrative Agent and the Lenders, segregated from other funds of such Grantor. Each such deposit of Proceeds of Receivables shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.

(b)    After the occurrence and during the continuance of an Event of Default, at the Administrative Agent’s request, each Grantor shall deliver to the Administrative Agent all original and other documents evidencing, and relating to, the agreements and transactions which gave rise to the Receivables included in the Collateral, including, without limitation, all original orders, invoices and shipping receipts.

7.2    Communications with Obligors; Grantors Remain Liable. (a) The Administrative Agent in its own name or in the name of others may at any time after the occurrence and during the continuance of an Event of Default communicate with obligors under the Receivables included in the Collateral to verify with them to the Administrative Agent’s satisfaction the existence, amount and terms of any Receivables included in the Collateral.

(b)    Upon the request of the Administrative Agent at any time after the occurrence and during the continuance of an Event of Default, each Grantor shall notify obligors on the Receivables included in the Collateral that the Receivables included in the Collateral have been assigned to the Administrative Agent for the ratable benefit of the Secured Parties and that payments in respect thereof shall be made directly to the Administrative Agent.

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(c)    Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of the Receivables included in the Collateral to observe and perform all the material conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. Neither the Administrative Agent nor any Lender shall have any obligation or liability under any Receivable included in the Collateral (or any agreement giving rise thereto) by reason of or arising out of this Agreement or the receipt by the Administrative Agent or any Lender of any payment relating thereto, nor shall the Administrative Agent or any Lender be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Receivable included in the Collateral (or any agreement giving rise thereto), to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

7.3    Pledged Stock. (a) Unless an Event of Default shall have occurred and be continuing and the Administrative Agent shall have given notice to the relevant Grantor of the Administrative Agent’s intent to exercise its corresponding rights pursuant to Section 7.3(b), each Grantor shall be permitted to receive all cash dividends paid in respect of the Pledged Stock and all payments made in respect of the Pledged Notes, in each case paid in the normal course of business of the relevant Issuer to the extent permitted by the Credit Agreement, to pay and declare dividends to the extent permitted by the Credit Agreement and to exercise all voting and corporate or other organizational rights with respect to the Investment Property; provided, however, that no vote shall be cast or corporate or other organizational right exercised or other action taken which, in the Administrative Agent’s reasonable judgment, would impair the Collateral or which would be inconsistent with or result in any violation of any provision of the Credit Agreement, this Agreement or any other Loan Document.

(b)    If an Event of Default shall occur and be continuing and the Administrative Agent shall give notice of its intent to exercise such rights to the relevant Grantor or Grantors, (i) the Administrative Agent shall have the right to receive any and all cash dividends, payments or other Proceeds paid in respect of the Investment Property and make application thereof to the Obligations in such order as the Administrative Agent may determine, and (ii) any or all of the Investment Property shall be registered in the name of the Administrative Agent or its nominee, and the Administrative Agent or its nominee may thereafter exercise (x) all voting, corporate and other rights pertaining to such Investment Property at any meeting of shareholders of the relevant Issuer or Issuers or otherwise and (y) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to such Investment Property as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of the Investment Property upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate or other organizational structure of any Issuer, or upon the exercise by any Grantor or the Administrative Agent of any right, privilege or option pertaining to such Investment Property, and in connection therewith, the right to deposit and deliver any and all of the Investment Property with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Administrative Agent may determine), all without liability except to account for property actually received by it, but the Administrative Agent shall have no duty to any Grantor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.

(c)    Each Grantor hereby authorizes and instructs each Issuer of any Investment Property pledged by such Grantor hereunder to (i) comply with any instruction received by it from the Administrative Agent in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Issuer shall be fully protected in so complying, and (ii) unless otherwise expressly permitted hereby, pay any dividends or other payments with respect to the Investment Property directly to the Administrative Agent.

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7.4    Proceeds to be Turned Over To Administrative Agent. In addition to the rights of the Administrative Agent and the Lenders specified in Section 7.1 with respect to payments of Receivables included in the Collateral, if an Event of Default shall occur and be continuing, all Proceeds received by any Grantor consisting of cash, checks and other near-cash items shall be held by such Grantor in trust for the Administrative Agent and the Lenders, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Administrative Agent in the exact form received by such Grantor (duly indorsed by such Grantor to the Administrative Agent, if required). All Proceeds received by the Administrative Agent hereunder shall be held by the Administrative Agent in a Collateral Account maintained under its sole dominion and control. All Proceeds while held by the Administrative Agent in a Collateral Account (or by such Grantor in trust for the Administrative Agent and the Lenders) shall continue to be held as collateral security for all the Obligations and shall not constitute payment thereof until applied as provided in Section 7.5.

7.5    Application of Proceeds. At such intervals as may be agreed upon by the Borrower and the Administrative Agent, or, if an Event of Default shall have occurred and be continuing, at any time at the Administrative Agent’s election, the Administrative Agent may apply all or any part of Proceeds constituting Collateral, whether or not held in any Collateral Account, and any proceeds of the guarantees set forth in Section 2 or 3, as applicable, in payment of the Obligations in the following order (and, to the extent applicable, in a manner consistent with the Credit Agreement):

First, to pay incurred and unpaid fees and expenses of the Administrative Agent under the Loan Documents;

Second, to the Administrative Agent, for application by it towards payment of amounts then due and owing and remaining unpaid in respect of the Obligations, pro rata among the Secured Parties according to the amounts of the Obligations then due and owing and remaining unpaid to the Secured Parties;

Third, to the Administrative Agent, for application by it towards prepayment of the Obligations, pro rata among the Secured Parties according to the amounts of the Obligations then held by the Secured Parties; and

Fourth, any balance remaining after the Obligations shall have been paid in full, no Letters of Credit shall be outstanding (other than those Letters of Credit that have been Collateralized) and the Commitments shall have terminated shall be paid over to the Borrower or to whomsoever may be lawfully entitled to receive the same.

7.6    Code and Other Remedies. If an Event of Default shall occur and be continuing, the Administrative Agent, on behalf of the Lenders, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the New York UCC or any other applicable law. Without limiting the generality of the foregoing, the Administrative Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived to the fullest extent permitted by applicable law), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, license, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or

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contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Administrative Agent or any Lender or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Administrative Agent or any Lender shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released. Each Grantor further agrees, at the Administrative Agent’s request, to assemble the Collateral and make it available to the Administrative Agent at places which the Administrative Agent shall reasonably select, whether at such Grantor’s premises or elsewhere. The Administrative Agent shall apply the net proceeds of any action taken by it pursuant to this Section 7.6, after deducting all reasonable and documented costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Administrative Agent and the Lenders hereunder, including, without limitation, reasonable and documented attorneys’ fees and disbursements, to the payment in whole or in part of the Obligations, in such order as the Administrative Agent may elect, and only after such application and after the payment by the Administrative Agent of any other amount required by any provision of law, including, without limitation, Section 9-615(a)(3) of the New York UCC, need the Administrative Agent account for the surplus, if any, to any Grantor. To the extent permitted by applicable law, each Grantor waives all claims, damages and demands it may acquire against the Administrative Agent or any Lender arising out of the exercise by them of any rights hereunder.

7.7    Registration Rights. (a) If the Administrative Agent shall determine to exercise its right to sell any or all of the Pledged Stock pursuant to Section 7.6, and if in the opinion of the Administrative Agent it is necessary or advisable to have the Pledged Stock, or that portion thereof to be sold or registered under the provisions of the Securities Act, the relevant Grantor will cause the Issuer thereof to (i) execute and deliver, and cause the directors and officers of such Issuer to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts as may be, in the reasonable opinion of the Administrative Agent, necessary or advisable to register the Pledged Stock, or that portion thereof to be sold, under the provisions of the Securities Act, (ii) use its commercially reasonable best efforts to cause the registration statement relating thereto to become effective and (iii) make all amendments thereto and/or to the related prospectus which, in the opinion of the Administrative Agent, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto. Each Grantor agrees to cause such Issuer to comply with the provisions of the securities or “Blue Sky” laws of any and all jurisdictions which the Administrative Agent shall designate and to make available to its security holders, as soon as practicable, an earnings statement (which need not be audited) which will satisfy the provisions of Section 11(a) of the Securities Act.

(b)    Each Grantor recognizes that the Administrative Agent may be unable to effect a public sale of any or all the Pledged Stock, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Administrative Agent shall be under no obligation to delay a sale of any of the Pledged Stock for the period of time necessary to permit the Issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such Issuer would agree to do so.

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(c)    Each Grantor agrees to use its best efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of the Pledged Stock pursuant to this Section 7.7 valid and binding and in compliance with any and all other applicable Requirements of Law.

7.8    Deficiency. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Obligations and the fees and disbursements of any attorneys employed by the Administrative Agent or any Lender to collect such deficiency.

7.9    Grant of Intellectual Property License. If an Event of Default shall occur and be continuing, and for so long as such Event of Default in continuing, each Grantor hereby grants to the Administrative Agent an irrevocable, non-exclusive, fully paid-up, worldwide license or (for third party rights) sublicense, to use, license or sublicense any of the Intellectual Property now or hereafter owned, licensed in (to the fullest extent permitted by such license), held for use or acquired by such Grantor (and subject to the applicable terms and conditions governing such Grantor’s rights in and to such Intellectual Property at the time of the Event of Default), for the purpose of enabling the Administrative Agent to exercise rights and remedies under Section 7 hereof at such time as it shall be lawfully entitled to exercise such rights and remedies, and for no other purpose; subject to (i) the maintenance of quality control standards with respect to all goods and services sold under any licensed Trademarks substantially consistent with those in effect immediately prior to the Event of Default in order to maintain the validity and enforceability of such Trademarks and (ii) exclusive licenses granted by such Grantor prior to the Event of Default to the extent such licenses conflict at the time of the Event of Default with the granting of other licenses in and to the same Intellectual Property. Such license or sublicense to the Administrative Agent shall include access to all media in which any of the applicable intellectual property may be recorded, processed or stored and all computer programs related thereto.

SECTION 8.    THE ADMINISTRATIVE AGENT

8.1    Administrative Agent’s Appointment as Attorney-in-Fact, etc. (a) Each Grantor hereby irrevocably constitutes and appoints the Administrative Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Administrative Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following:

(i)    in the name of such Grantor or its own name, or otherwise, take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Receivable included in the Collateral or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Administrative Agent for the purpose of collecting any and all such moneys due under any Receivable included in the Collateral or with respect to any other Collateral whenever payable;

(ii)    in the case of any Intellectual Property, execute and deliver, and have recorded, any and all agreements, instruments, documents and papers as the Administrative Agent may request to evidence the Administrative Agent’s and the Lenders’ security interest in such Intellectual Property and the goodwill connected with the use of and symbolized by any Trademarks and general intangibles of such Grantor relating thereto or represented thereby;

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(iii)    pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof;

(iv)    execute, in connection with any sale provided for in Section 7.6 or 7.7, any indorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and

(v)    (1) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Administrative Agent or as the Administrative Agent shall direct; (2) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (3) sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (4) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (5) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (6) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Administrative Agent may deem appropriate; (7) license or assign any Copyright, Patent or Trademark owned by or licensed to (to the fullest extent permitted by such license and subject to the terms and conditions of such license) such Grantor (along with the goodwill of the business connected with the use of and symbolized by any Trademarks), throughout the world for such term or terms, on such conditions, and in such manner, as the Administrative Agent shall in its reasonable discretion determine; and (8) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Administrative Agent were the absolute owner thereof for all purposes, and do, at the Administrative Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Administrative Agent deems necessary to protect, preserve or realize upon the Collateral and the Administrative Agent’s and the Lenders’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

Anything in this Section 8.1(a) to the contrary notwithstanding, the Administrative Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 8.1(a) unless an Event of Default shall have occurred and be continuing.

(b)    If any Grantor fails to perform or comply with any of its material agreements contained herein, the Administrative Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement.

(c)    The reasonable and documented out-of-pocket expenses of the Administrative Agent incurred in connection with actions undertaken as provided in this Section 8.1 shall be payable by such Grantor to the Administrative Agent in accordance with Section 10.5 of the Credit Agreement.

(d)    Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.

8.2    Duty of Administrative Agent. The Administrative Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the New York UCC or otherwise, shall be to deal with it in the same manner as the Administrative Agent

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deals with similar property for its own account. Neither the Administrative Agent, any Lender nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Administrative Agent and the Lenders hereunder are solely to protect the Administrative Agent’s and the Lenders’ interests in the Collateral and shall not impose any duty upon the Administrative Agent or any Lender to exercise any such powers. The Administrative Agent and the Lenders shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

8.3    Execution of Financing Statements. Pursuant to any applicable law, each Grantor authorizes the Administrative Agent to file or record financing statements, continuation statements, and amendments to financing statements in any jurisdictions and with any filing offices as the Administrative Agent may determine are necessary or advisable to perfect the security interest granted to the Administrative Agent in connection herewith with respect to the Collateral without the signature of such Grantor, to the extent permitted by law, in such form as the Administrative Agent determines appropriate to perfect the security interests of the Administrative Agent under this Agreement. Such financing statements may describe the Collateral in the same manner as described in this Agreement or may contain an indication or description of Collateral that describes such property in any other manner as the Administrative Agent may determine, in its sole discretion, is necessary, advisable or prudent to ensure the perfection of the security interest in the Collateral granted to the Administrative Agent in connection with this Agreement, including, without limitation, describing such property as “all assets, whether now owned or hereafter acquired” or “all personal property, whether now owned or hereafter acquired.” Each Grantor hereby ratifies and authorizes the filing by the Administrative Agent of any financing statement with respect to the Collateral made prior to the date hereof.

8.4    Authority of Administrative Agent. Each Grantor acknowledges that the rights and responsibilities of the Administrative Agent under this Agreement or any other Security Document with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, voting right, request, judgment or other right or remedy provided for herein or under any other Security Document or resulting or arising out of this Agreement or any other Security Document shall, as between the Administrative Agent and the Lenders, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and the Grantors, the Administrative Agent shall be conclusively presumed to be acting as agent for the Lenders with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

SECTION 9.    MISCELLANEOUS

9.1    Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 10.1 of the Credit Agreement.

9.2    Notices. All notices, requests and demands to or upon the Administrative Agent or any Grantor hereunder shall be effected in the manner provided for in Section 10.2 of the Credit Agreement; provided that any such notice, request or demand to or upon any Guarantor shall be addressed to such Guarantor at its notice address set forth on Schedule 1.

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9.3    No Waiver by Course of Conduct; Cumulative Remedies. Neither the Administrative Agent nor any Lender shall by any act (except by a written instrument pursuant to Section 8.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or under any other Security Document or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent or any Lender, any right, power or privilege hereunder or under any other Security Document shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Administrative Agent or any Lender of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Administrative Agent or such Lender would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

9.4    Enforcement Expenses; Indemnification. (a) Each Guarantor agrees to pay or reimburse each Lender and the Administrative Agent for all its reasonable and documented out-of-pocket costs and expenses incurred in collecting against such Guarantor under the guarantees contained in Section 2 or 3, as applicable, or otherwise enforcing or preserving any rights under this Agreement and the other Loan Documents to which such Guarantor is a party, in each case, in accordance with Section 10.5 of the Credit Agreement.

(b)    Each Guarantor agrees to pay, and to save the Administrative Agent and the Lenders harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement or any other Security Document and, to the extent applicable, in a manner consistent with Section 2.19 of the Credit Agreement.

(c)    Each Guarantor agrees to pay, and to save the Administrative Agent and the Lenders harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement or any other Security Document to the extent the Borrower would be required to do so pursuant to Section 10.5 of the Credit Agreement.

(d)    The agreements in this Section 9.4 shall survive repayment of the Obligations and all other amounts payable under the Credit Agreement and the other Loan Documents.

9.5    Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each Grantor and shall inure to the benefit of the Administrative Agent and the Lenders and their successors and permitted assigns; provided that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent.

9.6    Set-Off. Each Grantor hereby irrevocably authorizes the Administrative Agent and each Lender at any time and from time to time while an Event of Default shall have occurred and be continuing, without notice to such Grantor or any other Grantor, any such notice being expressly waived by each Grantor, to the extent permitted by applicable law, upon any amount becoming due and payable by Holdings, the Borrower or any Subsidiary Borrower under any Loan Document (whether at the stated maturity, by acceleration or otherwise), to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Administrative Agent or such Lender

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to or for the credit or the account of such Grantor. The Administrative Agent and each Lender shall notify such Grantor promptly of any such set-off and the application made by the Administrative Agent or such Lender of the proceeds thereof, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Administrative Agent and each Lender under this Section 9.6 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Administrative Agent or such Lender may have.

9.7    Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Amendment and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Administrative Agent to accept electronic signatures in any form or format without its prior written consent. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

9.8    Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.9    Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

9.10    Integration. This Agreement and the other Loan Documents represent the agreement of the Grantors, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to subject matter hereof and thereof not expressly set forth or referred to herein or in the other Loan Documents.

9.11    GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

9.12    Submission To Jurisdiction; Waivers. Each of the Agents, Lenders and each Grantor hereby irrevocably and unconditionally:

(a)    submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of

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any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York located in the Borough of Manhattan, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b)    consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)    agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Grantor at its address referred to in Section 9.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)    agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)    waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

9.13    Acknowledgements. Each Grantor hereby acknowledges that:

(a)    it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;

(b)    neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Grantors, on the one hand, and the Administrative Agent and Lenders, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)    no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Grantors and the Lenders.

9.14    Additional Grantors. Each Subsidiary of the Borrower or Holdings that is required to become a party to this Agreement pursuant to Section 6.9 of the Credit Agreement shall become a Grantor for all purposes of this Agreement upon execution and delivery by such Subsidiary of an Assumption Agreement in the form of Annex 1 hereto.

9.15    Releases. (a) At such time as the Obligations (other than any unasserted contingent indemnification obligations, and Obligations in respect of Specified Swap Agreements and Specified Cash Management Agreements) shall have been paid in full, the Commitments have been terminated and the Letters of Credit shall have terminated, expired or been Collateralized, the Collateral shall be released from the Liens created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Grantor hereunder shall automatically terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Grantors. At the request and sole expense of any Grantor following any such termination, the Administrative Agent shall promptly deliver to such Grantor any Collateral held by the Administrative Agent hereunder, and promptly execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination.

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(b)    If any of the Collateral shall be sold, transferred or otherwise disposed of by any Grantor in a transaction permitted by the Credit Agreement, then the Liens created hereby on such Collateral shall be released automatically upon consummation of such disposition, and the Administrative Agent, at the request and sole expense of such Grantor, shall promptly execute and deliver to such Grantor all releases or other documents reasonably necessary or desirable to evidence the release of the Liens created hereby on such Collateral. At the request and sole expense of the Borrower, a Subsidiary Guarantor shall be released from its obligations hereunder in the event that all the Capital Stock of such Subsidiary Guarantor shall be sold, transferred or otherwise disposed of in a transaction permitted by the Credit Agreement; provided that the Borrower shall have delivered to the Administrative Agent a written request for release identifying the relevant Subsidiary Guarantor, together with a certification by the Borrower stating that such transaction is in compliance with the Credit Agreement and the other Loan Documents.

9.16    WAIVER OF JURY TRIAL. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

9.17    Continuation of Security Interests; No Novation. All security interests, Liens and obligations created by the Existing Guarantee and Collateral Agreement are continued in full force and effect under this Agreement. The Existing Guarantee and Collateral Agreement remains in full force and effect as amended by this Agreement. This Agreement shall not extinguish the obligations for the payment of money outstanding under the Existing Guarantee and Collateral Agreement or any other Loan Document or discharge or release the Lien or priority of any Security Document or any other security therefor. Nothing herein contained shall be construed as a substitution or novation of the obligations outstanding under the Existing Guarantee and Collateral Agreement, the Credit Agreement, the other Security Documents or the other Loan Documents or a novation of the Existing Guarantee and Collateral Agreement, the Credit Agreement or any other Loan Document. The obligations outstanding under or of Existing Guarantee and Collateral Agreement, the Credit Agreement and instruments securing the same shall remain in full force and effect, except to any extent expressly modified hereby. Nothing implied in this Agreement or in any other document contemplated hereby shall be construed as a release or other discharge of any of the Loan Parties under any Loan Document from any of its obligations and liabilities as a borrower, guarantor, grantor or pledgor under any of the Loan Documents.

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IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Guarantee and Collateral Agreement to be duly executed and delivered as of the date first above written.

AVIS BUDGET HOLDINGS, LLC

AVIS BUDGET CAR RENTAL, LLC

AVIS BUDGET FINANCE, INC.

AVIS CAR RENTAL GROUP, LLC

AVIS CARIBBEAN, LIMITED

AVIS GROUP HOLDINGS, LLC

AVIS INTERNATIONAL, LTD.

AVIS RENT A CAR SYSTEM, LLC

WIZARD CO., INC.

AB CAR RENTAL SERVICES, INC.

PR HOLDCO, INC.

WIZARD SERVICES, INC.

BUDGET RENT A CAR SYSTEM, INC.

ZIPCAR, INC.

BUDGET TRUCK RENTAL LLC

By:
Name:	David T. Calabria
Title:	Senior Vice President and Treasurer

[Signature Page to Second Amended and Restated Guarantee and Collateral Agreement]

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

By:
Name:
Title:

[Signature Page to Second Amended and Restated Guarantee and Collateral Agreement]

EXHIBIT E

Form of Guarantee and Collateral Acknowledgement

April 27, 2020

Reference is made to the Fifth Amended and Restated Credit Agreement dated as of February 13, 2018 (as amended from time to time, the “Credit Agreement”) among Avis Budget Car Rental, LLC, the Lenders and other parties thereto and JPMorgan Chase Bank, N.A., as administrative agent. Capitalized terms used but not defined herein are used with the meanings assigned to them in the Credit Agreement.

Each of the parties hereto hereby acknowledges and consents to the Second Amendment, dated as of April 27, 2020 (the “Amendment”) to the Credit Agreement and agrees with respect to each Loan Document to which it is a party:

(a)    all of its obligations, liabilities and indebtedness under such Loan Document shall remain in full force and effect on a continuous basis after giving effect to the Amendment; and

(b)    all of the Liens and security interests created and arising under such Loan Document remain in full force and effect on a continuous basis, and the perfected status and priority of each such Lien and security interest continues in full force and effect on a continuous basis, unimpaired, uninterrupted and undischarged, after giving effect to the Amendment, as collateral security for its obligations, liabilities and indebtedness under the Credit Agreement and under its guarantees, if any, in the Loan Documents, including, without limitation, the obligations under the Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Guarantee and Collateral Acknowledgement to be duly executed and delivered by their respective proper and duly authorized officers as of the day and year first above written.

[ ]

By:
Name:
Title:

EXHIBIT F

Form of Guarantee Acknowledgement

April 27, 2020

Reference is made to the Fifth Amended and Restated Credit Agreement dated as of February 13, 2018 (as amended from time to time, the “Credit Agreement”) among Avis Budget Car Rental, LLC, the Lenders and other parties thereto and JPMorgan Chase Bank, N.A., as administrative agent. Capitalized terms used but not defined herein are used with the meanings assigned to them in the Credit Agreement.

Parent hereby acknowledges and consents to the Second Amendment, dated as of April 27, 2020 (the “Amendment”) to the Credit Agreement and agrees with respect to each Loan Document to which it is a party that all of its obligations, liabilities and indebtedness under such Loan Document shall remain in full force and effect on a continuous basis after giving effect to the Amendment.

IN WITNESS WHEREOF, the undersigned has caused this Guarantee Acknowledgement to be duly executed and delivered by its respective proper and duly authorized officers as of the day and year first above written.

AVIS BUDGET GROUP, INC.

By:
Name:
Title: